As filed with the Securities and Exchange Commission on April 28, 2006
File No.: 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	6531	94-1424307
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
500 West Monroe Street, Suite 2800
Chicago, IL 60661
Phone: (312) 698-6700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark E. Rose
Chief Executive Officer
Grubb & Ellis Company
500 West Monroe Street, Suite 2800
Chicago, IL 60661
Phone: (312) 698-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clifford A. Brandeis, Esq. Zukerman Gore & Brandeis, LLP 875 Third Avenue New York, NY 10022 (212) 223-6700 (212) 223-6433 — Facsimile	Thomas R. Brome, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000 (212) 474-3700 — Facsimile

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

Proposed Maximum
	Aggregate	Amount of
Title of Each Class of	Offering	Registration
Security being Registered	Price(1)(2)	Fee

Common Stock, par value $.01 per share	$237,187,500	$25,379.06(2)

(1)	Includes common stock issuable upon exercise of the underwriter’s over-allotment option, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 28, 2006
PRELIMINARY PROSPECTUS

15,000,000 Shares
Common Stock
________________________________________________________________________________
We are selling 10,000,000 shares of our common stock and the selling stockholder named in this prospectus, an entity affiliated with the Chairman of our Board of Directors, is selling 5,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholder.
Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “GBEL.” We intend to apply to have our common stock listed on a national securities exchange, with such listing effective upon the closing of this offering. On April 27, 2006, the last reported sale price of our common stock was $14.00.
Investing in our common stock involves a high degree of risk. Please see “Risk Factors” beginning on page 11.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholder	$	$
We and the selling stockholder have granted the underwriters a 30-day option to purchase a maximum of 2,250,000 additional shares of common stock on the same terms and conditions set forth above to cover over-allotments.
Deutsche Bank Securities Inc., acting as the representative of the several underwriters, expects to deliver our securities to investors in the offering on or about                     , 2006.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Deutsche Bank Securities
The date of this prospectus is                     , 2006.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
      Until                     , 2006,1 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

[1]	25 days after the date of this prospectus

i

PROSPECTUS SUMMARY
      This summary highlights some of the information provided elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, particularly the “Risk Factors” beginning on page 11 and our consolidated financial statements and the related notes. References in this prospectus to “Grubb & Ellis,” the “company,” “we,” “us” and “our” refer to Grubb & Ellis Company and our subsidiaries, unless the context specifically indicates otherwise.
      Except as otherwise expressly stated herein to the contrary, all references in this prospectus to shares of our common stock outstanding as of or after the date hereof give effect to the issuance to the selling stockholder, simultaneously upon the closing of this offering, of 11,173,925 shares of our common stock as a portion of the consideration paid to the selling stockholder by us for its agreement to exchange all of its shares of our Series A-1 Preferred Stock.
Our Business
      Grubb & Ellis Company is one of the oldest and most recognized full service commercial real estate services firms in the United States. Founded nearly 50 years ago in Northern California, we have grown to become one of the largest publicly traded real estate services organizations in the world as measured by revenues. For the most recent fiscal year ended June 30, 2005, we generated revenues of $464 million and operating income of $14.4 million.
      Drawing on the resources of nearly 5,000 real estate professionals, including a brokerage sales force of approximately 1,500 brokers nationwide in our and our affiliates’ offices, representing one of the largest brokerage sales forces in the industry, we and our affiliates combine local market knowledge with a national service network to provide innovative, customized solutions for real estate owners, corporate occupants and investors.
      With a network of over 105 offices (over 50 owned by us and over 55 affiliate offices) we have one of the largest footprints in the industry, allowing us to execute locally in all primary markets and key secondary and tertiary markets throughout the United States on behalf of our clients. This strong local market presence enables us to deliver a full range of commercial real estate services to corporate and institutional clients with multiple real estate needs, including complete outsourcing solutions.
      Services are provided at every stage of the real estate process, including but not limited to, strategic planning, feasibility studies and site selection, leasing, construction management, lease administration, acquisitions and dispositions. Our clients include many Fortune 500 companies as well as institutional and private investors, retailers, government and academic institutions and other users of office and industrial space.
      Whether executing for a client with a single location or one with facilities in multiple regions, our professionals offer local market expertise and strategic insight into real estate decisions. This advice is supported by a network of approximately 95 research professionals, who produce in-depth market research, plus additional market research generated by our affiliate offices. In addition, this advice is also supported by Specialty Practice Groups focusing on industry segments including office, industrial, retail, private capital, institutional investment and land.
Current Business Platform and Organization
      We provide a full range of real estate services, including transaction, management and consulting services, for both local and multi-location clients. We report our revenue by two business segments, Transaction Services, which comprises our brokerage operations, and

Management Services, which includes third-party property management, corporate facilities management, client accounting, and engineering services.
Transaction Services
      We typically receive fees for brokerage services based on a percentage of the value of the lease or sale transaction. Some transactions may stipulate a fixed fee or include an incentive bonus component based on the performance of the brokerage professional or client satisfaction. Although transaction volume can be subject to economic conditions, brokerage fee structures remain relatively constant through both economic upswings and downturns.
      A significant portion of the services we provide are transaction-related services, in which we represent the interests of tenants, owners, buyers or sellers in leasing, acquisition and disposition transactions. These transaction services involve various types of commercial real estate, including office, industrial, retail, hospitality and land.
      In addition to traditional transaction services, we provide our clients with consulting services, including site selection, feasibility studies, exit strategies, market forecasts, appraisals, project management, strategic planning and research services. For our larger corporate and institutional clients, these services are coordinated through an account management process that provides a single point of contact.
      Transaction Services has represented the larger portion of our operations, and in fiscal years 2005, 2004 and 2003, represented 57.8%, 56.6% and 56.6% of our total revenue, respectively. In 2005, our brokerage professionals and affiliates completed transactions with an aggregate transaction value of approximately $27.5 billion.
Management Services
      Management Services develops and implements property level strategies to increase investment value for real estate owners and optimize occupancy costs for corporate owners and users of real estate. Management Services provides two primary service capabilities: (i) property management for property owners and (ii) facilities management for corporate owners and users.
      The property management services we offer include: (i) oversight of building management services such as maintenance, landscaping, security, energy management, owner’s insurance, life safety, environmental risk management and capital repairs; (ii) tenant relations services such as promotional activities, processing tenant work orders and lease administration services; (iii) interfacing with tenants’ development and construction services personnel in coordinating tenant finish; and (iv) financial management services including financial reporting and analysis.
      Our facilities management business provides comprehensive portfolio and property management services to corporations and institutions that outsource their real estate management functions. Our facilities management unit also serves as an important “port of entry” for our transactional services, including but not limited to, consulting services, site selection, feasibility studies, exit strategies, market forecasts, appraisals, project management, strategic planning and research services.
      Management Services has represented 42.2%, 43.4% and 43.4% of our total revenue, in fiscal years 2005, 2004 and 2003, respectively. Approximately 73% of this segment’s revenue is comprised of reimbursed salaries, wages and benefits, wherein, typically the owner of a property will reimburse us for on-site employee salaries and related benefit costs that are incurred on behalf of the owner. The remaining revenues in this business segment are typically generated through monthly fees based on a percentage of rental revenue for property management services and negotiated monthly or annual fees for facilities management services. As of March 31, 2006, we managed approximately 158 million square feet of property.

Industry Overview
      Within the United States, the commercial real estate services industry is large and highly fragmented, with thousands of companies providing asset management, investment management and brokerage services. In recent years the industry has experienced substantial consolidation, a trend that is expected to continue.
      The top 25 brokerage companies collectively completed nearly $670 billion in investment sales and leasing transactions in 2005, according to a survey by the National Real Estate Investor of real estate brokerage companies related to Investment Sales & Leasing Transactions for 2005. From a transaction services perspective, with approximately $27.5 billion of transactions completed by us and our affiliates in 2005, we ranked in the top ten in this survey. The largest brokerage company in the survey completed approximately $150 billion in transactions in 2005.
      Within the management services business, according to a recent survey by Commercial Property News, the top 33 companies in the industry manage over 6.5 billion square feet of commercial property. We rank as the 11th largest property management company in this survey with 153 million square feet (at the time of the survey) under management. The largest company in the survey had 989 million square feet under management.
Competition
      We compete in a variety of service businesses within the commercial real estate industry. Each of these business areas is highly competitive on a national as well as local level. We face competition not only from other regional and national service providers, but also from global real estate providers, boutique real estate advisory firms and appraisal firms. Although many of our competitors are local or regional firms that are substantially smaller than we are, some of our competitors are substantially larger than us on a local, regional, national or international basis. Our significant competitors include CB Richard Ellis, Jones Lang LaSalle, Trammell Crow and Cushman & Wakefield, the first two of which have global platforms. We believe that we need such a platform in order to effectively compete for the business of large multi-national corporations seeking a single real estate services provider. While there can be no assurances that we will be able to continue to compete effectively, maintain current fee levels or margins, or maintain or increase our market share, based on our competitive strengths discussed below, we believe that we can operate successfully in the future in this highly competitive industry.
Our Competitive Strengths
      We believe we possess a number of competitive strengths that will contribute to our future growth. These strengths include:
      Our brand. In addition to being one of the oldest full service real estate services firms in the U.S., our strong brand recognition is a distinct competitive advantage. We ranked as the fourth most recognized commercial real estate brand in 2005, according to The Lipsey Co.’s annual survey of 20,000 commercial real estate practitioners and leaders. This strong brand recognition gives us an advantage in business development, the recruitment and retention of the industry’s top professionals and attracting leading local firms to join our affiliate network.
      Geographic reach. With a network of over 105 offices that includes nearly 5,000 professionals, we have one of the largest footprints and most substantial brokerage sales force in the industry. We are among a handful of real estate services providers that can execute locally in all primary markets and key secondary and tertiary markets throughout the United States. This strong local market presence enables us to deliver a full range of commercial real estate services to corporate and institutional clients with multiple real estate needs, including complete outsourcing solutions. We also harness the collective expertise of our professionals through the Grubb & Ellis Specialty Council system, which provides a regular forum for our professionals around the country to network within their chosen specialty. Over the past year, separate Specialty Councils have been created for office, industrial, retail, private capital, investment and land professionals. These groups include representatives from various offices, and meet and exchange information on a regular basis.
      Comprehensive and integrated solutions. We provide a full range of real estate services, including transaction, management and consulting services, for both local and multi-location clients. Our teams of specialists cover all aspects of commercial real estate, including office, industrial, retail, investment, multi-housing and land. These multi-disciplinary teams work together as well as with our clients, which are owners, occupants and investors, to assess the ways in which real estate issues relate to our clients’ strategic business objectives.
      Our research. We have built a reputation for delivering timely, accurate and insightful real estate research and analyses. We pioneered the concept of hiring professional research managers in the mid-1980s, and today we employ approximately 95 research professionals in our owned offices. Our professional researchers work closely with our local real estate sales professionals, providing them with first-hand market intelligence that enhances industry data. We believe the combination of industry data, market intelligence and our proprietary, centralized data warehouse that regularly tracks and updates more than 170,000 industrial properties in 46 markets, 33,600 office properties in 56 markets and 4,500 retail properties in 11 markets allow us to publish in-depth market research and customized analyses and reports that benefit our clients’ real estate decisions.
      Our client service. By structuring our business to meet the needs of our clients, we have established long-term relationships with our clients, including many Fortune 500 companies and large institutional owners. For nearly a decade, we have assigned dedicated client relationship managers to our largest corporate and institutional clients. These relationship managers draw from the resources of our entire network to ensure that the real estate needs of our multi-market clients are met at every level. It is this personalized service that has lead to long-term relationships and increased cross-selling opportunities.
      Our management team. We recognize that a key component of our success is the experience and quality of our management team and employees. Mark E. Rose was named Chief Executive Officer in March 2005. Mark brings nearly 20 years of real estate services experience to Grubb & Ellis, including 12 years at Jones Lang LaSalle, where he was most recently Chief Operating Officer and Chief Financial Officer of the Americas. Our Transaction Services and Management Services businesses are run by two veteran executives, Bob Osbrink and Maureen Ehrenberg, respectively. Ms Ehrenberg has more than 20 years of commercial real estate experience, including nine with the company. Mr. Osbrink has been with the company for 18 years and has a total of 32 years of real estate experience. Ms. Frances Lewis, our Senior Vice President Marketing and Communications has more than 23 years real estate experience and has been with us for 18 months. Over the past six months, the executive management team has been expanded to include Chief Financial Officer Shelby Sherard and General Counsel Robert Slaughter.
Our Growth Strategy
      In March 2005, Mark E. Rose joined Grubb & Ellis as Chief Executive Officer, and over the past year, we have devised and embraced an aggressive strategic plan that is designed to take advantage of the opportunities that exist in the real estate services industry by strategically building on our core domestic capabilities, and leveraging our existing domestic platform by adding global capabilities so that we can provide comprehensive solutions to clients. Our strong brand recognition, extensive footprint, comprehensive product offering, local market research and high client satisfaction provide a solid foundation for continued strong growth.
Implemented Strategic Initiatives
      Strengthened presence in key markets. We have made significant recruiting gains over the past 12 months and hired new managers in our New York region and another to oversee our Washington, D.C. area offices, two areas where we believe there is significant growth potential for us. We recruited both of these individuals from industry competitors, and both have extensive industry experience advising Fortune 500 clients. We intend to continue to recruit and hire top talent to strengthen our presence in key markets.
      Expanded service offerings. In October 2005, we created a national project management business, which will allow us to better service the needs of our corporate clients. This group oversees construction management projects for corporate users and tenants, expands our facilities management offering and provides an additional revenue stream. The group is currently staffed with six project management professionals and we intend to expand this group as the demand for this business increases.
      In March 2006, our affiliate, Grubb & Ellis Realty Advisors, Inc. raised net proceeds of approximately $135,750,000 from an initial public offering and our initial equity investment of $2.5 million. We formed Realty Advisors to acquire, through purchase, asset acquisition or other business combination, one or more United States commercial real estate properties and/or assets, principally industrial and office properties. We currently own approximately 19% of the common stock of Realty Advisors and our Chairman of the Board, Chief Executive Officer and Chief Financial Officer each serve in the same capacity for Realty Advisors. Pursuant to various agreements that we have entered into with Realty Advisors, we will serve as their exclusive agent with respect to commercial real estate brokerage and consulting services related to real property acquisitions, dispositions, project management and agency leasing, and will also serve as the sole exclusive managing agent for all real property acquired by Realty Advisors. In the event that Realty Advisors does not complete a transaction having a value of approximately $108 million prior to September 2007 (subject to extension to March 2008 in certain circumstances) Realty Advisors will be required to liquidate and dissolve.
      Expanded our client relationship teams. In order to expand corporate client relationships, we have added experienced client relationship managers in New York, Denver and Atlanta. We remain committed to offering a single point of contact for our clients to meet their numerous real estate requirements. We believe this approach to client management will lead to stronger client relationships and allow us to capture a larger share of our clients’ real estate services expenditures.
      Realigned and strengthened our capital and ownership structure. In December 2005 we repurchased approximately 5.9 million shares of our common stock in a privately negotiated transaction, for an aggregate purchase price of approximately $23.4 million, or $4 per share. At the time, our share price was $7.10. In April 2006 we increased our existing senior secured credit facility with Deutsche Bank Trust Company Americas from $60 million to $100 million and extended the maturity of this facility for an additional year. On April 28, 2006, we entered into an agreement with the selling stockholder, the beneficial owner of all of our issued and outstanding shares of Series A-1 Preferred Stock, to exchange all of our Series A-1 Preferred Stock, for (i) 11,173,925 shares of our common stock, which is the common share equivalent that the holder of the Series A-1 Preferred Stock is entitled to receive upon a liquidation, merger, consolidation, sale or change in control of the Company, and (ii) a payment by us of $10,056,532.50 (or $.90 per share of each newly issued share of common stock). This preferred stock exchange will occur simultaneously with, and is expressly conditioned upon, the closing of this offering.

Future Strategic Initiatives
      Leverage our existing platform. We intend to capitalize on cross-selling opportunities by leveraging relationships with our long-standing client base. By offering our comprehensive menu of services and products, we believe we can design innovative solutions for our clients and maximize revenue per client by expanding our existing client relationships. Additionally, we believe we have built an infrastructure platform that can be further leveraged providing future economies of scale from both internal growth and acquisitions.
      Strengthen our domestic platform. The industry continues to undergo consolidation among real estate service providers. One key use of the proceeds from this offering will be to selectively pursue strategic acquisitions in order to significantly increase our brokerage and management network and enhance our product and service offerings. We also intend to recruit and hire top talent to increase our presence in key markets.
      Build a comprehensive global network. Since terminating our international alliance with Knight Frank as of December 31, 2005, we have been successful in meeting our multi-market clients’ global needs by working with local providers that we believe offer best-in-class service. However, we believe that in order to capture a sizeable share of the increasing revenue associated with opportunities that require us to have both domestic and international capabilities, we must build a comprehensive global network either through strategic acquisitions of international real estate service firms, or by opening new offices in 5-8 key markets throughout Europe and Asia. Either one of these pursuits will require substantial capital investment.

The Offering

Common stock offered by us	10,000,000 shares

Common stock offered by the selling stockholder	5,000,000 shares

Over-allotment Option	In addition, we and the selling stockholder will grant the underwriters an option to purchase an aggregate of up to 2,250,000 shares of our common stock to cover over-allotments.

Common stock outstanding before this offering	20,752,950 shares(1)

Common stock outstanding after this offering	30,752,950 shares(2)

The selling stockholder is offering for sale shares of our common stock that they have previously purchased from us. Accordingly, the number of shares of our common stock that are outstanding after the offering will be increased by the number of shares we are selling in the offering but not the number of shares the selling stockholder is selling.

Use of proceeds	We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including potential domestic and international acquisitions of companies and hiring of employees to strengthen our presence in key markets and expand or enhance our product offerings. We have from time to time considered the acquisition of complementary companies, assets and businesses and expect to continue to evaluate such opportunities. We currently have no commitments or agreements to make any acquisitions and we cannot assure you that we will make any acquisitions in the future. We will not receive any of the proceeds from the sale of common stock by the selling stockholder. You should read the discussion in the “Use of Proceeds” section of this prospectus for more information.

Trading	The common stock is not listed for trading on any national exchange or for quotation on Nasdaq, but currently trades on the Over-the-Counter Bulletin Board under the symbol “GBEL”. We intend to apply to have our common stock listed on a national securities exchange, with such listing effective upon the closing of this offering.

Risk factors	See “Risk Factors” beginning on page 11 and the other information in this prospectus for a discussion of factors you should consider carefully before you decide to invest in our common stock.

(1)	Assumes the issuance of 11,173,925 shares of our common stock in exchange for all of our issued and outstanding shares of Series A-1 Preferred Stock, all of which are beneficially owned by the selling stockholder.

(2)	The number of shares of our common stock that will be outstanding after this offering assumes no exercise of the over-allotment option and excludes:

•	an aggregate of 1,195,545 shares issuable upon the exercise of outstanding options granted pursuant to our 1990 Amended and Restated Stock Option Plan, our 1993 Stock Option Plan for Outside Directors, our 1998 Stock Option Plan and our 2000 Stock Option Plan;

•	25,000 shares of common stock issuable upon exercise of an outstanding warrant; and

•	435,825 restricted shares of common stock, 382,633 of which remain subject to vesting.
Unless otherwise noted above, all information in this prospectus assumes no exercise of the underwriter’s over-allotment option.

Summary Consolidated Financial Data
(In thousands, except share data)
      The following table is a summary of our historical consolidated financial data as of and for the periods presented. You should read this data along with the information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes hereto of the Company included elsewhere in this Prospectus.

	Nine Months Ended
	March 31,		Years Ended June 30,

	2006	2005	2005	2004	2003	2002	2001

Statement of Operations Data:
Total services revenue	$370,551	$348,698	$463,535	$440,554	$425,946	$431,446	$516,610
Net income (loss) to common stockholders	4,418	7,128	12,378	12,576	(17,902)	(15,477)	1,369
Benefit (provision) for income taxes	(594)	(75)	152	2,821	(2,432)	1,187	(5,102)
(Increase) decrease in deferred tax asset valuation allowance	(1,864)	3,543	5,208	7,853	(7,707)	(5,214)	—
Income (loss) from continuing operations	4,418	8,017	13,267	14,194	(16,772)	(15,477)	4,502
Income (loss) from continuing operations per common share
— Basic	0.35	0.47	0.82	0.83	(1.19)	(1.09)	0.26
— Diluted	0.34	0.47	0.81	0.83	(1.19)	(1.09)	0.25
Weighted average common shares
— Basic	12,758,619	15,110,911	15,111,898	15,097,371	15,101,625	14,147,618	17,051,546
— Diluted	13,095,665	15,201,924	15,221,982	15,101,183	15,101,625	14,147,618	17,975,351
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	4,113	6,610	17,954	14,531	(1,245)	4,319	8,009
Net cash used in investing activities	(5,263)	(1,596)	(2,238)	(1,097)	(3,333)	(7,442)	(6,721)
Net cash provided by (used in) financing activities	(18,578)	(4,272)	(4,272)	(12,401)	(4,431)	9,960	(11,902)
EBITDA(1)	10,936	13,315	20,109	23,538	5,486	(1,749)	27,919

	At March 31,		At June 30,

	2006	2005	2005	2004	2003	2002	2001

Consolidated Balance Sheet Data:
Total assets	$71,826	$76,694	$84,620	$73,715	$75,102	$90,377	$92,426
Working capital	(551)	12,789	18,094	8,622	(2,723)	4,251	1,216
Long-term debt	25,000	25,000	25,000	25,000	—	36,660	29,000
Long-term debt — affiliate	—	—	—	—	31,300	—	—
Other long-term liabilities	7,275	7,434	6,628	7,551	10,323	10,396	9,734
Stockholders’ equity	7,301	19,118	24,497	14,623	255	5,866	16,316
Book value per common share	0.73	1.26	1.62	0.97	0.02	0.39	1.22
Common shares outstanding	9,961,658	15,114,871	15,114,871	15,097,371	15,097,371	15,028,839	13,358,615

(1)	EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income. EBITDA is widely used in the real estate industry as a measure of operating performance and ability to service debt. However, EBITDA should not be considered as an alternative either to (i) net earnings (determined in accordance with generally accepted accounting principles

(GAAP)); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity. Other companies may define EBITDA differently, and, as a result, such measures may not be comparable to our EBITDA.
      EBITDA is reconciled to income (loss) before income taxes as follows:

	Nine Months Ended
	March 31		Years Ended June 30,

	2006	2005	2005	2004	2003	2002	2001

EBITDA	10,936	13,315	20,109	23,538	5,486	(1,749)	27,919
Less:
Depreciation and amortization	(5,090)	(4,302)	(5,742)	(6,736)	(7,802)	(10,706)	(11,635)
Special Charges	—	—	—	(3,224)	(9,500)	(1,749)	(6,222)
Net interest expense	(834)	(921)	(1,252)	(2,205)	(2,524)	(2,460)	(458)
Income (loss) before income taxes	5,012	8,092	13,115	11,373	(14,340)	(16,664)	9,604
Preferred Stock Exchange
      On April 28, 2006, we entered into an agreement with the selling stockholder, an affiliate of our Chairman of the Board of Directors and the beneficial owner of all of our issued and outstanding shares of our Series A-1 Preferred Stock, to exchange all of the Series A-1 Preferred Stock, for (i) 11,173,925 shares of our common stock, which is the common share equivalent that the holder of the Series A-1 Preferred Stock is entitled to receive upon a liquidation, merger, consolidation, sale or change in control of the Company, and (ii) a payment by us of $10,056,532.50 (or $.90 per share of each newly issued share of common stock). This preferred stock exchange will occur simultaneously with, and is expressly conditioned upon, the closing of this offering.

RISK FACTORS
      Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial conditions or results of operations may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business
A downturn in the general economy or the real estate market would harm our business.
      Our business is negatively impacted by periods of economic slowdown or recession, rising interest rates and declining demand for real estate. These economic conditions could have a number of effects, which could have a material adverse impact on certain segments of our business, including the following:

•	a decline in acquisition, disposition and leasing activity;

•	a decline in the supply of capital invested in commercial real estate;

•	a decline in the value of real estate and in rental rates which would cause us to realize lower revenue from:

•	property management fees, which in certain cases are calculated as a percentage of the revenue of the property under management; and

•	commissions or fees derived from property valuation, sales and leasing, which are typically based on the value, sale price or lease revenue commitment, respectively.
      The real estate market tends to be cyclical and related to the condition of the economy and to the perceptions of investors and users as to the economic outlook. A downturn in the economy or the real estate markets could have a material adverse effect on our business, financial condition or results of operations.
We are in a highly competitive business with numerous competitors, some of which may have greater financial and operational resources than we do.
      We compete in a variety of service disciplines within the commercial real estate industry. Each of these business areas is highly competitive on a national as well as on a regional and local level. We face competition not only from other national real estate service providers, but also from global real estate service providers, boutique real estate advisory firms, consulting and appraisal firms. Depending on the product or service, we also face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than we do. We are also subject to competition from other large national and from multi-national firms that have similar service competencies to ours. Although many of our competitors are local or regional firms that are substantially smaller than us, some of our competitors are substantially larger than us on a local, regional, national or international basis. In general, there can be no assurance that we will be able to continue to compete effectively, to maintain current fee levels or margins, or maintain or increase our market share. Further, since the expiration of our global alliance with Knight Frank effective as of December 31, 2005, there can be no assurances that we can effectively compete on an international basis.

As a service-oriented company, we depend on key personnel, and the loss of our current personnel or our failure to hire and retain additional personnel could harm our business.
      We depend on our ability to attract and retain highly skilled personnel. We believe that our future success in developing our business and maintaining a competitive position will depend in large part on our ability to identify, recruit, hire, train, retain and motivate highly skilled executive, managerial, sales, marketing and customer service personnel. Competition for these personnel is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. Our failure to recruit and retain necessary executive, managerial, sales, marketing and customer service personnel could harm our business and our ability to obtain new customers. For example, in February 2006 we lost our number one broker, measured in terms of revenue production, who accounted for approximately 2% of our total revenue for the 2005 calendar year.
We have recently made several significant changes to our senior management team, so many of our executive officers and key personnel have only worked together and for us for a short period of time.
      In March 2005, we hired Mark E. Rose as our Chief Executive Officer. In October 2005, we hired Shelby E. Sherard as our Chief Financial Officer and, in April 2006, we hired Robert Z. Slaughter as our General Counsel. As a result of these recent changes in senior management, our senior officers and other key management personnel have only worked together and for us for a short period of time. We cannot assure you that they will fully integrate themselves into our business or that they will effectively manage our business affairs. Our failure to assimilate the new members of management, the failure of the new members of management to perform effectively, or the loss of any of the new members of management could have a material adverse effect on our business, financial condition and the results of operations.
If Grubb & Ellis Realty Advisors, Inc., our affiliate, is forced to liquidate and dissolve it would be harmful to us.
      The failure of Grubb & Ellis Realty Advisors, Inc. (“Realty Advisors”), our affiliate, to effect a business combination would require that entity to liquidate and dissolve, which could harm us because of our association with that entity. Realty Advisors is obligated to complete a business combination that has a transaction value of at least approximately $108 million by September 2007 (subject to extension under certain circumstances to March 2008). In order to consummate any such business combination (i) Realty Advisors must obtain the approval of the holders of the majority of the common stock held by its stockholders who acquired their shares of common stock in the initial public offering, or thereafter and (ii) and no more than 19.99% of its stockholders vote against the business combination and request the return of their money from escrow. In the event Realty Advisors fails to effect a business combination in the timeframe mentioned above, Realty Advisors will automatically liquidate and dissolve. Some of the ways this could harm us are:

•	It could damage our reputation, because of our close association with that entity. The damage to our reputation and the resulting impact on our stock price is difficult to quantify.

•	We would lose our entire investment in that entity. We have provided $2.5 million in equity capital to Realty Advisors. In addition, in connection with Realty Advisor’s initial public offering, we entered into an agreement with Deutsche Bank Securities Inc. obligating us to purchase, during the period commencing May 3, 2006 and continuing through June 28, 2006, and to the extent warrants are available, up to $3,500,000 of Realty Advisors’ warrants in the public marketplace if the price is $0.70 or less per warrant. Although Realty Advisors’ public stockholders will be entitled to the receive any remaining amounts held in escrow as part of its initial public offering after third party claims, we will forfeit our entire initial investment of $2.5 million and any warrants purchased by us in the open market will expire worthless.

•	We would lose the opportunity to earn revenues and fees in accordance with the terms and conditions of our agreements with Realty Advisors. We entered into various agreements with Realty Advisors, pursuant to which we will serve as their exclusive provider of commercial real estate brokerage and consulting services related to real property acquisitions, dispositions, project management and agency leasing, and will also serve as the sole exclusive managing agent for all real property acquired by Realty Advisors.

We have entered into a brokerage services agreement, a property management agreement and project management agreement with Grubb & Ellis Realty Advisors, Inc., an entity that we formed and in which we own a substantial equity stake. Our brokerage customers may perceive that we have conflict of interest in delivering services due to our relationship with Grubb & Ellis Realty Advisors and as a result our business may be harmed.
      We have entered into a brokerage services agreement, a property management agreement and a project management agreement with Grubb & Ellis Realty Advisors, Inc., our affiliate. We currently own 5,667,719 shares of common stock of Grubb & Ellis Realty Advisors, approximately 19% of its currently outstanding common stock. Pursuant to these agreements, we will serve as Grubb & Ellis Realty Advisors’ exclusive agent with respect to commercial real estate brokerage and property management, and will perform project management services at their request. Our Chief Executive Officer, Chief Financial Officer and certain of our directors also provide services to Grubb & Ellis Realty Advisors in the same capacities. Due to our business agreements and overlapping management with Grubb & Ellis Realty Advisors, our brokerage customers may perceive that we have a conflict of interest in delivering services and will favor Grubb & Ellis Realty Advisors when presenting certain business opportunities that could be appropriate for such client. As a result, our business may be harmed.
Our quarterly operating results are likely to fluctuate due to the seasonal nature of our business and may fail to meet expectations, which may cause the price of our securities to decline.
      Historically, the majority of our revenue has been, and for the foreseeable future will be, derived from the transaction services that we provide. Such services are typically subject to seasonal fluctuations. We typically experience our lowest quarterly revenue in the quarter ending March 31 of each year with higher and more consistent revenue in the quarters ending June 30 and September 30. The quarter ending December 31 has historically provided the highest quarterly level of revenue due to increased activity caused by the desire of clients to complete transactions by calendar year-end. However, our non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. As a result, since a high proportion of these operating expenses are fixed, declines in revenue could disproportionately affect our operating results in a quarter. In addition, our quarterly operating results have fluctuated in the past and will likely continue to fluctuate in the future. If our quarterly operating results fail to meet expectations, the price of our securities could fluctuate or decline significantly.
We plan to expand our business to include international operations that could subject us to social, political and economic risks of doing business in foreign countries.
      Although we do not currently conduct significant business outside the United States, we desire to expand our business to include international operations. Circumstances and develop-

ments related to international operations that could negatively affect our business, financial condition or results of operation include, but are not limited to, the following factors:

•	difficulties and costs of staffing and managing international operations;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	adverse foreign currency fluctuations;

•	changes in regulatory requirements;

•	potentially adverse tax consequences;

•	the responsibility of complying with multiple and potentially conflicting laws;

•	the impact of regional or country-specific business cycles and economic instability;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world;

•	political instability; and

•	foreign ownership restrictions with respect to operations in certain countries.
If we fail to meet our payment or other obligations under our senior secured credit facility, the lenders under the secured credit facility could foreclose on, and acquire control of, substantially all of our assets.
      We currently have $40 million outstanding under the term loan. We also have letters of credit issued for approximately $3.2 million, leaving approximately $56.8 million of the $60 million revolving line of credit available for future borrowings. Any material downturn in our revenue or increase in our costs and expenses could impair our ability to meet our debt obligations. Since our lenders under leaving the senior secured credit facility have a lien on substantially all of our assets, including our accounts receivable, cash, general intangibles, investment property and future acquired material property, if we fail to meet our payment or other obligations under the senior secured credit facility, the lenders under such credit facility will be entitled to foreclose on substantially all of our assets and liquidate these assets.
If we acquire companies in the future, we may experience integration costs and the acquired businesses may not perform as we expect.
      In the event we make future business acquisitions, we may experience difficulties in integrating operations and accounting systems acquired from other companies. These challenges include the diversion of management’s attention from other business concerns and the potential loss of our key employees or those of the acquired operations. We believe that most acquisitions will initially have an adverse impact on operating and net income. Acquisitions also frequently involve significant costs related to integrating information technology, accounting and management services and decreasing personnel levels.
      If we are unable to fully integrate the accounting and other systems of the businesses we acquire, we may not be able to effectively manage them. Moreover, the integration process itself may be disruptive to our business as it requires coordination of geographically diverse organizations and implementation of new accounting and information technology systems.
In our property management business, particularly, if the properties that we manage fail to perform, then our financial condition and results of operations could be harmed.
      Our success partially depends upon the performance of the properties we manage. The revenue we generate from our property management business is generally a percentage of aggregate rent collections from the properties. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	our ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	our ability to control operating expenses;

•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

•	various uninsurable risks;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the general real estate market.
If we fail to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other business lines, we may incur significant financial penalties.
      Due to the broad geographic scope of our operations and the numerous forms of real estate services performed, we are subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines (including treble damages in certain states) or return commissions received or have licenses suspended. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to our business, both in the United States and in foreign countries, also may change in ways that increase the costs of compliance.
We may have liabilities in connection with real estate brokerage and property and facilities management activities.
      As a licensed real estate broker, we and our licensed employees and independent contractors that work for us are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties that we or they brokered or managed. We could become subject to claims by participants in real estate sales claiming that we did not fulfill our statutory obligations as a broker.
      In addition, in our property and facilities management businesses, we hire and supervise third-party contractors to provide construction and engineering services for our managed properties. While our role is limited to that of a supervisor, we may be subject to claims for construction defects or other similar actions. Adverse outcomes of property and facilities management litigation could negatively impact our business, financial condition or results of operations.

We may establish foreign joint ventures that will involve unique risks outside of our control, which could harm our business.
      We may establish joint ventures with foreign entities for the provision of brokerage services abroad, which may involve the purchase or sale of our equity securities or the equity securities of the joint venture participant(s). In these joint ventures, we may not have the right or power to direct the management and policies of the joint venture and other participants may take action contrary to our instructions or requests and against our policies and objectives. In addition, the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with ours. If a joint venture participant acts contrary to our interest, it could harm our business, results of operations and financial condition.
Environmental regulations may adversely impact our business, and/or cause us to incur costs for cleanup or other environmental liabilities.
      Federal, state and local laws and regulations impose various environmental zoning restrictions, use controls, and disclosure obligations which have impacted the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities, as well as mortgage lending availability, with respect to some properties, and by decreasing or delaying such transactions may adversely affect the results of operations and financial condition of our real estate brokerage business. In addition, a failure by us to disclose environmental concerns in connection with a real estate transaction may subject us to liability to a buyer or lessee of property.
      In addition, in our role as a property manager, we could incur liability under environmental laws for the investigation or remediation of hazardous or toxic substances at properties we currently or formerly managed, or at off-site locations where wastes from such properties were disposed. Such liability can be imposed without regard for the lawfulness of the original disposal activity, or our knowledge of, or fault for, the release or contamination. Further, liability under some of these laws may be joint and several, meaning that one liable party could be held responsible for all costs related to a contaminated site. We could also be held liable for property damage or personal injury claims alleged to result from environmental contamination, or from asbestos-containing materials or lead-based paint present at the properties we manage. Insurance for such matters may not be available.
      Certain requirements governing the removal or encapsulation of asbestos-containing materials, as well as recently enacted local ordinances obligating property managers to inspect for and remove lead-based paint in certain buildings, could increase our costs of legal compliance and potentially subject us to violations or claims. Although such costs have not had a material impact on our financial results or competitive position in fiscal year 2006, the enactment of additional regulations, or more stringent enforcement of existing regulations, could cause us to incur significant costs in the future, and/or adversely impact our brokerage and management services businesses.
Our strategic initiatives may lead to increased costs and there is no assurance of their success.
      We have commenced the process, and are currently continuing to institute a number of strategic initiatives, including considering strategic acquisitions. There can be no assurance that any or all of our strategic initiatives will be effective. Further, even if we are successful in some or all of our strategic initiatives, there can be no assurance that our success will result in a substantial increase in revenues, profitability or profit margins, or that we will be any less immune to the cyclical and seasonal nature of the real estate business. In the event that after making the intended expenditures with respect to various strategic initiatives, we do not experience the efficiencies and increased profitability that we are seeking to achieve, the implementation of these initiatives, and their attendant costs, could have a material adverse effect on us.
Our senior secured credit facility imposes certain limitations on our ability to undertake certain actions.
      Our senior secured credit facility contains customary restrictions, subject to certain exceptions, on our ability to undertake certain actions. If we determine that it is in our best interest to undertake a restricted action, we will need to secure a waiver from our lenders before we can consummate such action. We may not be able to secure such waiver from our lenders, and thus we may be forced to refrain from taking such action even though we believe such action to be in our best interests. Examples of such restricted actions include:

•	creating liens on our assets;

•	incurring additional indebtedness;

•	making certain acquisitions or engaging in certain mergers or consolidations;

•	making certain asset dispositions;

•	making investments, loans or advances;

•	paying dividends and distributions or repurchasing capital stock;

•	organizing or investing in any new subsidiary; and

•	cancelling or amending any material contracts.
Risks Related to this Offering and Our Common Stock
Even after the sale of the shares offered by the selling stockholder, the selling stockholder and its affiliates will own approximately 33% of our common stock and will continue to be able to exercise substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control.
      The selling stockholder and its affiliates, in the aggregate, will beneficially own approximately 33% of the outstanding shares of our common stock after this offering, excluding the underwriters exercising the option to purchase a maximum 2,250,000 additional shares of common stock from us and the selling stockholder. As a result, these stockholders will still be able to exercise significant influence or control over matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately negatively impact the market price of our common stock.
Our shares are currently quoted on the over-the-counter bulletin board and are relatively illiquid in light of the number of shares being offered for sale by us and the selling stockholder.
      Our shares of common stock are currently quoted on the over-the-counter bulletin board. Over the last twelve months the average daily trading volume of our shares has been approximately 28,300 shares. We, along with the selling stockholder, are offering to sell shares that will represent approximately 75% of our currently issued and outstanding common stock. Based on our historical trading volumes, even if our shares are subsequently listed on a national securities exchange, of which there are no assurances, purchasers of shares in this offering cannot expect to be able to resell them into the marketplace in large quantities or in a short period of time.
Our stock price may be volatile, and you may not be able to resell your shares at or above the price you paid, or at all.
      Prior to this offering our common stock has had limited trading volume on the Over-the-Counter Bulletin Board. We cannot predict the extent to which investor interest in our stock will lead to the development of a more active trading market, how liquid that market might become or whether it will be sustained. In addition, the trading price of our common stock has been and may continue to be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus.
      Based on our trading history, if you buy shares, you may not be able to resell those shares at or above the price you paid, or you may not be able to sell your shares at all. In addition, the stock markets in general have experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.
The sale of the shares pursuant to this prospectus may have a negative impact on the price of our common stock.
      Because we and the selling stockholder are offering to sell shares representing approximately 75% of our currently issued and outstanding common stock any resale of these shares into the marketplace is likely to result in a reduction in the market price of our common stock. This reduction, depending on the amount and timing of any such resales, could be significant.
No payment of dividends to holders of common stock can be expected to be made for the foreseeable future.
      For various reasons, we do not expect to pay dividends on our common stock for the foreseeable future. These factors include our desire to retain earnings for our operations and certain covenants contained in our senior credit facility with Deutsche Bank Trust Company Americas, an affiliate of the representative of the several underwriters. Accordingly, purchasers of shares in this offering should not expect to receive dividend payments on such shares of common stock for the foreseeable future.
We have the ability to issue blank check preferred stock, which could adversely effect the voting power and other rights of the holders of our common stock.
      Even though upon the closing of the offering we will no longer have any preferred stock issued and outstanding, we still have the right to issue so-called “blank check” preferred stock, which may affect the voting rights of holders and could deter or delay an attempt to obtain control of us. Our board of directors has authorized, without any further stockholder approval, the issuance of one or more additional series of preferred stock. We are authorized to fix and state the voting rights, powers, designations, preferences and relative participation or other special rights of each such series of preferred stock and any qualifications, limitations and restrictions thereon. Preferred stock typically ranks prior to the common stock with respect to dividend rights, liquidation preferences, or both, and may have full, limited, or expanded voting rights. Accordingly, additional issuances of preferred stock could further adversely effect the voting power and other rights of the holders of common stock.

There are registration rights outstanding, which could have a negative impact on our share price if exercised.
      Pursuant to the registration rights agreement with our selling stockholder and Kojaian Holdings, LLC, either our selling stockholder or Kojaian Holdings, LLC could, in the future, cause us to file additional registration statements with respect to its shares of common stock, which could have a further negative impact on our share price.
We have broad discretion in determining the use of proceeds from this Offering and may apply proceeds in ways with which you do not agree.
      Although we intend to use the net proceeds of this offering for, among other things, potential acquisitions of domestic and international companies providing real estate services and hiring of employees, there are no assurances that we will be able to identify and/or consummate suitable acquisitions or hire such employees at a reasonable cost, or at all.
Future sales of our common stock could adversely affect our stock price.
      Upon the closing of this offering, an aggregate of                      shares of our common stock will be “restricted securities” as that term is defined by Rule 144 of the Securities Act of 1933 as amended (the “Securities Act”), and may be sold only in compliance with Rule 144 of the Securities Act. Of the restricted securities currently outstanding,                     shares are held by our directors, officers, the selling stockholder and their affiliates, virtually all of which are currently eligible for sale in accordance with Rule 144. Ordinarily, under Rule 144, a person who is our “affiliate” (as that term is defined in Rule 144) and has beneficially owned restricted securities for a period of one year may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (1) one percent of the outstanding class of such securities, or (2) the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not our affiliate who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of two years, sell unlimited amounts of such securities under certain circumstances. Possible or actual sales of our outstanding common stock by our stockholders under Rule 144 could cause the price of our common stock to decline.
      In addition, we have an aggregate of 1,195,545 shares issuable upon the exercise of outstanding options granted pursuant to our 1990 Amended and Restated Stock Option Plan, our 1993 Stock Option Plan for Outside Directors, our 1998 Stock Option Plan and our 2000 Stock Option Plan. Accordingly, these shares will be available for sale in the open market, subject to vesting restrictions, and, in the case of affiliates, certain volume limitations. The sale of these shares could also cause the price of our common stock to decline. We have also granted an aggregate of 435,825 restricted shares of common stock, 382,633 of which remain subject to various vesting schedules. None of these restricted shares have registration rights, but as they vest, these restricted shares would eventually become eligible for resale under Rule 144 of the Securities Act.
Delaware law and provisions of our restated certificate of incorporation and restated by-laws contain provisions that could delay, deter or prevent a change of control.
      The anti-takeover provisions of Delaware law impose various impediments on the ability or desire of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. We are currently subject to these Delaware anti-takeover provisions. Additionally, our restated certificate of incorporation and our restated by-laws contain provisions that might enable our management to resist a proposed takeover of our company. These provisions could discourage, delay or prevent a change of control of our company or an acquisition of our company at a price that our stockholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. The provisions include:

•	the authority of our board to issue, without stockholder approval, preferred stock with such terms as our board may determine;

•	the authority of our board to adopt, amend or repeal our bylaws; and

•	prohibition on holders of less than a majority of our outstanding shares of capital stock calling a special meeting of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements that involve risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus may include statements about:

•	the demand for our products and services;

•	the effect of technological and regulatory changes on our business;

•	our ability to continue to diversify our revenue;

•	the competitive environment in our business;

•	our ability to successfully integrate the operations of our acquisitions into our existing operations and achieve anticipated earnings and synergies;

•	our plans to expand our international operations;

•	our cash needs;

•	our use of the proceeds from this offering; and

•	our financial performance.
      There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors.” You should read these risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering.
      You should read this prospectus completely. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “on-going” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. We undertake no obligation to update these forward-looking statements, even though our situation may change in the future. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS
      Our net proceeds from the sale of 10,000,000 shares of common stock in this offering are estimated to be approximately $                     million at an assumed public offering price of $           per share, after deducting underwriting discounts and commissions and estimated offering expenses. A $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by $                    (assuming the number of shares set forth on the cover of this preliminary prospectus remains the same and the underwriters do not exercise their over-allotment option.) We will not receive any of the proceeds from the 5,000,000 shares of common stock sold by the selling stockholder, nor any shares the selling stockholder may sell upon exercise of the underwriters’ over-allotment option.
      We expect to use the net proceeds for working capital and other general corporate purposes, including potential acquisitions of domestic and international companies providing real estate services and hiring of employees to strengthen our presence in key markets and expand or enhance our product offerings. We have from time to time considered the acquisition of complementary companies, assets and businesses and expect to continue to evaluate such opportunities. We currently have no commitments or agreements to make any acquisitions. We cannot assure you that we will make any acquisitions in the future. We will have broad discretion in the use of the net proceeds we receive from this offering and investors will be relying on the judgment of our management regarding the application of those net proceeds.

PRICE RANGE OF COMMON STOCK
      The following table sets forth the high and low sales prices of our common stock on the Over-the-Counter Bulletin Board under the symbol “GBEL” during the fiscal years indicated below.

	Price Range

	High	Low

Fiscal Year 2006:
Quarter ended June 30, 2006(1)
Quarter ended March 31, 2006	14.20	9.04
Quarter ended December 31, 2005	12.05	5.55
Quarter ended September 30, 2005	7.30	5.80
Fiscal Year 2005:
Quarter ended June 30, 2005	7.00	4.75
Quarter ended March 31, 2005	4.94	4.10
Quarter ended December 31, 2004	5.20	3.60
Quarter ended September 30, 2004	4.26	1.55
Fiscal Year 2004:
Quarter ended June 30, 2004	2.00	.90
Quarter ended March 31, 2004	1.20	.87
Quarter ended December 31, 2003	1.20	.80
Quarter ended September 30, 2003	1.50	1.01

(1)	As of , 2006
      As of                     , 2006, there were  registered holders of our common stock and                      shares of common stock outstanding, of which                     were held by persons who may be considered our “affiliates”, as defined in Federal securities regulations.
      No cash dividends were declared on our common stock during the first, second or third fiscal quarter of 2006 or the fiscal years ended June 30, 2005 or 2004.

DIVIDEND POLICY
      We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any dividends will be at the discretion of our board of directors and will be subject to the limitations imposed by our senior credit facility, as more fully described on page 67.

CAPITALIZATION
      The following table describes our capitalization as of March 31, 2006:

•	on an actual basis;

•	on a pro forma basis to give effect to the conversion of all outstanding shares of our preferred stock into 11,173,925 shares of common stock concurrently with the completion of this offering;

•	on a pro forma as adjusted basis to give further effect to our sale of 10,000,000 shares of common stock in this offering at the public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds from our sale of common stock in this offering.
      You should read this capitalization table together with our consolidated financial statements and related notes appearing elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	As of March 31, 2006

			Pro forma
	Actual	Pro forma	as Adjusted

	(Dollars in thousands)
Long term debt:	$25,000	$25,000	$25,000
Stockholders’ equity:
Preferred stock	11,725
Common stock, $.01 par value: 50,000,000 shares authorized; 9,579,025 shares issued and outstanding at March 31, 2006; 20,752,950 shares issued and outstanding pro forma; 30,752,950 shares issued and outstanding pro forma as adjusted	96	208	308
Additional paid-in capital	46,411
Accumulated other comprehensive income	47		47
Retained deficit	(50,978)		(61,818)
Total stockholders’ equity (deficit)	7,301
Total capitalization	32,301
      On April 14, 2006, we amended our secured credit facility with Deutsche Bank Trust Company Americas, an affiliate of the representative of the several underwriters. Our amended credit facility increased our borrowing ability from $60 million to $100 million and is comprised of a $40 million term loan, which increased from $25 million, and a revolving line of credit of $60 million, which increased from $35 million. We currently have $40 million outstanding under our term loan. We also have issued various letters of credit totaling $3.2 million, which leaves approximately $56.8 million of our revolving line of credit available for future borrowings. The term of the credit facility was extended by approximately one year, and it now matures on April 13, 2009; subject to our right to extend the term of the credit facility for an additional twelve months until April 13, 2010. Under the terms of the amended senior secured credit facility, proceeds may be used for general corporate purposes, including funding for our growth initiatives, working capital needs and stock repurchases. The senior secured credit facility is also secured by a pledge of substantially all of our assets.

      The number of shares of our common stock that will be outstanding immediately after this offering excludes the following:

•	1,195,545 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2006 at a weighted average exercise price of $6.73 per share;

•	Warrants held by one of our consultants for 25,000 shares of common stock. These warrants are exercisable at $5.96 per share beginning on November 1, 2006; and

•	435,825 restricted shares of common stock, 382,633 of which remain subject to vesting.

SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except share data)
      The selected consolidated financial data set forth below should be read in conjunction with the financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other financial information appearing elsewhere in this prospectus. The selected consolidated statement of operations data, balance sheet data and statement of cash flow data for the years ended June 30, 2001, 2002, 2003, 2004 and 2005 have been derived from financial statements audited by Ernst & Young, LLP, an independent registered public accounting firm. Consolidated balance sheets as of June 30, 2003, 2004 and 2005 and the related statements of operations and of cash flows for each of the three years in the period ended June 30, 2005 and notes thereto appear elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended June 30, 2001 and 2002 are derived from audited financial statements not included in this prospectus. The consolidated statement of operations data and statement of cash flow data for the nine months ended March 31, 2005 and 2006 and the consolidated balance sheet data as of March 31, 2006 have been derived from unaudited financial statements, included elsewhere in this prospectus, that in our opinion, have been prepared on the same basis as our audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the quarters presented. Historical results are not necessarily indicative of operating results to be expected in the future.

	Nine Months Ended
	March 31,		Years Ended June 30,
Statement of
Operations Data:	2006	2005	2005	2004	2003	2002	2001

Total services revenue	$370,551	$348,698	$463,535	$440,554	$425,946	$431,446	$516,610
Net income (loss) to common stockholders	4,418	7,128	12,378	12,576	(17,902)	(15,477)	1,369
Benefit (provision) for income taxes	(594)	(75)	152	2,821	(2,432)	1,187	(5,102)
(Increase) decrease in deferred tax asset valuation allowance	(1,864)	3,543	5,208	7,853	(7,707)	(5,214)	—
Income (loss) from continuing operations	4,418	8,017	13,267	14,194	(16,772)	(15,477)	4,502
Income (loss) from continuing operations per common share
-Basic	$0.35	$0.47	$0.82	$0.83	$(1.19)	$(1.09)	$0.26
-Diluted	0.34	0.47	0.81	0.83	(1.19)	(1.09)	0.25
Weighted average common shares
-Basic	12,758,619	15,110,911	15,111,898	15,097,371	15,101,625	14,147,618	17,051,546
-Diluted	13,095,665	15,201,924	15,221,982	15,101,183	15,101,625	14,147,618	17,975,351
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	4,113	6,610	17,954	14,531	(1,245)	4,319	8,009
Net cash used in investing activities	(5,263)	(1,596)	(2,238)	(1,097)	(3,333)	(7,442)	(6,721)
Net cash provided by (used in) financing activities	(18,578)	(4,272)	(4,272)	(12,401)	(4,431)	9,960	(11,902)
EBITDA(1)	10,936	13,315	20,109	23,538	5,486	(1,749)	27,919

	At March 31,		At June 30,

	2006	2005	2005	2004	2003	2002	2001

Consolidated Balance Sheet Data:
Total assets	71,826	76,694	84,620	73,715	75,102	90,377	92,426
Working capital	(551)	12,789	18,094	8,622	(2,723)	4,251	1,216
Long-term debt	25,000	25,000	25,000	25,000	—	36,660	29,000
Long-term debt-affiliate	—	—	—	—	31,300	—	—
Other long-term liabilities	7,275	7,434	6,628	7,551	10,323	10,396	9,734
Stockholders’ equity	7,301	19,118	24,497	14,623	255	5,866	16,316
Book value per common share	0.73	1.26	1.62	0.97	0.02	0.39	1.22
Common shares outstanding	9,961,658	15,114,871	15,114,871	15,097,371	15,097,371	15,028,839	13,358,615

(1)	EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income. EBITDA is widely used in the real estate industry as a measure of operating performance and ability to service debt. However, EBITDA should not be considered as an alternative either to (i) net earnings (determined in accordance with generally accepted accounting principles (GAAP)); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity. Other companies may define EBITDA differently, and, as a result, such measures may not be comparable to our EBITDA.
EBITDA is reconciled to income (loss) before income taxes as follows:

	Nine Months
	Ended
	March 31		Years Ended June 30,

	2006	2005	2005	2004	2003	2002	2001

EBITDA	10,936	13,315	20,109	23,538	5,486	(1,749)	27,919
Less:
Depreciation and amortization	(5,090)	(4,302)	(5,742)	(6,736)	(7,802)	(10,706)	(11,635)
Special Charges	—	—	—	(3,224)	(9,500)	(1,749)	(6,222)
Net interest expense	(834)	(921)	(1,252)	(2,205)	(2,524)	(2,460)	(458)
Income (loss) before income taxes	5,012	8,092	13,115	11,373	(14,340)	(16,664)	9,604

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis as a result of many factors, including those discussed in the “Risk Factors” section of this prospectus.
      Our fiscal year ends on June 30. References to fiscal 2004 or fiscal year 2004, for example refer to the fiscal year ended June 30, 2004.
Overview
      Grubb & Ellis Company is one of the oldest and most recognized full service commercial real estate services firms in the United States. Founded nearly 50 years ago in Northern California, we have grown to become one of the largest publicly traded real estate services organizations in the world as measured by revenues. For the most recent fiscal year ended June 30, 2005, we generated revenues of $464 million and operating income of $14.4 million.
      Drawing on the resources of nearly 5,000 real estate professionals, including a brokerage sales force of approximately 1,500 brokers nationwide in our and our affiliates’ offices, representing one of the largest brokerage sales forces in the industry, we and our affiliates combine local market knowledge with a national service network to provide innovative, customized solutions for real estate owners, corporate occupants and investors.
      With a network of over 105 offices (over 50 owned by us and over 55 affiliate offices) we have one of the largest footprints in the industry, allowing us to execute locally in all primary markets and key secondary and tertiary markets throughout the United States on behalf of our clients. This strong local market presence enables us to deliver a full range of commercial real estate services to corporate and institutional clients with multiple real estate needs, including complete outsourcing solutions.
      Services are provided at every stage of the real estate process, including but not limited to, strategic planning, feasibility studies and site selection, leasing, construction management, lease administration, acquisitions and dispositions. Our clients include many Fortune 500 companies as well as institutional and private investors, retailers, government and academic institutions and other users of office and industrial space.
      Whether executing for a client with a single location or one with facilities in multiple regions, our professionals offer local market expertise and strategic insight into real estate decisions. This advice is supported by a network of approximately 95 research professionals, who produce in-depth market research, plus additional market research generated by our affiliate offices. In addition, this advice is also supported by Specialty Councils focusing on industry segments including office, industrial, retail, private capital, institutional investment and land.
      Personnel costs are shown in four different lines on our results of operations. Under costs of services, transaction commissions are commissions paid to brokers for sales and leasing brokerage; reimbursable salaries, wages and benefits are costs paid by us associated with our Management Services business for which we are reimbursed by our clients; and salaries, wages, benefits and other direct costs are direct personnel expenses and certain marketing expenses that directly support a client but are not specifically reimbursed. Under costs and expenses, salaries, wages and benefits are general and administrative personnel costs that are not attributable to a specific client.

Results of Operations
      The following table sets forth, for the periods indicated, our results of operations:

	Nine Months Ended
	March 31,		Year Ended June 30,

	2006	2005	2005	2004	2003

	(Dollars in thousands)
Services revenue:
Transaction fees	$224,856	$201,917	$267,810	$249,344	$240,916
Management fees, including reimbursed salaries, wages and benefits	145,695	146,781	195,725	191,210	185,030

Total services revenue	370,551	348,698	463,535	440,554	425,946

Costs of services:
Transaction commissions	143,852	125,555	165,615	150,233	145,287
Reimbursable salaries, wages and benefits	109,401	107,884	142,771	138,383	134,913
Salaries, wages, benefits and other direct costs	26,409	26,621	36,672	36,381	32,073

Total costs of services	279,662	260,060	345,058	324,997	312,273
Costs and expenses:
Salaries, wages and benefits	43,331	40,604	53,562	46,639	55,288
Selling, general and administrative	36,622	34,719	44,806	45,380	52,899
Depreciation and amortization	5,090	4,302	5,742	6,736	7,802
Severance, office closure and other special charges	—	—	—	3,224	9,500

Total costs	364,705	339,685	449,168	426,976	437,762

Operating income (loss)	5,846	9,013	14,367	13,578	(11,816)
Other income and expenses:
Interest income	850	251	406	179	245
Interest expense	(1,684)	(1,172)	(1,658)	(447)	(2,271)
Interest expense — affiliate	—	—	—	(1,937)	(498)

Income (loss) before income taxes	5,012	8,092	13,115	11,373	(14,340)
Benefit (provision) for income taxes	(594)	(75)	152	2,821	(2,432)

Net income (loss)	4,418	8,017	13,267	14,194	(16,772)
Preferred stock dividends accrued	—	(889)	(889)	(1,618)	(1,130)

Net income (loss) to common stockholders	$4,418	$7,128	$12,378	$12,576	$(17,902)

Nine Months ended March 31, 2006 Compared to Nine Months ended March 31, 2005.

Services Revenue
      Total services revenue of $370.6 million was recognized for the nine months ended March 31, 2006 as compared to revenue of $348.7 million for the same period last year. Transaction fees increased by $23.0 million, or 11.4%, in the current fiscal period over the same period in 2005. We realized increased commissions from investment sales in the current fiscal year, as well as from industrial, office and retail leasing. Management fees decreased by $1.1 million, or 0.7%, during that same period.

Costs of Services
      Transaction commissions expense has historically been the Company’s largest expense and is a direct function of gross transaction services revenue levels, which include transaction services commissions and other fees. Professionals receive transaction commissions at rates that increase upon achievement of certain levels of production.
      As a percentage of gross transaction revenue, related commission expense increased to 64.0% for the nine months ended March 31, 2006 as compared to 62.2% for the same period in 2005. These increases resulted from higher overall transaction revenues in the nine month period as well as increased transaction production levels in certain markets in the country.
      Reimbursable expenses, related to salaries, wages and benefits, increased by $1.5 million, or 1.4% in the current fiscal period over the same period in 2005.
      Salaries and other direct costs decreased by $212,000, or 0.8%, in the current fiscal period over the same period in 2005.

Costs and Expenses
      Salaries, wages and benefits increased by $2.7 million, or 6.7%, during the nine months ended March 31, 2006 as compared to March 31, 2005 as we incurred an increase in salaries related to key executive hires, strategic investment initiatives and higher performance based incentive compensation. In addition, we recorded non-cash stock based compensation expense of $945,000 in fiscal year 2006 as a result of implementing a new accounting pronouncement effective July 1, 2005. Selling, general and administrative expenses increased by $1.9 million, or 5.5%, for the same period due in part to expenses related to strategic investment initiatives and the relocation of the New York office described below.
      Depreciation and amortization expense for the nine months ended March 31, 2006 increased 18.3% to $5.1 million from $4.3 million in the comparable period last year. We hold multi-year service contracts with certain key professionals, the costs of which are amortized over the lives of the respective contracts, which are generally two to three years. Amortization expense relating to these contracts increased to $1,293,000 from $1,042,000 for the nine months ended March 31, 2006 as compared to the same period in the prior year. In addition, certain leasehold improvements were written off during the quarter ended December 31, 2005 due to the relocation of the New York City office as described below.
      We have relocated our New York City operations into newly leased office space in mid-town Manhattan and, as a result, incurred additional expenses totaling approximately $1,083,000 in the quarter ended December 31, 2005 when compared to the prior year’s comparable quarter. Included in these additional expenses were the write-off of unamortized leasehold improvements of approximately $665,000 related to the prior leased space and other relocation costs totaling approximately $418,000.

      Interest income increased during the nine months ended March 31, 2006 as compared to the same period in the prior year as both average invested funds and interest rates increased.
      Interest expense incurred during the nine months ended March 31, 2006 and 2005 was due primarily to our term loan borrowings under the credit facility. Interest rates on loan borrowings have risen sharply over the past twelve months, and resulted in the increase in interest expense for the nine months ended March 31, 2006 as compared to the same period in the prior year.
      We incurred a tax provision of approximately $2.5 million in the nine months ended March 31, 2006, which was partially offset by a tax benefit of approximately $1.9 million related to a reduction in the valuation allowance against our deferred tax assets. This resulted in a net tax provision of approximately $594,000 for the nine months ended March 31, 2006. Similarly, tax benefits recognized from prior reductions in the valuation allowance, in the first three quarters of fiscal year 2005, significantly offset the tax provisions incurred for the nine months ended March 31, 2005.

Net Income
      Net income to common stockholders for the nine months ended March 31, 2006 was $4.4 million, or $0.34 per common share on a diluted basis, as compared to $7.1 million, or $0.47 per common share, for the same period in the prior fiscal year. Dividends accrued on our Series A Preferred Stock were $889,000 for the nine months ended March 31, 2005. This preferential cumulative dividend on the Preferred Stock was eliminated in December 2004. Despite the increase in revenue for the nine months ended March 31, 2006, net income decreased by approximately $2.7 million due to incremental costs and expenses related to hiring key personnel, the relocation of our New York office and an increase in the tax provision.

Stockholders’ Equity
      Total stockholders’ equity declined from $24.5 million to $7.3 million primarily as a result of our repurchase of 5,861,902 shares of our common stock in December 2005 in a privately negotiated transaction.
Fiscal Year 2005 Compared to Fiscal Year 2004

Revenue
      Total services revenue of $463.5 million was recognized for fiscal year 2005 as compared to revenue of $440.6 million for fiscal year 2004. Transaction fees increased by $18.5 million, or 7.4%, in the current fiscal year over the same period in 2004. We continued to realize increased commissions from investment sales in the current fiscal year, as well as growth from our corporate services business. Management services fees increased by $4.5 million, or 2.4%, during that same period due to increased reimbursed revenues related to salaries, wages and benefits, as described below. Increased facility management activity helped mitigate the loss of third party property management assignments due to property sales.

Costs of Services
      As a percentage of gross transaction revenue, related commission expense increased to 61.8% for fiscal year 2005 as compared to 60.3% for the same period in 2004 due to higher overall transaction revenues as well as increased transaction production levels in certain markets in the country.

      Reimbursable expenses, related to salaries, wages and benefits, increased by $4.4 million, or 3.2%, in the current fiscal year over the same period in 2004, primarily due to the staffing requirements of new facility management assignments.
      Salaries and other direct costs increased by $291,000, or 0.8%, in the current fiscal year over the same period in 2004.

Costs and Expenses
      Salaries, wages and benefits increased by $6.9 million, or 14.8%, during fiscal year 2005 as compared to 2004 primarily due to higher performance based incentive compensation and the hiring of key executives, including our chief executive officer in the third quarter of fiscal year 2005. Also, a significant part of this increase related to historically lower actuarial estimates in fiscal year 2004 related to our health insurance and workers compensation insurance liabilities. Selling, general and administrative expenses decreased by $574,000, or 1.3%, for the same period.
      Depreciation and amortization expense for fiscal year 2005 decreased by 14.8% to $5.7 million from $6.7 million in the comparable fiscal year 2004 as we continued to closely monitor our investments in equipment, software and leasehold improvements. In addition, we hold multi-year service contracts with certain key professionals, the costs of which are amortized over the lives of the respective contracts, which are generally two to three years. Amortization expense relating to these contracts increased slightly to $1.4 million from $1.3 million in the prior year and slightly offset the decrease.
      Interest income increased during fiscal year 2005 as compared to fiscal year 2004 as both average invested funds and interest rates increased.
      Interest expense incurred during fiscal years 2005 and 2004 was due primarily to our term loan borrowings under the respective credit facility in effect during the period. The credit facility in place throughout the first eleven months of fiscal year 2004 was provided by an affiliated entity of our controlling stockholder and Chairman. We refinanced this facility with an unaffiliated financial institution in June 2004. Interest expense was also incurred during fiscal year 2004 due to an outstanding note payable-affiliate that was subsequently repaid in June 2004.

Income Taxes
      As of June 30, 2005, we had gross deferred tax assets of $11.5 million, with $6.2 million of the deferred tax assets relating to net operating loss carryforwards which will be available to offset future taxable income through 2024. Management believes that we will generate sufficient future taxable income to realize a portion of these net deferred tax assets in the foreseeable short term future; therefore, we have recorded a valuation allowance for $4.4 million against the deferred tax assets as of June 30, 2005 and will continue to do so until such time as management believes that we will realize the tax benefits related to the remaining assets. Although uncertainties exist as to these future events, we will continue to review our operations periodically to assess whether and when the remaining deferred tax assets may be realized and adjust the valuation allowance accordingly. The net income tax provision recorded in 2005 and 2004 reflects a benefit for the decrease in the valuation allowance of $5.2 million and $7.9 million, respectively. See Note 9 of Notes to Consolidated Financial Statements which form a part of this prospectus.

Net Income (Loss)
      The net income to common stockholders for fiscal year 2005 was $12.4 million, or $0.81 per common share on a diluted basis, as compared to $12.6 million, or $0.83 per common share for fiscal year 2004. Dividends accrued on the Series A Preferred Stock issued by us were $889,000 in fiscal year 2005 and $1.6 million in fiscal year 2004.

Stockholders’ Equity
      During fiscal year 2005, stockholders’ equity increased by $9.9 million, to $24.5 million from $14.6 million at June 30, 2004, as a result of net income generated during the fiscal year. The payment of dividends totaling $3.6 million on the Series A Preferred Stock partially offset the increase. The book value per common share issued and outstanding increased to $1.62 at June 30, 2005 from $0.97 at June 30, 2004.
Fiscal Year 2004 Compared to Fiscal Year 2003

Revenue
      Total services revenue of $440.6 million was recognized for fiscal year 2004 as compared to revenue of $425.9 million for fiscal year 2003. Transaction fees increased by $8.4 million in fiscal year 2004 year over the same period in 2003 due to the improving revenues in certain markets, primarily the investment sales market in Southern California and higher leasing activity in the Northeast United States. This increase was partially offset by the change in ownership structure of our transaction services operations in Phoenix, Arizona to an affiliated entity. We now earn revenue comprised solely of the fees received under the affiliate agreement, as opposed to including the full operations of the office in our financial statements in periods prior to the change in ownership structure in April 2003. We also realized a similar decrease in transaction commissions expense due to these factors, and, to a lesser extent, decreases in salaries, wages and benefits expense and selling, general and administrative expense due to the Phoenix ownership change. Management services fees increased by $6.2 million or 3.3% during that same period due to increased fees, as well as reimbursed revenues related to salaries, wages and benefits, as described below.

Costs of Services
      As a percentage of gross transaction revenue, related commission expense remained flat at 60.3% for each of fiscal years 2004 and 2003.
      Reimbursable expenses, related to salaries, wages and benefits, increased by $3.5 million, or 2.6%, in the current fiscal year over the same period in 2003, primarily due to the staffing requirements of new facility management assignments.
      Salaries and other direct costs increased by $4.3 million, or 13.4%, in the current fiscal year over the same period in 2003 primarily due to the staffing requirements and other direct costs of increased business services contracts.

Costs and Expenses
      Salaries, wages and benefits decreased by $8.6 million, or 15.6%, during fiscal year 2004 as compared to 2003 primarily from cost savings related to a reduction in workforce in March 2003. We also realized decreases related to lower health and workers compensation insurance claims during the fiscal year ended June 30, 2004. These decreases were partly offset by slightly higher bonus and incentive salary expense in the fiscal year ended June 30, 2004. Selling, general and administrative expenses decreased by $7.5 million, or 14.2%, for the same period, as we decreased our discretionary spending beginning in the fourth quarter of fiscal year 2003. Reduced lease space needs resulting from a number of office closures also contributed to this decrease in expenses.
      Depreciation and amortization expense for fiscal year 2004 decreased by 13.7% to $6.7 million from $7.8 million in the comparable fiscal year 2003 as we continued to monitor our investments in equipment, software and leasehold improvements. In addition we hold multi-year service contracts with certain key professionals, the costs of which are amortized over the lives of the respective contracts, which are generally two to three years. Amortization expense relating to these contracts of $1.3 million was recognized in fiscal year 2004, compared to $1.6 million in the prior year.
      During fiscal year 2004, we recorded special charges totaling $3.2 million, consisting primarily of $2.4 million related to the disposition of the Wadley-Donovan Group, and office closure costs of $855,000. The special charges related primarily to the write-off of unamortized goodwill recorded when the Wadley-Donovan Group was acquired in February 2002.
      During fiscal year 2003, we recorded special charges totaling $9.5 million, consisting primarily of severance costs of $6.3 million related to the resignations of our former Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel and other salaried personnel, and office closure costs of $3.2 million.
      Interest income decreased during fiscal year 2004 as compared to fiscal year 2003 as a result of lower investment yield rates.
      Interest expense incurred during fiscal years 2004 and 2003 was due primarily to our term loan borrowings under the credit facility which was purchased from a bank group in June 2003 by an affiliated entity of our controlling stockholder and Chairman. We refinanced this facility with an unaffiliated financial institution in June 2004. Interest expense was also incurred due to the note payable-affiliate funded in March 2002 and subsequently converted to preferred stock in September 2002, and a second note payable-affiliate funded in May 2003 and subsequently repaid in June 2004.

Income Taxes
      As of June 30, 2004, we had gross deferred tax assets of $15.9 million, with $10.1 million of the deferred tax assets relating to net operating loss carryforwards. We have recorded a valuation allowance for $9.6 million against the deferred tax assets as of June 30, 2004. The net income tax provision recorded in 2004 reflects a benefit for the decrease in the valuation allowance of $7.9 million, compared to a charge of $7.7 million for an increase in the allowance in 2002.

Net Income (Loss)
      The net income to common stockholders for fiscal year 2004 was $12.6 million, or $0.83 per common share on a diluted basis, as compared to a net loss of $17.9 million, or $(1.19) per common share for fiscal year 2003. Dividends accrued on the Series A Preferred Stock issued by us were $1.6 million in fiscal year 2004 and $1.1 million in fiscal year 2003.

Stockholders’ Equity
      During fiscal year 2004, stockholders’ equity increased by $14.4 million, to $14.6 million from $255,000 at June 30, 2003, as a result of net income generated during the fiscal year. The book value per common share issued and outstanding increased to $0.97 at June 30, 2004 from $0.02 at June 30, 2003.

Liquidity and Capital Resources
      For the nine months ended March 31, 2006, cash and cash equivalents decreased by $19.7 million. Cash generated from operating activities totaled $4.1 million and, along with cash reserves, was used in net investing activities of $5.3 million and net financing activities of $18.6 million. Cash used in investing activities related primarily to purchases of equipment, software and leasehold improvements and the investment in Grubb & Ellis Realty Advisors, Inc., our affiliate. Net financing activities related primarily to the repurchase of common stock in a privately negotiated transaction and the borrowing on the credit facility.
      We have historically experienced the highest use of operating cash in the quarter ended March 31, primarily related to the payment of incentive and deferred commission payable balances which attain peak levels during the quarter ended December 31. Deferred commission balances of approximately $19.2 million, related to revenues earned in calendar year 2005, were paid in January 2006, and production and incentive bonuses of approximately $9.5 million were paid during the quarter ended March 31, 2006.
      We have no current principal payments due under the $25.0 million term loan portion of our credit facility with Deutsche Bank as of March 31, 2006. We also had a revolving line of credit of $35.0 million, of which approximately $27.8 million was available as of March 31, 2006. We borrowed $4.0 million on this revolving line of credit in March 2006. In addition, we issued various letters of credit, totaling approximately $3.2 million, primarily to collateralize certain obligations related to our insurance programs.
      During April 2006, we amended our credit facility with Deutsche Bank Trust Company Americas. The amended facility increases our revolving line of credit to $60.0 million, from $35.0 million, and the term loan portion of the facility to $40.0 million, from $25.0 million, for a total credit facility of $100.0 million. We currently have $40.0 million outstanding under the term loan. We also have letters of credit issued for approximately $3.2 million, leaving approximately $60.0 million of the $60.0 million revolving line of credit available for future borrowings. The new facility extends the term by approximately one year to April 2009 and provides us with an option to extend the term for an additional twelve months through April 2010. Under the terms of the amended credit facility, proceeds may be used for general corporate purposes, including the refinancing of our previous credit facility and funding for our growth initiatives, working capital needs and stock repurchases. We believe that we can meet our working capital and investing needs with internally generated operating cash flow and, as necessary, borrowings under our revolving line of credit.
      As a result of the increased term loan portion, we received net proceeds of approximately $10.0 million at closing, after repayment of a $4.0 million revolver borrowing, accrued interest through the closing date and fees and expenses related to the new facility. Unamortized deferred financing fees related to the previous facility and totaling approximately $935,000 will be written off in our fiscal quarter ending June 30, 2006.
      Interest on outstanding borrowings under the credit facility is based upon Deutsche Bank’s prime rate and/or a LIBOR based rate plus, in either case, an additional margin based upon a particular financial leverage ratio, and will vary depending upon which interest rate options we choose to be applied to specific borrowings. The average interest rate we incurred on all credit facility obligations during fiscal years 2006 and 2005 was 7.55% and 6.30%, respectively.
      On December 7, 2005 we repurchased 5,861,902 shares of our common stock, par value $.01 per share, owned by Warburg Pincus Investors Liquidating Trust for a purchase price of $4.00 per share, or an aggregate purchase price of $23,447,608. We repurchased the shares, which represented all of the securities in the company owned by the Trust, in a privately negotiated transaction. The closing price of our common stock was $7.10 on the day prior to the repurchase. We funded the repurchase entirely from cash generated from operations.
      On October 21, 2005, Grubb & Ellis Realty Advisors, Inc., our affiliate, filed a Registration Statement with the Securities and Exchange Commission, which became effective on March 3, 2006. Realty Advisors is a “blank check” company organized by the Company for the purpose of acquiring one or more United States commercial real estate properties and/or assets. Pursuant to the Registration Statement, as amended, Realty Advisors sold 23,958,334 units, consisting of one share of common stock and two warrants, in an initial public offering underwritten on a firm commitment basis by Deutsche Bank Securities Inc. at $6.00 per unit for aggregate gross proceeds of approximately $143.75 million before offering expenses. Of the units sold, 1,666,667 units, for an aggregate price of $10.0 million, were sold to Kojaian Holdings, LLC, an entity affiliated with C. Michael Kojaian, our Chairman of the Board and also the Chairman of the Board of Realty Advisors.
      We provided Realty Advisors with initial equity capital of $2,500,000 for 5,876,069 shares of common stock and, as of the completion of the offering, we owned approximately 19% of the outstanding common stock of Realty Advisors. Pursuant to an agreement with Deutsche Bank Securities Inc. we also agreed to purchase, during the period commencing May 3, 2006 and continuing through June 28, 2006 and to the extent warrants are available, up to $3,500,000 of Realty Advisor warrants in the public marketplace if the price is $0.70 or less per warrant. In addition, we have further agreed that any such warrants purchased by us will not be sold or transferred until the completion of a business combination.
      In the event Realty Advisors does not complete an initial business combination within 18 to 24 months, Realty Advisors will dissolve. We have waived our right to participate in any such liquidation. In the event the liquidation does occur, there exists significant risk that we will not recover the initial investment in Realty Advisors.
      All of the officers of Realty Advisors are also our officers. The officers and directors of Realty Advisors will not initially receive compensation from Realty Advisors, however, each of the directors of Realty Advisors received 41,670 shares from the initial shares we purchased.
      Realty Advisors has entered into a Master Agreement for Services (“MSA”) with us, whereby we will serve as the exclusive agent with respect to commercial real estate brokerage and consulting services relating to real property acquisitions, dispositions as well as agency leasing. The initial term of the MSA is five years and is cancelable based on certain conditions as defined. Realty Advisors also entered into a Property Management Agreement (“PMA”) with our wholly owned subsidiary, Grubb & Ellis Management Services (“GEMS”), whereby GEMS will serve as sole exclusive managing agent for all real property acquired. The initial term of the PMA is 12 months and will automatically renew unless notice is given within 30 days prior to the end of the term. Either party can terminate with 60 days notice and based on various conditions as defined within the PMA. Finally, Realty Advisors has entered into a Master Agreement for Project Management Services with GEMS. The Project Management Agreement contains a 60-day cancellation provision by either party.
      Due to our current ownership position and influence over the operating and financial decisions of Realty Advisors, the Company’s investment in Realty Advisors is accounted for under the equity method, and as such, the our investment cost, adjusted for our 19% ownership share of Realty Advisors’ operations, is recorded within our Condensed Consolidated Financial Statements as of March 31, 2006.
      The Company leases office space throughout the country through non-cancelable operating leases, which expire at various dates through February 2014.

      In total our contractual obligations, consisting only of our lease and debt obligations, as of June 30, 2005 which are due over the next five years are as follows (in thousands):

Year Ending June 30	Amount

2006	$15,996
2007	12,404
2008	35,278
2009	7,835
2010	4,210
Thereafter	3,072

$78,795

      The above amounts also include obligations due under a large office lease signed in August 2005.
Critical Accounting Policies and Estimates
      Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which require us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses, and the related disclosure. We believe that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition
      Real estate sales commissions are recognized at the earlier of receipt of payment, close of escrow or transfer of title between buyer and seller. Receipt of payment occurs at the point at which all of our services have been performed, and title to real property has passed from seller to buyer, if applicable. Real estate leasing commissions are recognized upon execution of appropriate lease and commission agreements and receipt of full or partial payment, and, when payable upon certain events such as tenant occupancy or rent commencement, upon occurrence of such events. All other commissions and fees are recognized at the time we have performed the related services, unless future contingencies exist. Consulting revenue is recognized generally upon the delivery of agreed upon services to the client.
      In regard to management and facility service contracts, the owner of the property will typically reimburse us for certain expenses that are incurred on behalf of the owner, which are comprised primarily of employee salaries and related benefit costs. The amounts, which are to be reimbursed per the terms of the services contract, are recognized as revenue by us in the same period as the related expenses are incurred.

Impairment of Goodwill
      On July 1, 2002, we adopted Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” We completed the transitional impairment test of goodwill as of July 1, 2002 and the annual impairment test as of June 30, 2005 and 2004, and have determined that no goodwill impairment will impact our earnings and financial position as of those dates. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted. The determination of impairment under FAS 142 requires us to estimate the fair value of reporting units. This fair value estimation involves a number of judgmental variables, including market multiples, which may change over time.

Deferred Taxes
      We record a valuation allowance to reduce the carrying value of our deferred tax assets to an amount that we consider is more likely than not to be realized in future tax filings. In assessing this allowance, we consider future taxable earnings along with ongoing and potential tax planning strategies. Additional timing differences, future earnings trends and/or tax strategies may occur which could warrant a corresponding adjustment to the valuation allowance.

Insurance and Claim Reserves
      We have maintained partially self-insured and deductible programs for errors and omissions, general liability, workers’ compensation and certain employee health care costs. Reserves are based upon an estimate provided by an independent actuarial firm of the aggregate of the liability for reported claims and an estimate of incurred but not reported claims.
      We are also subject to various proceedings, lawsuits and other claims related to environmental, labor and other matters, and are required to assess the likelihood of any adverse judgments or outcomes to these matters. A determination of the amount of reserves, if any, for these contingencies is made after careful analysis of each individual issue. New developments in each matter, or changes in approach such as a change in settlement strategy in dealing with these matters, may warrant an increase or decrease in the amount of these reserves.
Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk — Derivatives
      Our credit facility debt obligations are floating rate obligations whose interest rate and related monthly interest payments vary with the movement in LIBOR. As of March 31, 2006, the outstanding principal balances on these debt obligations totaled $29.0 million. Since interest payments on this obligation will increase if interest rate markets rise, or decrease if interest rate markets decline, we are subject to cash flow risk related to these debt instruments. In order to mitigate this risk, the terms of our credit agreement executed in June 2004 required us to enter into interest rate protection agreements to effectively cap the variable interest rate exposure on a portion of the obligations for a period of two years. We executed such an interest agreement with Deutsche Bank AG in July 2004, which will provide for quarterly payments to us equal to the variable LIBOR based interest amount paid by us in excess of 3.5% of the underlying notional amounts.
      We do not utilize financial instruments for trading or other speculative purposes, nor do we utilize leveraged financial instruments.

Interest rate risk — Debt
      Our earnings are affected by changes in short term interest rates as a result of the variable interest rates incurred on our credit facility obligations. However, due to our purchase of the interest rate cap agreement described above, the effects of interest rate changes are limited. If LIBOR borrowing rates increase by 50 basis points, over the average levels incurred by us during fiscal year 2006, our interest expense would increase, and income before income taxes would decrease, by $62,500 per annum. Comparatively, if LIBOR borrowing rates decrease by 50 basis points below the average levels incurred by us during fiscal year 2006, our interest expense would decrease, and income before income taxes would increase, by $125,000 per annum. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost and interest rate cap agreement. They do not consider the effects that such an environment could have on the level of overall economic activity. These sensitivity analyses also assume no changes in our future or past years’ financial structure.

BUSINESS
Company Overview
      Grubb & Ellis Company is one of the oldest and most recognized full service commercial real estate services firms in the United States. Founded nearly 50 years ago in Northern California, we have grown to become one of the largest publicly traded real estate services organizations in the world as measured by revenues. For the most recent fiscal year ended June 30, 2005, we generated revenues of $464 million and operating income of $14.4 million.
      Drawing on the resources of nearly 5,000 real estate professionals, including a brokerage sales force of approximately 1,500 brokers nationwide in our and our affiliates’ offices, representing one of the largest brokerage sales forces in the industry, we and our affiliates combine local market knowledge with a national service network to provide innovative, customized solutions for real estate owners, corporate occupants and investors.
      With a network of over 105 offices (over 50 owned by us and over 55 affiliate offices) we have one of the largest footprints in the industry, allowing us to execute locally in all primary markets and key secondary and tertiary markets throughout the United States on behalf of our clients. This strong local market presence enables us to deliver a full range of commercial real estate services to corporate and institutional clients with multiple real estate needs, including complete outsourcing solutions.
      Services are provided at every stage of the real estate process, including but not limited to, strategic planning, feasibility studies and site selection, leasing, construction management, lease administration, acquisitions and dispositions. Our clients include many Fortune 500 companies as well as institutional and private investors, retailers, government and academic institutions and other users of office and industrial space.
      Whether executing for a client with a single location or one with facilities in multiple regions, our professionals offer local market expertise and strategic insight into real estate decisions. This advice is supported by a network of approximately 95 research professionals, who produce in-depth market research, plus additional market research generated by our affiliate offices. In addition, this advice is also supported by Specialty Councils focusing on industry segments including office, industrial, retail, private capital, institutional investment and land.
Current Business Platform and Organization
      We provide a full range of real estate services, including transaction, management and consulting services, for both local and multi-location clients. We report our revenue by two business segments, Transaction Services, which comprises our brokerage operations, and Management Services, which includes third-party property management, corporate facilities management, client accounting, and engineering services.
      Information regarding revenues, EBITDA and total assets attributable to each of our segments is included in “Segment Operations” within the “Management Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus and within note 16 to our audited consolidated financial statements included elsewhere in this prospectus.

Transaction Services
      We typically receive fees for brokerage services based on a percentage of the value of the lease or sale transaction. Some transactions may stipulate a fixed fee or include an incentive bonus component based on the performance of the brokerage professional or client satisfaction. Although transaction volume can be subject to economic conditions, brokerage fee structures remain relatively constant through both economic upswings and downturns.

      We actively engage our brokerage force in the execution of our marketing strategy. Brokerage personnel work closely with our regional managing directors, who are responsible for operations in all major markets. Through this arrangement, as well as through our Specialty Councils, key personnel share information regarding local and national industry trends. The ongoing dialogue among these professionals serves to increase their level of expertise, and is supplemented by other more formal education and recently expanded training programs, which offer sales and motivational training as well as direct exposure to personnel from our other lines of business.
      We intend to more aggressively recruit and hire (either individually or through acquisitions) additional brokerage professionals with experience primarily in the areas of investment sales, agency leasing and tenant representation. We believe that the quality brand identification of our name, the platform of a full range of services to offer clients and the opportunity to learn and execute additional real estate services create an environment conducive to attracting the most experienced and capable brokerage professionals.
      A significant portion of the services we provide are transaction related services, in which we represent the interests of tenants, owners, buyers or sellers in leasing, acquisition and disposition transactions. These transaction services involve various types of commercial real estate, including office, industrial, retail, hospitality and land.
      In addition to traditional transaction services, we provide our clients with consulting services, including site selection, feasibility studies, exit strategies, market forecasts, appraisals, project management, strategic planning and research services. For our larger corporate and institutional clients, these services are coordinated through an account management process that provides a single point of contact.
      In local markets where we do not have owned offices, we have affiliation agreements with other real estate service providers that conduct business under the Grubb & Ellis brand. Our affiliation agreements provide for exclusive mutual referrals in our respective markets. In each case, there would be a referral fee. In addition, we receive over $3 million annually in other fees from our affiliates. Our affiliation agreements are generally multi-year contracts. Through our affiliate offices, we have access to over 750 brokers and their research capabilities.
      We have an agreement to provide exclusive commercial real estate brokerage and consulting services to our new affiliate, Grubb & Ellis Realty Advisors, Inc., related to its real property acquisitions, dispositions, project management and leasing.
      Transaction Services has represented the larger portion of our operations, and in fiscal years 2005, 2004 and 2003, represented 57.8%, 56.6% and 56.6% of our total revenue, respectively. In 2005, our brokerage professionals and affiliates completed transactions with an aggregate transaction value of approximately $27.5 billion.

Management Services
      Management Services develops and implements property level strategies to increase investment value for real estate owners and optimize occupancy costs for corporate owners and users of real estate. Management Services provides two primary service capabilities: (i) property management for property owners and (ii) facilities management for corporate owners and users.
      Our property management business is designed to enhance our clients’ investment values by maintaining high levels of occupancy and lowering property operating costs by offering a wide range of property management services. The property management services we offer include: (i) oversight of building management services such as maintenance, landscaping, security, energy management, owner’s insurance, life safety, environmental risk management and capital repairs; (ii) tenant relations services such as promotional activities, processing tenant work orders and lease administration services; (iii) interfacing with tenants’ development and construction services personnel in coordinating tenant finish; and (iv) financial management services including financial reporting and analysis.
      Our facilities management business is designed to provide comprehensive portfolio and property management services to corporations and institutions that outsource their real estate management functions. The properties under management range from corporate headquarters to industrial complexes, sales offices and data centers. Facilities management professionals create working partnerships with each client to deliver fully integrated real estate services that are tailored to the specific needs of each organization. Typically, performance measures are developed to quantify progress made toward the goals and objectives that are mutually set with clients. Our facilities management unit also serves as an important “port of entry” for our transactional services, including but not limited to, consulting services, site selection, feasibility studies, exit strategies, market forecasts, appraisals, project management, strategic planning and research services.
      We have an agreement to be the exclusive managing agent for all real property acquired by our new affiliate, Grubb & Ellis Realty Advisors, Inc.
      Management Services has represented 42.2%, 43.4% and 43.4% of our total revenue, in fiscal years 2005, 2004 and 2003, respectively. Approximately 73% of this segment’s revenue is comprised of reimbursed salaries, wages and benefits, wherein, typically the owner of a property will reimburse us for on-site employee salaries and related benefit costs that are incurred on behalf of the owner. The remaining revenues in this business segment are typically generated through monthly fees based on a percentage of rental revenue for property management services and negotiated monthly or annual fees for facilities management services. As of March 31, 2006, we managed approximately 158 million square feet of property.
Industry Overview
      Within the United States, the commercial real estate services industry is large and highly fragmented, with thousands of companies providing asset management, investment management and brokerage services. In recent years the industry has experienced substantial consolidation, a trend that is expected to continue.
      The top 25 brokerage companies collectively completed nearly $670 billion in investment sales and leasing transactions in 2005, according to a survey by the National Real Estate Investor of real estate brokerage companies related to Investment Sales & Leasing Transactions for 2005. From a transaction services perspective, with approximately $27.5 billion of transactions completed by us and our affiliates in 2005, we ranked in the top ten in this survey. The largest brokerage company in the survey completed approximately $150 billion in transactions in 2005.
      Within the management services business, according to a recent survey by Commercial Property News, the top 33 companies in the industry manage over 6.5 billion square feet of commercial property. We rank as the 11th largest property management company in this survey with 153 million square feet (at the time of the survey) under management. The largest company in the survey had 989 million square feet under management.
      According to Real Capital Analytics, annual institutional real estate investments have grown from $76.4 billion in 2001 to $274.6 billion in 2005. According to the National Real Estate Investor, leasing activity in most of the markets where we compete has improved over the past 12 months, as roughly 2 million non-farm payroll jobs were created during 2005. The national office vacancy rate declined from 16.8% at the end of 2004 to 14.6% by year-end 2005. The improved leasing markets in 2005 were one of the factors helping to drive the demand in institutional real estate investment.

Competition
      We compete in a variety of service businesses within the commercial real estate industry. Each of these business areas is highly competitive on a national as well as local level. We face competition not only from other regional and national service providers, but also from global real estate providers, boutique real estate advisory firms and appraisal firms. Although many of our competitors are local or regional firms that are substantially smaller than we are, some of our competitors are substantially larger than us on a local, regional, national or international basis. Our significant competitors include CB Richard Ellis, Jones Lang LaSalle, Trammell Crow and Cushman & Wakefield, the first two of which have global platforms. We believe that we need such a platform in order to effectively compete for the business of large multi-national corporations seeking a single real estate services provider. While there can be no assurances that we will be able to continue to compete effectively, maintain current fee levels or margins, or maintain or increase our market share, based on our competitive strengths discussed below, we believe that we can operate successfully in the future in this highly competitive industry.
Our Competitive Strengths
      We believe we possess a number of competitive strengths that will contribute to our future growth. These strengths include:

Our brand. In addition to being one of the oldest full service real estate services firms in the U.S., our strong brand recognition is a distinct competitive advantage. We ranked as the fourth most recognized commercial real estate brand in 2005, according to The Lipsey Co.’s annual survey of 20,000 commercial real estate practitioners and leaders. This strong brand recognition gives us an advantage in business development, the recruitment and retention of the industry’s top professionals and attracting leading local firms to join our affiliate network.

Geographic reach. With a network of over 105 offices that includes nearly 5,000 professionals, we have one of the largest footprints and most substantial brokerage sales force in the industry. We are among a handful of real estate services providers that can execute locally in all primary markets and key secondary and tertiary markets throughout the United States. This strong local market presence enables us to deliver a full range of commercial real estate services to corporate and institutional clients with multiple real estate needs, including complete outsourcing solutions. We also harness the collective expertise of our professionals through the Grubb & Ellis Specialty Council system, which provides a regular forum for our professionals around the country to network within their chosen specialty. Over the past year, separate Specialty Councils have been created for office, industrial, retail, private capital, investment and land professionals. These groups include representatives from various offices, and meet and exchange information on a regular basis.

Comprehensive and integrated solutions. We provide a full range of real estate services, including transaction, management and consulting services, for both local and multi-location clients. Our teams of specialists cover all aspects of commercial real estate, including office, industrial, retail, investment, multi-housing and land. These multi-disciplinary teams work together as well as with our clients, which are owners, occupants and investors, to assess the ways in which real estate issues relate to our clients’ strategic business objectives.

Our research. We have built a reputation for delivering timely, accurate and insightful real estate research and analyses. We pioneered the concept of hiring professional research managers in the mid-1980s, and today we employ approximately 95 research professionals in our owned offices. Our professional researchers work closely with our local real estate sales professionals, providing them with first-hand market intelligence that enhances industry data. We believe the combination of industry data, market intelligence and our proprietary, centralized data warehouse that regularly tracks and updates more than 170,000 industrial properties in 46 markets, 33,600 office properties in 56 markets and 4,500 retail properties in 11 markets allow us to publish in-depth market research and customized analyses and reports that benefit our clients’ real estate decisions.

Our client service. By structuring our business to meet the needs of our clients, we have established long-term relationships with our clients, including many Fortune 500 companies and large institutional owners. For nearly a decade, we have assigned dedicated client relationship managers to our largest corporate and institutional clients. These relationship managers draw from the resources of our entire network to ensure that the real estate needs of our multi-market clients are met at every level. It is this personalized service that has lead to long-term relationships and increased cross-selling opportunities.

Our management team. We recognize that a key component of our success is the experience and quality of our management team and employees. Mark E. Rose was named Chief Executive Officer in March 2005. Mark brings nearly 20 years of real estate services experience to Grubb & Ellis, including 12 years at Jones Lang LaSalle, where he was most recently Chief Operating Officer and Chief Financial Officer of the Americas. Our Transaction Services and Management Services businesses are run by two veteran executives, Bob Osbrink and Maureen Ehrenberg, respectively. Ms Ehrenberg has more than 20 years of commercial real estate experience, including nine with the company. Mr. Osbrink has been with the company for 18 years and has a total of 32 years of real estate experience. Ms. Frances Lewis, our Senior Vice President Marketing and Communications has more than 23 years real estate experience and has been with us for 18 months. Over the past six months, the executive management team has been expanded to include Chief Financial Officer Shelby Sherard and General Counsel Robert Slaughter.

Our Growth Strategy
      In March 2005, Mark E. Rose joined Grubb & Ellis as Chief Executive Officer, and over the past year, we have devised and embraced an aggressive strategic plan that is designed to take advantage of the opportunities that exist in the real estate services industry by strategically building on our core domestic capabilities, and leveraging our existing domestic platform by adding global capabilities so that we can provide comprehensive solutions to clients. Our strong brand recognition, extensive footprint, comprehensive product offering, local market research and high client satisfaction provide a solid foundation for continued strong growth.

Implemented Strategic Initiatives
      Strengthened presence in key markets. We have made significant recruiting gains over the past 12 months and hired new managers in our New York region and another to oversee our Washington, D.C. area offices, two areas where we believe there is significant growth potential for us. We recruited both of these individuals from industry competitors, and both have extensive industry experience advising Fortune 500 clients. We intend to continue to recruit and hire top talent to strengthen our presence in key markets.
      Expanded service offerings. In October 2005, we created a national project management business, which will allow us to better service the needs of our corporate clients. This group oversees construction management projects for corporate users and tenants, expands our facilities management offering and provides an additional revenue stream. The group is currently staffed with six project management professionals and we intend to expand this group as the demand for this business increases.
      In March 2006, our affiliate, Grubb & Ellis Realty Advisors, Inc. raised net proceeds of approximately $135,750,000 from an initial public offering and our initial equity investment of $2.5 million. We formed Realty Advisors to acquire, through purchase, asset acquisition or other business combination, one or more United States commercial real estate properties and/or assets, principally industrial and office properties. We currently own approximately 19% of the common stock of Realty Advisors and our Chairman of the Board, Chief Executive Officer and Chief Financial Officer each serve in the same capacity for Realty Advisors. Pursuant to various agreements that we have entered into with Realty Advisors, we will serve as their exclusive agent with respect to commercial real estate brokerage and consulting services related to real property acquisitions, dispositions, project management and agency leasing, and will also serve as the sole exclusive managing agent for all real property acquired by Realty Advisors. In the event that Realty Advisors does not complete a transaction having a value of approximately $108 million prior to September 2007 (subject to extension to March 2008 in certain circumstances) Realty Advisors will be required to liquidate and dissolve.
      Expanded our client relationship teams. In order to expand corporate client relationships, we have added experienced client relationship managers in New York, Denver and Atlanta. We remain committed to offering a single point of contact for our clients to meet their numerous real estate requirements. We believe this approach to client management will lead to stronger client relationships and allow us to capture a larger share of our clients’ real estate services expenditures.
      Realigned and strengthened our capital and ownership structure. In December 2005 we repurchased approximately 5.9 million shares of our common stock in a privately negotiated transaction, for an aggregate purchase price of approximately $23.4 million, or $4 per share. At the time, our share price was $7.10. In April 2006 we increased our existing senior secured credit facility with Deutsche Bank Trust Company Americas from $60 million to $100 million and extended the maturity of this facility for an additional year. On April 28, 2006, we entered into an agreement with the selling stockholder, the beneficial owner of all of our issued and outstanding shares of Series A-1 Preferred Stock, to exchange all of our Series A-1 Preferred Stock, for (i) 11,173,925 shares of our common stock, which is the common share equivalent that the holder of the Series A-1 Preferred Stock is entitled to receive upon a liquidation, merger, consolidation, sale or change in control of the Company, and (ii) a payment by us of $10,056,532.50 (or $.90 per share of each newly issued share of common stock). This preferred stock exchange will occur simultaneously with, and is expressly conditioned upon, the closing of this offering.

Future Strategic Initiatives
      Leverage our existing platform. We intend to capitalize on cross-selling opportunities by leveraging relationships with our long-standing client base. By offering our comprehensive menu of services and products, we believe we can design innovative solutions for our clients and maximize revenue per client by expanding our existing client relationships. Additionally, we believe we have built an infrastructure platform that can be further leveraged providing future economies of scale from both internal growth and acquisitions.
      Strengthen our domestic platform. The industry continues to undergo consolidation among real estate service providers. One key use of the proceeds from this offering will be to selectively pursue strategic acquisitions in order to significantly increase our brokerage and management network and enhance our product and service offerings. We also intend to recruit and hire top talent to increase our presence in key markets.
      Build a comprehensive global network. Since terminating our international alliance with Knight Frank as of December 31, 2005, we have been successful in meeting our multi-market clients’ global needs by working with local providers that we believe offer best-in-class service. However, we believe that in order to capture a sizeable share of the increasing revenue associated with opportunities that require us to have both domestic and international capabilities, we must build a comprehensive global network either through strategic acquisitions of international real estate service firms, or by opening new offices in 5-8 key markets throughout Europe and Asia. Either one of these pursuits will require substantial capital investment.
Employees
      As of March 31, 2006, our network consisted of nearly 5,000 real estate professionals. Of these, nearly 2,300 serve as property and facilities management staff at our client-owned properties, and our clients reimburse us fully for their salaries and benefits. We have approximately 1,400 employees and approximately 450 independent contractor transaction professionals working in over 50 owned offices and access to more than 750 additional transaction professionals in over 55 affiliate offices. We consider our relationship with our employees to be good and have not experienced any interruptions of our operations as a result of labor disagreements.
Facilities
      We lease all of our office space through non-cancelable operating leases, including our headquarters located in Chicago, Illinois. The terms of the leases vary depending on the size and location of the office. Currently, we lease approximately 660,000 square feet of office space in 58 locations under leases which expire at various dates through January 31, 2017. For those leases that are not renewable, we believe that there are adequate alternatives available at acceptable rental rates to meet our needs, although there can be no assurances in this regard. The following are our significant locations and their respective rentable square footage and lease expiration dates:

	Rentable	Expiration
Office/Location	Square Feet	Date

Chicago, IL (Corporate Headquarters)	61,400	01/31/17
New York, NY	42,957	12/31/09
Phoenix, AZ	26,830	05/31/06
Pittsburgh, PA	22,457	05/31/11
Chicago, IL	22,021	10/31/07
Dallas, TX	21,086	02/28/14
Atlanta, GA	21,050	10/31/10
Newport Beach, CA	19,867	07/31/07
Houston, TX	19,630	09/09/08
Kennesaw, GA	18,800	03/31/11
Denver, CO	17,868	06/30/09
Los Angeles, CA (South)	16,906	03/31/12
Detroit, MI	16,800	10/30/12
Fairfield, NJ	15,500	08/31/13
Sacramento, CA	14,603	03/31/11
San Jose, CA	14,024	04/30/09
Vienna, VA	13,645	08/14/09
Washington, DC	13,536	04/30/08
Armonk, NY	13,091	11/30/07
Rosemont, IL	12,063	02/28/07
Philadelphia, PA	12,037	12/31/06
Los Angeles, CA (Downtown)	11,842	08/31/10

Trademark
      The trade name “Grubb & Ellis” is material to our business.
Environmental Matters
      Federal, state and local laws and regulations impose environmental zoning restrictions, use controls, disclosure obligations and other restrictions that impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities, as well as the willingness of mortgage lenders to provide financing, with respect to some properties. If transactions in which we are involved are delayed or abandoned as a result of these restrictions, our brokerage business could be adversely affected. In addition, a failure by us to disclose environmental concerns in connection with a real estate transaction may subject us to liability to a buyer or lessee of property.
      Various environmental laws and regulations also can impose liability for the costs of investigating or remediation hazardous or toxic substances at sites currently or formerly owned or operated by a party, or at off-site locations to which such party sent wastes for disposal. As a property manager, we could be held liable as an operator for any such contamination, even if the original activity was legal and we had no knowledge of, or did not cause, the release or contamination. Further, because liability under some of these laws is joint and several, we could be held responsible for more than our share, or even all, of the costs for such contaminated site if the other responsible parties are unable to pay. We could also incur liability for property damage or personal injury claims alleged to result from environmental contamination, or from asbestos-containing materials or lead-based paint present at the properties we manage. Insurance for such matters may not always be available, or sufficient to cover our losses. Certain requirements governing the removal or encapsulation of asbestos-containing materials, as well as recently enacted local ordinances obligating property managers to inspect for and remove lead-based paint in certain buildings, could increase our costs of legal compliance and potentially subject us to violations or claims. Although such costs have not had a material impact on our financial results or competitive position in fiscal year 2006, the enactment of additional regulations, or more stringent enforcement of existing regulations, could cause us to incur significant costs in the future, and/or adversely impact our brokerage and management services businesses.
Legal Proceedings
      Our subsidiary owns a 33% interest in a general partnership, which in turn owns property in the State of Texas which is the subject of an environmental assessment and remediation effort, due to the discovery of certain chemicals related to a release by a former bankrupted tenant of dry cleaning solvent in the soil and groundwater of the partnership’s property and adjacent properties. Our subsidiary has no financial recourse available against the former tenant due to its insolvency. Prior assessments had determined that minimal costs would be incurred to remediate the release. However, subsequent findings at and around the partnership’s property increased the probability that additional remediation costs would be necessary. The partnership is working with the Texas Natural Resource Conservation Commission and the local municipality to implement a multi-faceted plan, which includes both remediation and ongoing monitoring of the affected properties. Although the partnership’s other partners have made all past contributions and are expected to make all future required contributions, there can be no assurances to this effect. As of March 31, 2006, our subsidiary’s share of cumulative costs to remediate and monitor this situation is estimated at approximately $1,157,000, based upon a comprehensive project plan prepared by an independent third party environmental remediation firm, or an increase of $100,000 during fiscal year 2005. Approximately $1,074,000 of this amount has been paid as of June 30, 2005 and the remaining $83,000 has been reflected as a loss reserve for such matters in the consolidated balance sheet. We believe that the outcome of these events will not have a material adverse effect on our consolidated financial position or results of operations.
      We are involved in various other claims and lawsuits arising out of the conduct of our business, as well as in connection with participation in various joint ventures and partnerships, many of which may not be covered by our insurance policies. We believe the eventual outcome of such claims and lawsuits will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT
Directors and Executive Officers
      Our current directors and executive officers are as follows:

Name	Age	Position

R. David Anacker	70	Director
Anthony G. Antone	36	Director
C. Michael Kojaian	43	Chairman of the Board
Robert J. McLaughlin	72	Director
Mark E. Rose	42	Director and Chief Executive Officer
Rodger D. Young	59	Director
Maureen A. Ehrenberg	46	Executive Vice President/ President Grubb & Ellis Management Services/ President Global Client Services
Robert H. Osbrink	57	Executive Vice President/ President of Transaction Services
Shelby E. Sherard	35	Chief Financial Officer
Robert Z. Slaughter	51	Executive Vice President/ General Counsel
      R. David Anacker has served as a member of our board of directors since May 1994. Mr. Anacker is a Principal of Canal Partners, a private investment organization. He is also the Business Development Specialist, Office of the President, for Parker-Hannifin Corporation’s Instrumentation Group, which is headquartered in Cleveland, Ohio. He has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California, since November 1991. He served as a director of Grubb & Ellis Management Services, Inc., our subsidiary, from August 1992 to July 1994.
      Anthony G. Antone has served as a member of our board of directors since July 2002. Mr. Antone, an attorney, has been associated with Kojaian Management Corporation, a real estate investment firm headquartered in Bloomfield Hills, Michigan, since October 1998, serving as Vice President — Development since September 2001, and as Director — Development from October 1998 to September 2001. Prior to that time he served the office of Spencer Abraham, United States Senator, as Deputy Chief of Staff. He is also a director of Bank of Michigan.
      C. Michael Kojaian has served as our chairman of the board since June 2002. He has been the President of Kojaian Ventures, L.L.C. and also Executive Vice President, a director and a shareholder of Kojaian Management Corporation, both of which are investment firms headquartered in Bloomfield Hills, Michigan, since 2001 and 1990, respectively. He has also been a director of Arbor Realty Trust, Inc., since June 2003 and a Director of Grubb & Ellis Realty Advisors, Inc., our affiliate, since its inception in September 2005.
      Robert J. McLaughlin has been a member of our board of directors since July 2004. Mr. McLaughlin previously served as a member of our board from September 1994 to March 2001. He founded The Sutter Group in 1982, a management consulting company that focuses on enhancing shareholder value, and currently serves as its President. Previously, Mr. McLaughlin served as President and Chief Executive Officer of Tru-Circle Corporation, an aerospace subcontractor from November 2003 to April 2004, and as Chairman of the Board of Directors of Imperial Sugar Company from August 2001 to February 2003, and as Chairman and Chief Executive Officer from October 2001 to April 2002. He is a director of Imperial Sugar Company and Meridian Automotive Systems.
      Mark E. Rose has served as our Chief Executive Officer and as a member of our Board of Directors since March 2005. Mr. Rose has also served as the Chief Executive Officer, Secretary and as a member of the Board of Directors of Grubb & Ellis Realty Advisors, Inc., our affiliate, since its inception in September 2005. From 1993 to 2005, Mr. Rose served in various positions with Jones Lang LaSalle, including serving as Chief Innovation Officer from 2000 to 2002, as Chief Financial Officer of the Americas from 2002 to 2003, and as Chief Operating Officer and Chief Financial Officer of the Americas from 2003 through his departure in 2005. Prior to joining Jones Lang LaSalle, Mr. Rose was the Chairman and Chief Executive Officer of the U.S. Real Estate Investment Trust of the British Coal Corporation Pension Funds, where he oversaw the management and subsequent disposal of a $1 billion portfolio real estate assets. Mr. Rose serves on the Board of Directors of the Chicago Shakespeare Theater, Chicago Botanic Garden, and the Chicago Central Area Committee.
      Rodger D. Young has served as a member of our board of directors since April 2003. Mr. Young has been a name partner of the law firm of Young & Susser, P.C. since its founding in 1991, a boutique firm specializing in commercial litigation with offices in Southfield, Michigan and New York City. In 2001, Mr. Young was named Chairman of the Bush Administration’s Federal Judge and U.S. Attorney Qualification Committee by Michigan Governor John Engler and Michigan’s Republican Congressional Delegation.
      Maureen A. Ehrenberg has served as our Executive Vice President since November 2000, and as Senior Vice President from May 1998 to November 2000. Ms. Ehrenberg was named our President of Global Client Services in February 2004. She has also served as President of Grubb & Ellis Management Services, Inc., our wholly owned subsidiary, from February 1998 and as the head of our International Services Group since April 2003. From May 2000 to May 2001, she served as a member of Office of the President of Grubb & Ellis Company. She also serves as a director and/or officer of certain of our subsidiaries. Ms. Ehrenberg also acted as our Co-Chief Executive Officer from April 2003 until Mr. Rose joined us in March 2005.
      Robert H. Osbrink has served as our Executive Vice President since December 2001 and was named our President of Transaction Services in February 2004. During the five years prior to December 2001, Mr. Osbrink served in a progression of regional managerial positions in the Los Angeles and Southwestern United States areas for us. Mr. Osbrink also acted as our Co-Chief Executive Officer from April 2003 until Mr. Rose joined us in March 2005.
      Shelby E. Sherard has served as our Chief Financial Officer since October 2005. Ms. Sherard has also served as the Chief Financial Officer of Grubb & Ellis Realty Advisors, Inc, our affiliate, since October 2005. Ms. Sherard served from 2002 through 2005, as the Chief Financial Officer and Senior Vice President of Sitestuff, Inc., a company based in Austin, Texas, which provides procurement solutions for the commercial real estate industry. From 2000 to 2002, Ms. Sherard served as an Associate in the Investment Banking division at Morgan Stanley, where she focused on Global Power & Utilities, Real Estate and Mergers and Acquisitions. From 1994 to 1998, Ms. Sherard served in the Corporate Finance Group at La Salle Partners Incorporated (now Jones Lang La Salle Incorporated), initially serving as a Financial Analyst until her promotion to Associate in 1996.
      Robert Z. Slaughter has served as our Executive Vice President and General Counsel since April 2006. From 2001 to 2006, Mr. Slaughter was a partner in the law firm of Jenner & Block, LLP, based in Chicago, Illinois, where his primary practice focused on corporate, securities, governance and commercial matters. Prior to joining Jenner & Block, Mr. Slaughter served as Vice President and General Counsel of Moore Corporation Limited (which was subsequently combined with R.R. Donnelley and Sons Co.) from 1997 to 2001 and as a business unit Vice President and General Counsel at Ameritech Corporation from 1994 to 1997.
      Directors hold office until the next annual meeting of stockholders, and until their successors are duly elected and qualified. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum. Our executive officers serve at the discretion of the board of directors. There is no family relationship between any of our executive officers or between any executive officer and any of our directors.
Board Committees
      Our board of directors currently has two standing committees: the Audit Committee and the Compensation Committee. These committees are further described below. Our board of directors may also establish various other committees to assist it in its responsibilities.

Audit Committee
      The primary function of the Audit Committee is to provide oversight relating to our corporate accounting functions, our systems of internal controls, and the integrity and quality of our financial reports. The responsibilities of the Audit Committee include recommending to the board of directors the appointment of independent accountants as auditors; approval of the scope of the annual audit; and a review of: 1) the independence and performance of the auditors; 2) the audit results and compliance with the auditors’ recommendations; and 3) financial reports to stockholders. In addition, the Audit Committee approves the selection of any vendor utilized for internal auditing; and monitors our internal audit function, our corporate accounting function and the effectiveness of internal controls, and compliance with certain aspects of the our conflicts-of-interest policy. The Audit Committee operates pursuant to a written charter and complies with the applicable provisions of Sarbanes-Oxley and related rules of the SEC.
      The Chairman of the Audit Committee is R. David Anacker, and the other member is Robert McLaughlin. Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership. The board of directors has further determined that R. David Anacker and Robert McLaughlin are each an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Compensation Committee
      The functions of the Compensation Committee are the approval of compensation arrangements for our executive officers, administration of certain stock option and other compensation plans, making recommendations to the board of directors regarding the adoption of equity compensation plans in which directors and officers are eligible to participate and the award of long-term cash and equity incentives to our officers. The Compensation Committee operates pursuant to a written charter and complies with the applicable provisions of Sarbanes-Oxley and related rules of the SEC. The Chairman of the Compensation Committee is Robert McLaughlin, and the other members are Rodger Young and R. David Anacker.
Compensation Committee Interlocks and Insider Participation
      None of the members of our Compensation Committee was at any time since July 1, 2004, or at any time prior thereto an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Compensation of Directors
      Only outside directors (who are unaffiliated with us as officers or employees of ours) receive compensation for serving on the Board and on our committees. Such compensation for the fiscal year ended June 30, 2005, consisted of an annual retainer fee of $30,000, a fee of $1,500 for each committee and Board meeting attended in person, and an annual fee of $5,000 for each committee chaired. Under the 1993 Stock Option Plan for Outside Directors, outside directors each received an option to purchase 10,000 shares of common stock upon the date of first election to the Board, and an option to purchase 8,000 shares of common stock upon successive four-year anniversaries of service. The exercise prices of the options are equal to the then market value of our common stock as of the date of the grant. Directors other than members of the Compensation Committee were also eligible to receive stock options under the 1990 Amended and Restated Stock Option Plan. Of the options granted to outside directors pursuant to the foregoing option plans, options to purchase 6,000, 3,333 and 6,666 shares of our common stock issued to R. David Anacker, Robert J. McLaughlin and Rodger D. Young, respectively, are currently the only outstanding options and are all fully vested. Effective October 1, 2005, compensation for outside directors, which is set by the Board, was revised in light of the increasing responsibilities and liabilities imposed on directors. Specifically, the annual retainer was increased to $40,000, and the annual retainer with respect to the chair of the Audit Committee was increased to $10,000 (the annual fee for serving as the chair of any other Board Committee remained the same). In addition, Directors will now also be paid $1,000 for each telephonic Board or committee meeting attended (in addition to being paid $1,500 for attending in person Board or committee meetings), for up to six telephonic meetings per year. The foregoing fees with respect to committee attendance relate only to standing committees of the Board and do not pertain to any special committees, compensation for which is determined on a case-by-case basis. All other cash compensation remained the same. In addition, also effective October 1, 2005, the stock option grants were eliminated and are replaced by a Restricted Stock Program which provides for annual grants of $50,000 worth of restricted stock, which vest three years from the date of grant. In addition, recipients of restricted stock are also required to accumulate an equity position in us of $200,000 over five years.
Executive Compensation
      The following table shows compensation earned, including deferred compensation, for services in all capacities with us and our subsidiaries for the fiscal years ended June 30, 2005, 2004 and 2003, by the following executives:

(a) the persons who served as Chief Executive Officer or in a similar capacity during the 2005 fiscal year (Mr. Rose from his hire date of March 8, and prior to that Ms. Ehrenberg, Mr. Osbrink, and Mr. Parker as Co-Chief Executive Officers);

(b) the person who served as Chief Financial Officer for the 2005 fiscal year (Mr. Parker);

(c) each of our four most highly-compensated executive officers who were serving as executive officers during the fiscal year ended June 30, 2005, three of which (Ms. Ehrenberg, Mr. Osbrink and Mr. Parker) were employed throughout the entire fiscal year, and Mr. Rose from his hire date of March 8, 2005.

SUMMARY COMPENSATION TABLE

				Long Term Compensation

	Annual Compensation				Securities
				Restricted	Underlying	All Other
Name and	Fiscal		Bonus	Stock Awards	Options/SARs	Compensation
Principal Position(1)	Year	Salary ($)	($)(2)	($)(3)	(#)(4)	($)(5)

Mark E. Rose	2005	157,000	2,083,000	750,000	500,000	45,000
Chief Executive Officer	2004	0	0	0	0	0
	2003	0	0	0	0	0
Maureen A. Ehrenberg	2005	397,000	278,000	500,000	0	302,000
Executive Vice President, and	2004	400,000	58,000	0	0	2,000
President, Global Client Services	2003	358,000	150,000	0	0	0
Robert H. Osbrink	2005	419,000	298,000	0	0	2,000
Executive Vice President, and	2004	450,000	196,000	0	0	2,000
President, Transaction Services	2003	550,000	139,000	0	0	0
Brian D. Parker(6)	2005	324,000	187,000	0	0	2,000
Executive Vice President, and	2004	324,000	109,000	0	150,000	1,400
Chief Financial Officer	2003	113,000	28,000	0	0	0

(1)	Mr. Rose was hired as our Chief Executive Officer effective March 8, 2005. He was not employed by us in any capacity prior to that date. Ms. Ehrenberg has been serving as President of Global Client Services since February 2004 and as an Executive Vice President of ours since November 2002. Ms. Ehrenberg was also appointed President of Grubb & Ellis Management Services, Inc. in February 1998 and continues to serve in that capacity. Ms. Ehrenberg served as a member of the Office of the President from May 31, 2000 to May 15, 2001 and as Co-Chief Executive Officer from April 2003 until the hiring of Mr. Rose in March 2005. Mr. Osbrink has served as President of Transaction Services since February 2004. Previously, Mr. Osbrink served as our Executive Vice President of Transaction Services for the Western Region and as our Co-Chief Executive Officer from April 2003 until the hiring of Mr. Rose in March 2005. Mr. Parker was hired as our Chief Financial Officer in March 2003 and also served as Co-Chief Executive Officer from April 2003 until the hiring of Mr. Rose in March 2005. Previously, Mr. Parker served as our Chief Financial Officer from October 1996 to January 2000 at which time he was appointed Executive Vice President Business Development until his resignation from us on June 8, 2001. Mr. Parker also served as a member of the Office of the President from May 31, 2000 to May 15, 2001. Mr. Parker submitted his resignation as Chief Financial Officer in September 2005. See “Employment Agreements” below for additional information.

(2)	Mr. Rose received a signing bonus of $2,083,000 upon joining us in March 2005, which is subject to repayment by Mr. Rose under certain circumstances through March 2008. All other bonus compensation set forth in the table represents incentives that were primarily paid in the fiscal year indicated for services rendered during the previous calendar year. See “Employment Agreements” below.

(3)	These amounts represent all outstanding restricted stock awards held by the officer. Mr. Rose holds 159,575 shares of restricted stock with a market value of $1,117,025 as of June 30, 2005, which vest in equal one-third installments on each of the first, second, and third anniversaries of March 8, 2005, the grant date. Ms. Ehrenberg holds 84,746 shares of restricted stock with a market value of $593,222 as of June 30, 2005, which vest entirely on December 30, 2007.

(4)	These amounts represent options to purchase the numbers of shares of common stock indicated.

(5)	Mr. Rose received approximately $45,000 in cash compensation related to his transition to us in March 2005. Ms. Ehrenberg received a one time payment of $300,000 in June

2005, which is subject to repayment should Ms. Ehrenberg resign from the Company before June 6, 2006. All other amounts represent our contributions made during each calendar year following the 2004 and 2003 plan years (calendar years) to the 401(k) plan accounts of the designated individuals.

(6)	Mr. Parker resigned as our Chief Financial Officer effective as of January 16, 2006.
LONG-TERM INCENTIVE PLAN AWARDS
IN LATEST FISCAL YEAR

			Estimated Future Payouts

	Plan		Threshhold	Target	Maximum
Name	Year	Performance Period	($)	($)	($)

Mark E. Rose	2005	1/1/05-12/31/07	$67,600	$325,000	$812,500
	2004	1/1/04-12/31/06	$67,600	$325,000	$812,500
Maureen A. Ehrenberg	2005	1/1/05-12/31/07	$48,672	$234,000	$585,000
	2004	1/1/04-12/31/06	$48,672	$234,000	$585,000
Robert H. Osbrink	2005	1/1/05-12/31/07	$54,080	$260,000	$650,000
	2004	1/1/04-12/31/06	$54,080	$260,000	$650,000
Brian D. Parker	2005	1/1/05-12/31/07	$43,805	$210,600	$526,500
	2004	1/1/04-12/31/06	$43,805	$210,600	$526,500
      The estimated future payouts of the awards are based on the achievement of certain cumulative earnings before interest and taxes targets during the three-year performance period, which cannot be estimated with certainty at this time.
OPTION/ SAR GRANTS IN THE LAST FISCAL YEAR

Individual Grants

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(1)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(1)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Mark E. Rose	500,000	100%	$4.70	3/8/15	$1,478,000	$3,745,000
AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options/
	Shares	Value	Options/SARs at FY-End	SARs at FY-End ($)
	Acquired on	Realized
Name	Exercise	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Maureen A. Ehrenberg	0	0	189,022/0	$121,000/$0
Robert H. Osbrink	0	0	15,000/0	$7,000/$0
Mark E. Rose	0	0	0/500,000	0/1,150,000
Brian D. Parker	0	0	100,000/50,000	$608,000/304,000

(1)	The value of the in-the-money options at fiscal year-end was calculated based on the closing price of the common stock as reported on the Over-The-Counter Bulletin Board on June 30, 2005 ($7.00 per share).

Employment Agreements

Mark E. Rose
      On March 8, 2005, the Board of Directors named Mark E. Rose as our Chief Executive Officer. Accordingly we entered into an employment agreement with Mr. Rose, effective as of such date, pursuant to which Mr. Rose will serve as our Chief Executive Officer for a term of three years and shall also serve on our Board of Directors. Under the employment agreement, Mr. Rose shall be paid a base salary of $500,000 per annum, and shall be eligible to receive annual performance-based bonus compensation of up to two times his base salary; which, only for the first year of the term, is guaranteed and shall be no less than $750,000. We also agreed to pay Mr. Rose a sign-on bonus of $2,083,000, which shall be entirely subject to repayment by Mr. Rose, if his employment is terminated by us for Cause or terminated by him without Good Reason prior to the second anniversary of his date of hire. Mr. Rose will be required to repay to us the sign-on bonus, less $750,000, if his employment is terminated by us for Cause or terminated by him without Good Reason during the period between the second and third anniversary of his employment. In addition, Mr. Rose is entitled to participate in our long-term incentive compensation plan at a target of 65% of his salary.
      Mr. Rose is also entitled to participate in our health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement contains confidentiality, non-competition, no-raid, non-solicitation, non-disparagement and indemnification provisions and is terminable by us upon Mr. Rose’s death or disability, or for Cause, without any additional compensation other than what is accrued to Mr. Rose as of the date of any such termination.
      In the event that Mr. Rose is terminated without Cause, or if Mr. Rose terminates the agreement for Good Reason, Mr. Rose is entitled to receive his annual base salary, payable in accordance with our customary payroll practices for twenty-four months, plus an amount equal to the cost of COBRA payments, increased to compensate for any amount withheld by us due to federal and state withholdings, until the earlier of twelve months from the termination date or Mr. Rose obtaining health coverage from another source. Our payment of any amounts to Mr. Rose upon his termination without Cause or for Good Reason is contingent upon Mr. Rose executing a pre-negotiated release.
      In addition, in the event Mr. Rose is terminated upon a Change in Control or within eighteen months thereafter or six months prior to a Change in Control, in contemplation thereof, Mr. Rose is entitled to receive payment of two times his base salary and two times his applicable bonus, paid ratably over twelve months in accordance with our customary payroll practices. In addition, upon a Change in Control, the vesting of Mr. Rose’s stock options shall become fully vested upon the closing of the change of control transaction and he shall have twenty-four months to exercise the unexercised options. Our payment of any amounts to Mr. Rose upon his termination upon a Change in Control is contingent upon Mr. Rose executing a pre-negotiated release.
      In addition, upon entering into the employment agreement, we granted to Mr. Rose non-qualified stock options to purchase up to 500,000 shares of our common stock at an exercise price of $4.70 per share. Mr. Rose is also entitled to receive during the term of the employment agreement on effective date and successive anniversaries thereafter, annual stock grants of $750,000 worth of restricted shares of our common stock. The first grant of 159,575 restricted shares of our common stock was granted on March 8, 2005 at a per share price of $4.70. The second grant of 64,158 restricted shares of our common stock was granted on March 8, 2006 at a per share price of $11.69. The remaining grant, scheduled for March 8, 2007 will be at a per share price of our common stock at the close of trading on the trading day two days before March 8, 2007. Both the stock options and all restricted shares of common stock vest ratably over three years, subject to acceleration in the event of a Change in Control. Any unvested stock options will be subject to 50% acceleration upon the employment agreement’s termination without Cause or for Good Reason, after the conclusion of the first year of the term.
      Under Mr. Rose’s employment agreement, Cause, Good Reason and Change of Control have the following definitions:

Cause generally means: (i) refusal, to perform his duties or to follow a lawful directive of the Board, (ii) fraud, embezzlement, or theft against our property or our personnel, (iii) conduct that we reasonably determine will have a material adverse affect on our reputation, business, assets, properties, results of operations or financial condition, or (iv) conviction of a felony or pleading nolo contendere in respect to a felony charge.

Good Reason generally means: (i) our material breach of Mr. Rose’s employment agreement that is not cured within thirty days; (ii) permanent relocation of Mr. Rose from the Chicago metropolitan area; (iii) a reduction in Mr. Rose’s base salary; (iv) a material reduction in Mr. Rose’s duties and responsibilities; or (v) our requiring Mr. Rose to directly report to any other executive officer.

Change of Control generally means any of the following: (a) a transaction (or series of transactions) which results in our stockholders failing to own, immediately after the effectiveness of such transaction (or transactions), the amount of securities necessary to elect a majority of our directors, (b) a transaction (or a series of transactions) resulting in a merger, consolidation, or exchange of our securities with any other entity which results in our stockholders failing to own, immediately after the effectiveness of such transaction (or transactions), the amount of securities necessary to elect a majority of the directors of the merged, combined or new entity, or (c) any person or entity, or persons or entities, acquiring in a transaction or series of transactions, substantially all our assets.

Maureen A. Ehrenberg
      On June 6, 2005, we entered into a three-year employment agreement with Maureen A. Ehrenberg, pursuant to which Ms. Ehrenberg will continue to serve as our Executive Vice President and as the President of both Grubb & Ellis Management Services, Inc. and our Global Client Services.
      During the term of her employment agreement, which is effective as of January 1, 2005, Ms. Ehrenberg shall be paid a base salary of $360,000 per annum, and shall be eligible to receive annual performance-based bonus compensation of up to 80% of her base salary. Ms. Ehrenberg is also entitled to participate in our long-term incentive compensation plan at a target of 65% of his salary. In addition, Ms. Ehrenberg is entitled to participate in our health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties. The agreement contains confidentiality, non-competition, no-raid, non-solicitation and indemnification provisions and is terminable by us upon Ms. Ehrenberg’s death or disability, or for Cause, without any additional compensation other than what is accrued to Ms. Ehrenberg as of the date of any such termination.
      In the event that Ms. Ehrenberg is terminated without Cause, or if Ms. Ehrenberg terminates the agreement for Good Reason, Ms. Ehrenberg is entitled to receive as severance pay, (i) her annual base salary, payable in accordance with our customary payroll practices for the greater of the remainder of the then-existing term of her employment agreement or twelve months (such period referred to as the “severance period”); (ii) prorated bonus compensation based on the number of days Ms. Ehrenberg was employed for the applicable calendar year; (iii) prorated incentive plan compensation based on the number of days Ms. Ehrenberg was employed for the applicable calendar year, and (iv) an amount equal to the cost of COBRA payments, increased to compensate for any amount withheld by us due to federal and state withholdings, until the earlier of the end of the severance period or Ms. Ehrenberg obtaining health coverage from another source. Our payment of any amounts to Ms. Ehrenberg upon her termination without Cause or for Good Reason is contingent upon Ms. Ehrenberg executing a pre-negotiated release.
      In addition, in the event Ms. Ehrenberg is terminated without Cause or resigns for Good Reason upon a Change in Control or within eighteen months thereafter or six months prior to a Change in Control, in contemplation thereof, Ms. Ehrenberg is entitled to receive payment of two times her base salary and two times her applicable bonus, paid ratably over twelve months in accordance with our customary payroll practices. In addition, upon a Change in Control, the vesting of Ms. Ehrenberg stock options shall be accelerated. Our payment of any amounts to Ms. Ehrenberg upon her termination upon a Change in Control is contingent upon Ms. Ehrenberg executing a pre-negotiated release.
      In addition, upon the entering into of her employment agreement, we granted to Ms. Ehrenberg a stock grant of $500,000 worth of restricted shares of our common stock, or 84,746 restricted shares at the per share price of $5.90. All of the restricted shares vest upon the expiration of the term of the employment agreement, subject to acceleration in the event of a Change in Control.
      Under Ms. Ehrenberg’s employment agreement, Cause, Good Reason and Change of Control have the following definitions:

Cause generally means: (i) refusal to perform her duties (ii) refusal to follow a lawful directive of the Board, (iii) fraud, embezzlement, or theft against our property or our personnel, (iv) gross reckless conduct that we reasonably determine will have a material adverse affect on our reputation, business, assets, properties, results of operations or financial condition, or (v) conviction of a felony, an act of moral turpitude, or an entry of a plea of nolo contendere in respect of a such a charge.

Good Reason generally means: (i) our material breach of Ms. Ehrenberg’s employment agreement that is not cured within thirty days; (ii) permanent relocation of Ms. Ehrenberg from the Chicago metropolitan area; (iii) a reduction in Ms. Ehrenberg’s title or base salary; (iv) a change in Ms. Ehrenberg’s reporting relationship such that she is no longer directly reporting to the Board, or the Chief Executive Officer; (v) a reduction in Ms. Ehrenberg’s bonus target level below 80% of her base salary; or (vi) a material reduction in Ms. Ehrenberg’s duties, responsibilities and/or authority, as measured by various enumerated criteria.

Change of Control generally means any of the following: (a) a transaction (or series of transactions) which results in our stockholders failing to own, immediately after the effectiveness of such transaction (or transactions), the amount of securities necessary to elect a majority of our directors, (b) a transaction (or a series of transactions) resulting in a merger, consolidation, or exchange of our securities with any other entity which results in our stockholders failing to own, immediately after the effectiveness of such transaction (or transactions), the amount of securities necessary to elect a majority of the directors of the merged, combined or new entity, or (c) any person or entity, or persons or entities, acquiring in a transaction or series of transactions, substantially all our assets.

Robert H. Osbrink
      On November 9, 2004, we entered into a four-year employment agreement, effective as of January 1, 2004, with Robert H. Osbrink, our Executive Vice President and President of Transaction Services. Pursuant to the terms of this agreement, Mr. Osbrink receives a base salary of $400,000 per year, as well as annual performance based bonus compensation with a target of 75% of his base salary (subject to increase or decrease depending on various criteria and metrics), but capped at 125% of his base salary. Mr. Osbrink is also entitled to participate in our long-term incentive compensation plan at a target of 65% of his salary.
      Mr. Osbrink is also entitled to participate in our health and other benefit plans generally afforded to executive employees. Mr. Osbrink is also reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement also contains confidentiality, non-competition, no-raid, non-solicitation, non-disparagement and indemnification provisions and is terminable by us upon Mr. Osbrink’s death or disability, or for Cause, without any additional compensation other than what is accrued to Mr. Osbrink as of the date of any such termination.
      In the event that Mr. Osbrink is terminated by us without Cause, or Mr. Osbrink terminates his employment agreement for Good Reason, he is entitled to receive his base salary for twelve months, payable in accordance with our normal payroll practices, plus reimbursement for COBRA payments until the earlier of twelve months, or until such time as Mr. Osbrink obtains health insurance from another source. Our payment of any amounts to Mr. Osbrink upon his termination without Cause or for Good Reason is contingent upon his executing our then standard form of release.
      In addition, in the event Mr. Osbrink is terminated without Cause or resigns for Good Reason upon a Change in Control or within eighteen months thereafter or six months prior to a Change in Control, in contemplation thereof, Mr. Osbrink is entitled to receive two times his base salary plus two times his applicable bonus (“applicable bonus” generally means, the average of the cash bonuses earned during the preceding two or three years, as applicable, under his employment agreement), paid ratably over twelve months. Our payment of any amounts to Mr. Osbrink upon his termination upon a Change in Control is contingent upon his executing our then standard form of release.
      On September 7, 2005, we and Mr. Osbrink agreed to an amendment of his employment agreement, increasing his annual performance based bonus compensation target to 100% of his base salary (subject to increase or decrease depending on various criteria and metrics), which remains capped at 125% of his base salary.
      In addition, the amendment required us to grant Mr. Osbrink $250,000 worth of restricted shares of our common stock or 37,314 restricted shares at the per share price of $6.70. All of the restricted shares vest upon the expiration of the term of the employment agreement, subject to acceleration in the event of a Change in Control.
      Under Mr. Osbrink’s employment agreement, Cause, Good Reason and Change of Control have the following definitions:

Cause generally means: (i) refusal to perform his duties or to follow a lawful directive of the Board, (ii) fraud, embezzlement, or theft against our property or our personnel, (iii) gross reckless conduct that we reasonably determine will have a material adverse affect on our reputation, business, assets, properties, results of operations or financial condition, (iv) conviction of a felony or an entry of a plea of nolo contendere in respect of a such a charge, or (v) engaging in any other criminal conduct or an act of moral turpitude that injures us.

Good Reason generally means: (i) our material breach of Mr. Osbrink’s employment agreement that is not cured within thirty (30) days; (ii) a reduction in Mr. Osbrink’s base salary; (iii) a material reduction in Mr. Osbrink’s duties and responsibilities (as measured by a change that reduces the annual budgeted revenues attributable to the business operations for which Mr. Osbrink is currently responsible, to a figure which is 70% of such revenues after the change), and (iv) a change in Mr. Osbrink’s reporting relationship such that he is no longer directly reporting to our Chief Executive Officer or Chief Operating Officer.

Change of Control generally means any of the following: (a) a transaction (or series of transactions) which results in our stockholders failing to own, immediately after the effectiveness of such transaction (or transactions), the amount of securities necessary to elect a majority of our directors, (b) we shall in one transaction (or a series of transactions) effect a merger, consolidation, or exchange of our securities with any other entity which results in our stockholders failing to own, immediately after the effectiveness of such transaction (or transactions), the amount of securities necessary to elect a majority of the directors of the merged, combined or new entity, or (c) any person or entity, or persons or entities, acquiring in a transaction or series of transactions, substantially all our assets.

Shelby E. Sherard
      Effective October 10, 2005, we and Ms. Sherard entered into a three-year exclusive employment agreement pursuant to which Ms. Sherard will serve as our Executive Vice President and Chief Financial Officer at an annual base salary of $200,000. In addition, Ms. Sherard is entitled to receive target bonus compensation of up to 50% of her base salary based upon annual performance goals to be established by our Compensation Committee. Ms. Sherard was also granted 25,000 common stock purchase options, which have a term of ten years, are exercisable at $5.89 per share, and vest ratably over three years. Ms. Sherard is also entitled to participate in our long-term incentive compensation plan, in an amount up to 65% of her salary.
      Ms. Sherard is also entitled to participate in our health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties. The agreement contains confidentiality, non-competition, no raid, non-solicitation, non-disparagement, and indemnification provisions and is terminable by us upon Ms. Sherard’s death or disability, or for Cause, without any additional compensation other than what has accrued to Ms. Sherard as of the date of any such termination.
      In the event that Ms. Sherard is terminated without Cause, or if Ms. Sherard terminates the agreement for Good Reason, Ms. Sherard is entitled to receive her annual base salary, payable in accordance with our customary payroll practices, for twelve months. Our payment of any amounts to Ms. Sherard upon her termination without Cause or for Good Reason is contingent upon her executing our then standard form of release.
      In addition, in the event Ms. Sherard is terminated without Cause or resigns for Good Reason upon a Change in Control or within nine months thereafter or six months prior to a Change in Control, in contemplation thereof, Ms. Sherard is entitled to receive her base salary plus her applicable bonus (“applicable bonus” generally means, the average of the cash bonuses earned during the preceding two or three years, as applicable, under her employment agreement), paid ratably over twelve months. In addition, upon a Change in Control, the vesting of all of Ms. Sherard’s stock options is accelerated. Our payment of any amounts to Ms. Sherard upon her termination upon a Change in Control is contingent upon her executing our then standard form of release.
      Under Ms. Sherard’s employment agreement, Cause, Good Reason and Change of Control have the following definitions:

Cause generally means: (i) refusal to perform her duties or to follow a lawful directive of the Board, (ii) fraud, embezzlement, or theft against our property or our personnel, (iii) gross reckless conduct that we reasonably determine will have a material adverse affect on our reputation, business, assets, properties, results of operations or financial condition, (iv) conviction of a felony or an entry of a plea of nolo contendere in respect of a such a charge, or (v) engaging in any other criminal conduct or an act of moral turpitude that injures us.

Good Reason generally means: (i) our material breach of Ms. Sherard’s employment agreement that is not cured within thirty days; (ii) permanent relocation of Ms. Sherard from the Chicago metropolitan area, (iii) a reduction in Ms. Sherard’s base salary; (iv) a material reduction in Ms. Sherard’s title and position, and (iv) a change in Ms. Sherard’s reporting relationship such that she is no longer directly reporting to our Chief Executive Officer.

Change of Control generally means any of the following: (a) a transaction (or series of transactions) which results in our stockholders failing to own, immediately after the effectiveness of such transaction (or transactions), the amount of securities necessary to elect a majority of our directors, (b) a transaction (or a series of transactions) resulting in a merger, consolidation, or exchange of our securities with any other entity which results in our stockholders failing to own, immediately after the effectiveness of such transaction (or transactions), the amount of securities necessary to elect a majority of the directors of the merged, combined or new entity, or (c) any person or entity, or persons or entities, acquiring in a transaction or series of transactions, substantially all our assets.

Brian D. Parker
      Effective September 30, 2003, Mr. Parker signed a three-year exclusive employment agreement with us to serve as our Chief Financial Officer for an annual base salary of $360,000. In addition, Mr. Parker was entitled to receive target bonus compensation of up to 50% of his base salary based upon Mr. Parker’s and our performance, in accordance with goals to be established by our Chief Executive Officer in consultation with Mr. Parker. Mr. Parker was also granted 150,000 common stock purchase options, exercisable at $0.92 per share, of which 50,000 became exercisable on the date of grant, December 9, 2003, 50,000 became exercisable on December 9, 2004, and 50,000 became exercisable on December 9, 2005. The options have a term of ten years. Mr. Parker was also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and was reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement contained confidentiality, non-competition and non-solicitation provisions and was terminable by the Company upon Mr. Parker’s death or disability, or for cause, without any additional compensation other than what is accrued to Mr. Parker as of the date of any such termination. Mr. Parker was also entitled to participate in our long term incentive compensation plan.
      In September 2005 Mr. Parker resigned as the Chief Financial Officer of the Company and his employment agreement was terminated effective as of January 16, 2006.

Equity Compensation Plan Information
      The following table provides information on equity compensation plans of the company as of June 30, 2005.

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted	Future Issuance Under
	to be Issued Upon	Average Exercise	Equity Compensation
	Exercise of	Price of Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected
	Warrants and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	853,022	$4.60	2,273,952
Equity compensation plans not approved by security holders	592,130	$9.18	1,336,983
Total	1,445,152	$6.48	3,610,935
Equity Compensation Plans Not Approved by Stockholders
      Our 1998 Stock Option Plan is the sole equity compensation plan not approved by our stockholders. Our 1998 Stock Option Plan provides for grants of options to purchase our common stock. The plan authorizes the issuance of up to 2,000,000 shares, and there were 1,336,983, 1,129,219, and 971,979 shares available for grant under the plan as of June 30, 2005, 2004 and 2003, respectively. Stock options under this plan may be granted at prices and with such other terms and vesting schedules as determined by the Compensation Committee of the Board of Directors, or, with respect to options granted to corporate officers, the full Board of Directors.
Equity Compensation Plans Approved by Stockholders
      Our 1990 Amended and Restated Stock Option Plan, as amended, provides for grants of options to purchase our common stock for a total of 2,000,000 shares. At June 30, 2005, 2004 and 2003, the number of shares available for grants under the plan was 1,179,952, 1,029,345 and 904,517, respectively. Options under this plan may be granted at prices from 50% up to 100% of the market price per share at the dates of grant, the terms and vesting schedules of which are determined by the Board of Directors.
      Our 1993 Stock Option Plan for Outside Directors, which was suspended in September 2005, provided for an automatic grant of an option to purchase 10,000 shares of common stock to each newly elected independent member of the Board of Directors and an automatic grant of an option to purchase 8,000 shares at the successive four-year service anniversaries of each such director. The exercise prices are set at the market price at the date of grant. The initial options expire five years from the date of grant and vest over three years from such date. The anniversary options vest over four years from the date of grant and expire ten years from such date. The plan was amended in November 1998 to increase the number of issuable shares authorized for the plan from 50,000 to 300,000 and to provide for the anniversary options. The number of shares available for grant was 244,000 at June 30, 2005 and 236,000 at June 30, 2004 and 2003. The 1993 Stock Option Plan for Outside Directors was replaced by a Restricted Stock Program for Outside Directors. For a description of the Restricted Stock Program see “Compensation of Directors” under the Management section of this prospectus.
      Our 2000 Stock Option Plan provides for grants of options to purchase our common stock. The plan authorizes the issuance of up to 1,500,000 shares, and had 850,000, 1,350,000 and 1,360,000 shares available for grant as of June 30, 2005, 2004 and 2003, respectively. Stock options under this plan may be granted at prices and with such other terms and vesting schedules as determined by the Compensation Committee of the Board of Directors, or, with respect to options granted to corporate officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, the full Board of Directors.
Long Term Incentive Compensation Plan
      In June 2005 the Compensation Committee of the Board of Directors adopted a Long Term Incentive Compensation Plan for our executive employees. This plan provides for the payment of bonuses to certain of our executive employees if specified financial goals are achieved with respect to our performance periods covering a rolling three-calendar-year period, specified financial goals are revised each year by the Compensation Committee of the Board of Directors based upon what they believe to be appropriate financial goals for the Company’s executive officers for the applicable three-year period. As of June 30, 2005, approximately $373,000 had been accrued under this plan for payment to executive officers no earlier than the first calendar quarter of 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      The following are descriptions of certain transactions and business relationships between us and our directors, executive officers, principal stockholders and certain affiliated parties.
Exchange of Preferred Stock
      On April 28, 2006, we entered into an agreement with the selling stockholder, Kojaian Ventures, L.L.C., an affiliate of our Chairman of the Board of Directors, to exchange all of our issued and outstanding 11,725 shares of Series A-1 Preferred Stock, all of which are owned by our selling stockholder, for (i) 11,173,925 shares of our common stock, which is the common stock share equivalent that the holder of the Series A-1 Preferred Stock is entitled to receive upon a liquidation, merger, consolidation, sale or change in control of the Company, and (ii) a payment by us of $10,056,532.50 (or $.90 per share of each newly issued share of common stock). This preferred stock exchange shall occur simultaneously with, and is expressly conditioned upon, the closing of this offering. The Series A-1 Preferred Stock by its terms is neither convertible into common stock by the selling stockholder nor redeemable by us.
      Upon our liquidation, merger, consolidation, sale or change in control, the holder of the Series A-1 Preferred Stock is entitled to be paid, prior to any payment to holders of common stock, an amount equal to the greater of (i) of $23.5 million (twice the stated value of the Series A-1 Preferred Stock), and (ii) the amount payable per share of common stock based upon the 11,173,925 common stock share equivalent. The holder of the Series A-1 Preferred Stock is also entitled to vote on all matters that are subject to the vote of all common stockholders based upon the 11,173,925 common stock share equivalent. Prior to this offering, such common stock share equivalent represented approximately 54% of all voting common stock. Further, in addition to being entitled to vote on all matters subject to the vote of common stockholders, the holder of the Series A Preferred Stock is entitled to a separate class vote with respect to certain proposed corporate actions. Specifically, the affirmative vote of a majority of the Series A-1 Preferred shares issued and outstanding is required in order for us to (i) amend or repeal any provision of our certificate of incorporation or by-laws, (ii) authorize or effect the payment of any dividends or the redemption or purchase of our capital stock or rights to acquire our capital stock, (iii) authorize or effect our issuance of any shares of capital stock or rights to acquire capital stock other than (x) pursuant to certain options, warrants, conversions, subscription rights in existence on March 7, 2002 or thereafter approved with the consent of the holders of the majority of the Series A-1 Preferred Stock, or (y) pursuant to stock option, stock bonus or other employee stock plans for the benefit of our employees and consultants and outside directors in existence as of such date or thereafter approved with a consent of the holders of the majority of Series A-1 Preferred Stock, or (iv) amend, alter or appeal the preferences, special rights or other powers of the Series A-1 Preferred Stock, which includes the authorization and issuance of any preferred security with a preference over, or on parity with, the Series A-1 Preferred Stock.
      In 2002, we issued Series A Preferred Stock to the selling stockholder pursuant to the selling stockholder’s conversion of a convertible note that we sold to the selling stockholder in connection with a financing effected in 2002. Specifically, in May 2002, we entered into a securities purchase agreement with the selling stockholder that provided for (i) the purchase by the selling stockholder from the company of an aggregate of 1,337,358 shares of common stock for an aggregate purchase price of $4,158,431, and (ii) the extension by the selling stockholder of a loan to us in the amount of $11,237,500 that was junior to the other loans under our then-existing senior credit agreement. Approximately $6 million of the financing received from the selling stockholder was used to pay down certain revolving lines of credit under the then-existing senior credit agreement and approximately $5 million was used to repay a loan previously made to us by Warburg Pincus Investors, L.P., at that time our largest stockholder. The $11,237,500 junior loan made by the selling stockholder bore interest at the rate of 12% per annum, compounded quarterly. The promissory note evidencing the loan was convertible, generally at the option of the holder, into shares of Series A Preferred Stock, calculated by dividing the outstanding principal, accrued interest and certain costs by the stated value of $1,000 per share.
      On September 19, 2002, the selling stockholder converted the promissory note into 11,725 shares of Series A Preferred Stock, having a per share stated value of $1,000. In addition to having the same voting rights and preferential payment rights described above with respect to the Series A-1 Preferred Stock, the terms of the Series A Preferred Stock also included, among other things, a dividend of 12% per annum, compounded quarterly.
      In December 2004, we entered into an agreement with the selling stockholder pursuant to which we paid to the selling stockholder all accrued and unpaid dividends with respect to the Series A Preferred Stock for the period September 19, 2002, the date of issuance of the Series A Preferred Stock, up to and through December 31, 2004. In exchange for this payment, the selling stockholder agreed to eliminate in its entirety, as of January 1, 2005, the 12% preferential cumulative dividend payable on the Series A Preferred Stock. Upon the closing of this transaction in January 2005, we delivered to the selling stockholder the one-time accrued dividend payment of approximately $3.6 million and exchanged the Series A Preferred Stock for the Series A-1 Preferred Stock which was identical in all respects to the Series A Preferred Stock except that the Series A-1 Preferred Stock does not have a cumulative preferred dividend and is now only entitled to receive dividends if and when dividends are declared and paid to holders of our common stock.
Grubb & Ellis Realty Advisors, Inc.
      On March 3, 2006, Grubb & Ellis Realty Advisors, our affiliate, completed its initial public offering of an aggregate of 23,958,334 units at a price of $6.00 per unit, generating gross proceeds of $143,750,004, and net proceeds of approximately $137,500,000 inclusive of the $2,500,000 of equity capital we contributed to Realty Advisors. Of the units sold, 1,666,667 units, for an aggregate price of $10,000,002, were sold to Kojaian Holdings, LLC, an entity affiliated with the selling stockholder and our Chairman of the Board and the Chairman of the Board of Realty Advisors. Realty Advisors is a blank check company organized under the laws of the State of Delaware formed by us for the purpose of acquiring, through a purchase, asset acquisition or other business combination, one or more United States commercial real estate properties and/or assets, principally industrial and office properties. We currently own 5,667,719 shares of Realty Advisors’ common stock, approximately 19% of its currently outstanding common stock. Our Chairman of the Board, Chief Executive Officer and Chief Financial Officer also serve in the same capacities, respectively, with respect to Realty Advisors and at least until such time as Realty Advisors completes a business combination, they will not receive compensation from Realty Advisors (other than the Chairman of the Board and Chief Executive Officer, each in their capacity as directors of Realty Advisors, for which each received 41,670 shares of common stock of Realty Advisors upon their appointment to the board of Realty Advisors). Realty Advisors, in accordance with the terms of its initial public offering, is obligated to complete a business combination that has a transaction value of at least approximately $108 million by September 2007, which may be extended to March 2008 if Realty Advisors has entered into a letter of intent, agreement in principle or definitive agreement by September 2007 with respect to a business combination that will close by March 2008. In order to consummate any such business combination, Realty Advisors must obtain the approval of the holders of the majority of the common stock held by its public stockholders. In the event Realty Advisers fails to effect a business combination by September 2007 (subject to extension to March 2008), Realty Advisors shall automatically liquidate and dissolve, and we will not be entitled to receive any monies in the event of any such liquidation and dissolution.

      In February 2006, we entered into a Master Agreement for Services with Realty Advisors pursuant to which we will serve as the exclusive agent in the United States and worldwide with respect to commercial real estate brokerage and consulting services relating to real property acquisitions and dispositions, as well as with respect to agency listing in connection with the leasing of any space for any real property that Realty Advisors acquires. The initial term of the agreement is five years, and either party may terminate the agreement if the other party fails, in any material respect, to perform its obligations thereunder, following notice of such failure and an opportunity of the failing party to cure. We believe the Master Services Agreement is on terms and conditions that are no more favorable to us than if we had entered into similar agreements with an unaffiliated third party to provide such services, and the pricing of the acquisition, disposition or leasing services that we will provide thereunder shall be in accordance with the customary prevailing rates in the market where the subject property is located, and shall be subject to the approval of Realty Advisors.
      In February 2006, we entered into a Property Management Agreement with Realty Advisors through our wholly-owned subsidiary, Grubb & Ellis Management Services, Inc. (GEMS), whereby GEMS will serve as the sole and exclusive managing agent for all real property Realty Advisors acquires. The property management agreement shall become effective upon the consummation of a business combination by Realty Advisors, and shall continue for a twelve-month period that shall automatically renew, in the absence of written notice to the contrary by either party within thirty days prior to the end of any current term. Either party shall also have the absolute right to terminate the agreement with or without cause upon sixty days prior written notice. Realty Advisors has the right to remove GEMS as the property manager immediately upon delivery of the sixty-day termination notice, however, unless the termination is for cause, GEMS would be entitled to receive its management fee for the subsequent sixty-day period. The property management agreement is on terms and conditions that are no more favorable to us than if we had entered into similar agreements with an unaffiliated third party to provide such services. GEMS shall be entitled to a monthly management fee equal to the greater of (a) 3% (or more if the then current rate is higher) of a property’s monthly gross cash receipts from the operations of the property, or (b) the minimum monthly fee to be determined by GEMS and Realty Advisors. GEMS shall also be entitled to reimbursement of salaries and other expenses that are directly related to managing the asset or assets.
      In February 2006, we entered into a Master Agreement for Project Management Services with Realty Advisors through GEMS, whereby GEMS shall be retained to perform, as requested by Realty Advisors, project management services with respect to consulting and project management of interior office space and/or building infrastructure improvements, including organizational, resource and project planning, with respect to any properties Realty Advisors may acquire. The project management services agreement shall become effective upon the consummation of a business combination, and shall remain in effect until terminated by either party with or without cause upon sixty-days prior written notice. We believe the project management services agreement is on terms and conditions that are no more favorable to us than if we had entered into similar agreements with an unaffiliated third party to provide such services. GEMS shall be entitled to be paid a project fee for each project equal to 5% of the total project costs, including without limitation, all costs of architects, engineers, consultants involved in design and construction, and all construction costs. The project management will be primarily executed by GEMS’ property staff. However, if required, salaries and benefits of staff assigned to a project along with their travel expenses and project management software costs (if a separate license must be acquired) will be reimbursed.
      We have also agreed that, commencing on February 27, 2006 and continuing through the consummation of a business combination by Realty Advisors or its liquidation, we will make available to Realty Advisors a small amount of office space and certain office and secretarial services, as Realty Advisors may require from time to time. Realty Advisors has agreed to pay us $7,500 per month for these services. As of the date of this offering, we have not generated any fees under agreements with Realty Advisors, except monthly service fees for providing office space and certain office and secretarial services.
      In connection with Realty Advisors’ initial public offering we entered into an agreement with Deutsche Bank Securities Inc., who served as representative of the underwriters of Realty Advisors’ initial public offering and is serving as the representative of the underwriters in this offering, pursuant to which we agreed to purchase, during the period commencing May 3, 2006 and continuing through June 28, 2006 and to the extent warrants are available, up to $3,500,000 of Realty Advisors warrants in the public marketplace if the price is $0.70 or less per warrant. Each warrant is exercisable, commencing February 27, 2007 (and for 3 years thereafter unless redeemed earlier) to purchase one share of common stock of Realty Advisers at $5.00 per share. We further agreed that we will not sell or transfer any such warrants purchased by us until the completion of a business combination by Realty Advisors.
Other Related Party Transactions
      We believe that the fees and commissions paid to and by us as described below were comparable to those that would have been paid to or received from unaffiliated third parties.
      Kojaian Management Corporation and its various affiliated portfolio companies (KMC) are affiliated with the selling stockholder and C. Michael Kojaian, our chairman. KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 2005 fiscal year, KMC and its portfolio companies paid us and our subsidiaries the following approximate amounts in connection with real estate services rendered: $9,041,000 for management services, which include reimbursed salaries, wages and benefits of $3,740,000; $587,000 in real estate sale and leasing commissions; and $60,000 for other real estate and business services. We also paid asset management fees to KMC of approximately $2,957,000 related to properties we manage in its behalf. In addition, KMC and its portfolio companies were involved in one transaction as a lessee during the 2005 fiscal year, for which we received real estate commissions of approximately $29,000 from the landlord. In August 2002, we entered into an office lease with a landlord related to KMC, providing for an annual average base rent of $365,400 over the ten-year term of the lease.
      We incurred approximately $290,000 in legal fees on behalf of C. Michael Kojaian and Kojaian Ventures, L.L.C. in connection with each of them being named in a lawsuit filed in March 2004 related to the financing provided by the selling stockholder in 2002 described above. The litigation was settled by the parties and the lawsuit was dismissed with prejudice in September 2005. Although we were not party to the litigation, the litigation expenses of C. Michael Kojaian and Kojaian Ventures, L.L.C. were paid by us pursuant to contractual indemnification obligations contained in various purchase and sale, credit and other agreements entered into with C. Michael Kojaian and Kojaian Ventures, L.L.C. during fiscal year 2002. Of the total legal fees incurred on behalf of C. Michael Kojaian and Kojaian Ventures, L.L.C., approximately $164,000 were paid to the law firm of Young & Susser. Rodger D. Young, a member of our Board of Directors since April 2003, is a partner of Young & Susser.

DESCRIPTION OF CREDIT AGREEMENT
Overview
      We are the borrowing party under a senior secured credit agreement with Deutsche Bank Trust Company Americas, referred to herein as the “Lender.” In addition, certain subsidiaries of our subsidiaries have guaranteed our obligations under the agreement. This agreement provides for:

•	a $40 million term loan; and

•	a $60 million revolving line of credit.
      The $40 million term loan is scheduled to mature on April 13, 2009, subject to our right to extend the maturity of the senior secured credit facility for an additional twelve months until April 13, 2010, provided we have satisfied certain conditions. Amounts under the term loan that are repaid or prepaid may not be re-borrowed. The outstanding principal balance of the term loan is $40 million.
      Amounts drawn under the revolving line of credit may be borrowed, prepaid and re-borrowed until the final maturity date of the revolving line of credit, which is April 13, 2009, subject to our right to extend the maturity of the senior secured credit facility until April 13, 2010, as described above. Up to $10 million of the revolving line of credit is available for the issuance or renewal of standby or commercial letters of credit. We currently have $40 million outstanding under the term loan. We also have letters of credit issued for approximately $3.2 million, leaving approximately $56.8 million of the $60 million revolving line of credit available for future borrowings.
      Proceeds of the senior secured credit facility may be used for general corporate purposes, (including the refinancing of our prior existing debt), funding our growth initiatives, working capital purposes and stock repurchases.
Interest Rates and Fees
      Interest accrues on outstanding principal advances under the senior secured credit facility at either of the two rates described below, at our option:

(a) at the reserve-adjusted LIBOR plus (i) a margin of 3.00%, if our Debt/ EBITDA ratio (as defined in the senior secured credit facility) is greater than or equal to 3.00:1.00, (ii) a margin of 2.75%, if our Debt/ EBITDA ratio is less than 3.00:1.00 but greater than or equal to 2.50:1.00, and (iii) a margin of 2.50%, if our Debt/ EBITDA ratio is less than 2.50:1.00 (referred to herein as the “LIBOR Rate”), or

(b) at the higher of the lender’s Prime Rate and 0.5% above the Federal Funds Rate plus (i) a margin of 2.00%, if our Debt/ EBITDA ratio is greater than or equal to 3.00:1.00, (ii) a margin of 1.75%, if our Debt/ EBITDA ratio is less than 3.00:1.00 but greater than or equal to 2.50:1.00, and (iii) a margin of 1.50%, if our Debt/ EBITDA ratio is less than 2.50:1.00 (referred to herein as the “Prime Rate”).
      The Debt/ EBITDA ratio for purposes of determining the applicable interest rate margin is deemed to be 3.00:1.00 until delivery of the applicable compliance certificate with the quarter-end financial statements required to be delivered under the senior secured credit facility.
      We are required to pay a commitment fee at a per annum rate of 0.50% on any un-drawn portions of the revolving line of credit, payable in arrears at the end of each of our fiscal quarters.
      In addition, we are required to pay fees in an amount equal to 0.125% per annum of the face value of the outstanding letters of credit issued under the revolving line of credit as well as fees on the maximum amount available to be drawn under letters of credit at a rate per annum equal to the interest rate margin then applicable for LIBOR Rate lines of credit. These fees are payable quarterly in arrears on the last business day of each of our fiscal quarters. We are also required to pay customary transaction charges to the issuing bank and the administrative agent.
Repayments and Prepayments
      Accrued interest on all Prime Rate lines of credit is payable in arrears monthly, on the first day of each month and on the date such Prime Rate line of credit is repaid or converted to a LIBOR Rate line of credit. Accrued interest on all LIBOR Rate lines of credit is payable on the last day of the applicable interest period, or if the interest period exceeds three months, at three-month intervals after the first day of the interest period and on the date such LIBOR Rate line of credit is repaid or converted to a Prime Rate line of credit.
      Subject to certain required payments, described below, all the lines of credit are required to be paid by us in full, including all accrued interest and fees, on the corresponding scheduled maturity date for each such line of credit.
      We may also voluntarily prepay any of the lines of credit in whole or in part, subject to three business days notice and certain minimum payment requirements, without premium or penalty except to reimburse Lenders for losses incurred with respect to LIBOR Rate lines of credit.
      Upon a change of control (as defined in the senior secured credit facility), we are required to prepay the aggregate outstanding principal amount of the senior secured credit facility and deposit in a letter of credit collateral account an amount equal to the aggregate amount available under the letter of credit facility.
Guarantee and Security
      All our obligations under the senior secured credit facility are unconditionally guaranteed by us and each of our existing and future direct and indirect subsidiaries that are restricted subsidiaries, referred to, collectively, as guarantors (as defined in the senior secured credit facility).
      All our obligations under the senior secured credit facility are secured by substantially all the assets of each of us and each guarantor, including, but not limited to, the following:

•	subject to certain exceptions, a pledge of the capital stock held by each guarantor;

•	all promissory notes payable to us or any guarantor; and

•	subject to certain exceptions, a security interest and lien in substantially all of the other tangible and intangible assets owned by us and each guarantor.
Certain Covenants and Events of Default
      The senior secured credit facility contains customary limitations, subject to certain exceptions, on the ability of us and our restricted subsidiaries to, among other things:

•	create liens on assets;

•	incur additional indebtedness;

•	change the nature of the business conducted by us or our restricted subsidiaries;

•	make acquisitions or engage in mergers or consolidations;

•	make asset dispositions;

•	make investments, loans or advances;

•	pay dividends and distributions or repurchase capital stock;

•	enter into sale and lease-back transactions;

•	amend our charter documents or certain material agreements;

•	change our fiscal year, or change any accounting policies or reporting practices, except as required by generally accepted accounting principles;

•	prepay, redeem or repurchase subordinated indebtedness;

•	make any agreement prohibiting or conditioning the creation or assumption of any lien except (a) liens to secure the credit facility or (b) liens in connection with existing debt, permissible purchase money debt, capitalized leases or in connection with leased property;

•	become a general partner in any general or limited partnership, or joint venture;

•	engage in speculative transactions;

•	enter into agreements that restrict dividends or other payments from restricted subsidiaries; and

•	cancel or amend any material contracts (as defined in the senior secured credit facility).
      In addition, the senior secured credit facility requires us to maintain the following financial covenants:

•	a maximum Debt/ EBITDA ratio of 3.50:1.00, which decreases over the term of the facility to 2.50:1.00;

•	a minimum interest coverage ratio (generally defined as the ratio as of the end of each fiscal quarter or fiscal year of (a) consolidated EBITDA (as defined in the senior secured credit facility) to (b) the consolidated cash portion of interest expense with respect to our aggregate outstanding debt and the aggregate outstanding debt of our restricted subsidiaries, referred to below as “consolidated interest expense”) of 3.50:1.00 which increases over the term of the facility to 4.00:1.00;

•	a minimum EBITDA of $15 million, which increases over the term of the facility to $22 million; and

•	a fixed charge coverage ratio (generally defined as the ratio as of the end of each fiscal quarter or fiscal year of (a) consolidated EBITDA to (b) the sum of (i) consolidated interest expense, (ii) cash income taxes paid by us and our restricted subsidiaries, (iii) principal payments of debt (as defined in the senior secured credit facility) by us or any of our restricted subsidiaries, (iv) capital expenditures (as defined in the senior secured credit facility) incurred by us and our restricted subsidiaries, and (v) earnouts (as defined in the senior secured credit facility) and other cash dividends paid by us) of 1.25:1.00 during the term of the facility.
The senior secured credit facility also contains certain other customary covenants with which we must comply as well as customary events of default and representations and warranties.

PRINCIPAL AND SELLING STOCKHOLDERS
      The following table sets forth information known to us regarding beneficial ownership of our common stock as of                     , 2006, and as adjusted to reflect the sale of shares of common stock in this offering, by:

•	each person or entity who beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group; and

•	the selling shareholder participating in the offering and/or in the over-allotment option.
      Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes shares over which the indicated beneficial owner exercises voting and/or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days and restricted shares of common stock that are subject to vesting requirements are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.
      Except as indicated in the footnotes to this table and pursuant to state community property laws, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such person. Percentage of ownership is based on 20,752,950 shares of our common stock outstanding and 30,752,950 shares of common stock to be outstanding after completion of this offering. This table assumes no exercise of the underwriters’ over-allotment option. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, IL 60661.

	Shares of Common Stock						Shares of Common Stock
	Beneficially Owned Prior to						Beneficially Owned After
	the Offering(1)						the Offering (2)

	Number of				Number		Number of
	Shares				of Shares		Shares		Percent
	Beneficially		Percent of		Being		Beneficially		of
Beneficial Owner	Owned		Class(3)		Offered		Owned		Class(3)

Selling Stockholder
Persons affiliated with Kojaian Ventures, L.L.C.(4)(5)	12,511,283		60.3%		5,000,000		7,511,283		24.4%
Beneficial Owners of 5% or More
Persons affiliated with Kojaian Holdings, LLC(4)(6)	2,425,526		11.7		—		2,425,526		7.9
Executive Officers and Directors
R. David Anacker	21,508	(8)(9)	*		—		21,508	(8)(9)	*
Anthony G. Antone	7,508	(9)	*		—		7,508	(9)	*
C. Michael Kojaian(4)	14,936,809	(7)	72.0	(7)	5,000,000	(7)	9,936,809	(7)	32.3	(7)
Robert J. McLaughlin	60,841	(9)(10)	*		—		60,841	(9)(10)	*
Mark E. Rose	390,399	(11)	1.9		—		390,399	(11)	1.3
Rodger D. Young	14,174	(9)(12)	*		—		14,174	(9)(12)	*
Maureen A. Ehrenberg	277,814	(13)	1.3		—		277,814	(13)	*
Robert H. Osbrink	52,314	(14)	*		—		52,314	(14)	*
All Current Directors and Executive Officers as a Group (8 persons)(15):	15,761,356		73.5		5,000,000		10,761,356		34.2

*	Does not exceed 1.0%.

(1)	Assumes the issuance of 11,173, 925 shares of our common stock in exchange for all of our issued and outstanding shares of Series A-1 Preferred Stock, all of which are owned directly by Kojaian Ventures, L.L.C.

(2)	Assumes the sale of all shares being offered.

(3)	Approximate.

(4)	C. Michael Kojaian, our Chairman of the Board, is affiliated with Kojaian Holdings, LLC and Kojaian Ventures, L.L.C. Pursuant to rules established by the SEC, the foregoing parties may be deemed to be a “group,” as defined in Section 13(d) of the Exchange Act. The address of each of Kojaian Holdings, LLC and Kojaian Ventures, L.L.C. is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(5)	Consists of shares held directly by Kojaian Ventures, L.L.C. and indirectly by Kojaian Ventures-MM, Inc., the manager of Kojaian Ventures, L.L.C, and C. Michael Kojaian, the controlling stockholder of Kojaian Ventures-MM, Inc. Pursuant to rules established by the SEC, Kojaian Ventures-MM, Inc. and C. Michael Kojaian are deemed to have shared voting power over the shares directly held by Kojaian Ventures, L.L.C. The address of each of Kojaian Ventures-MM, Inc. is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(6)	Consists of shares held directly by Kojaian Holdings, LLC and indirectly by Kojaian Management Corporation, the manager of Kojaian Holdings, LLC, and C. Michael Kojaian and Mike Kojaian, the controlling stockholders of Kojaian Management Corporation. Pursuant to rules established by the SEC, Kojaian Management Corporation, C. Michael Kojaian and Mike Kojaian are deemed to have shared voting power over the shares directly held by Kojaian Holdings, LLC. The address of each of Kojaian Management Corporation and Mike Kojaian (c/o Kojaian Management Corporation) is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(7)	Pursuant to rules established by the SEC, C. Michael Kojaian is deemed to have beneficial ownership of, and shared voting power over, the shares directly held and offered for sale by Kojaian Ventures, L.L.C. and the shares directly held by Kojaian Holdings, LLC.

(8)	Includes 6,000 shares issuable upon exercise of outstanding options.

(9)	Includes 7,508 shares of restricted stock that vest on September 21, 2008, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and such person dated September 22, 2006.

(10)	Includes 3,333 shares issuable upon exercise of outstanding options.

(11)	Includes 74,578 shares of restricted stock that vest on March 8, 2007, 74,577 shares of restricted stock that vest on March 8, 2008 and 21,386 shares that vest on March 8, 2009, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and Mark Rose dated March 8, 2005. Also includes 166,666 shares issuable upon exercise of outstanding options.

(12)	Includes 6,666 shares issuable upon exercise of outstanding options.

(13)	Includes 84,746 shares of restricted stock that vest on December 29, 2007, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and Maureen Ehrenberg dated June 6, 2005. Also includes 189,022 shares issuable upon exercise of outstanding options.

(14)	Includes 37,314 shares of restricted stock that vest on December 29, 2007, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and Robert Osbrink dated September 7, 2005. Also includes 15,000 shares issuable upon exercise of outstanding options.

(15)	Includes the following shares of common stock issuable upon exercise of outstanding options: Mr. Anacker — 6,000; Mr. McLaughlin — 3,333 shares; Mr. Rose — 166,666; Mr. Young — 6,666; Ms. Ehrenberg — 189,022; and Mr. Osbrink — 15,000. Also includes the following unvested restricted shares of common stock: Mr. Anacker — 7,508; Mr. Antone — 7,508; Mr. McLaughlin — 7,508 shares; Mr. Rose — 170,541; Mr. Young — 7,508; Ms. Ehrenberg — 84,746; and Mr. Osbrink — 37,314.

DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 50 million shares of common stock, par value $.01 per share, and 1 million of preferred stock without par value. As of                      2006, there were 20,752,950 shares of common stock and no shares of Series A Preferred Stock outstanding. The following description of our capital stock is not intended to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, each as amended.
Common Stock
      The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights with respect to any series of preferred stock that may be issued, holders of the common stock are entitled to receive ratably such dividends as may be declared by the board of directors on the common stock out of funds legally available therefore and, in the event of a liquidation, dissolution or winding-up of our affairs, are entitled to share equally and ratably in all of our remaining assets and funds. The holders of the common stock have no preemptive rights or rights to convert shares of common stock into any other securities and are not subject to future calls or assessments by us. All outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
      By resolution of the board of directors and without any further vote or action by the stockholders, we may issue preferred stock in one or more series and fix from time to time the number of shares to be included in each such series, and the designations, preferences, qualifications, limitations restrictions and special or relative rights of the shares of each such series. Our ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of the common stock and could have the effect of making it more difficult for a person to acquire, or of discouraging a person from attempting to acquire, control of us. We currently have no preferred stock outstanding and we have no present plans to issue preferred stock. We also are authorized to issue, without stockholder approval, certain other securities, including debt securities, that are convertible into either shares of common stock or preferred stock.
Options to Purchase Common Stock
      As of March 31, 2006, there were outstanding options to purchase a total of 1,195,545 shares of our common stock, at a weighted average exercise price of $6.73 per share, of which 780,210 were exercisable on such date.
Warrants to Purchase Common Stock
      As of March 31, 2006, there was an outstanding warrant to purchase 25,000 shares of out common stock, at an exercise price $5.96 per share.
Registration Rights
      Pursuant to a registration rights agreement by and among the Company and the selling stockholder and Kojaian Holdings, L.L.C. dated as of April 28, 2006, we agreed that, upon the request of such stockholders, we would register from time to time up to the 9,936,809 shares of common stock owned by such stockholders. In connection with registering the common stock, we also agreed to indemnify such stockholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreement, we also agreed to pay the costs and fees of registering the shares of common stock (including the reimbursement of fees paid by the such stockholders to one counsel); however, such stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock. This registration rights agreement replaced an existing registration rights agreement that we had entered into with affiliates of the selling stockholder and Kojaian Holdings, L.L.C. with respect to approximately 1.7 million shares of common stock on substantially the same terms and conditions.
      Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
      We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder; unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
      For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an interested stockholder, did own, 15% or more of the corporation’s voting stock.
      In addition, our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.
      Other provisions of our amended and restated certificate of incorporation and bylaws could also deter, delay or prevent a third party from acquiring us, even if doing so would benefit our stockholders. These provisions include:

•	the authority of our board to adopt, amend or repeal our bylaws; and

•	prohibiting holders of less than a majority of our outstanding shares of capital stock from calling a special meeting of our stockholders.

SHARES ELIGIBLE FOR FUTURE SALE
      We cannot predict the effect, if any, that market sales of shares or the availability of any shares for sale will have on the market price of our common stock. Sale of substantial amounts of our common stock, or the perception that such sales could occur, may inadvertently affect the market price of our common stock.
Sale of Restricted Shares
      Upon completion of this offering, we will have 30,752,950 shares of our common stock outstanding. Of these shares,                      shares of common stock, including the 10,000,000 shares of our common stock being sold by us and the 5,000,000 shares of our common stock being sold by the selling shareholders in this offering, will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act.
Rule 144
      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal 307,530 shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
      Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates that sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.
Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, may sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.
Lock-Up Agreements
      We and each of our officers and directors, and the selling shareholder, who will hold in the aggregate                      shares of our common stock immediately following this offering, will enter into lock-up agreements with Deutsche Bank Securities Inc. as representatives of the several underwriters, pursuant to which each of us will agree, subject to certain exceptions, to a 180-day “lock-up” period following after the effective date of the registration statement of which this prospectus is a part, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by each of us prior to this offering or common stock issuable upon exercise of options or warrants held by each of us without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. The foregoing lock-up agreements will not prohibit open market purchases and sales of our common stock by such holders after the completion of this offering. See the description of the lock-up agreements in the Underwriting section of this prospectus for additional information.
Options
      Upon completion of this offering, stock options to purchase a total of 1,195,545 shares of our common stock will be outstanding. These stock options have a weighted average exercise price of $6.73 and a weighted average of 5.88 years until expiration. Options held by our officers and directors will be subject to lock-up agreements with the underwriters, as described above.
Warrants
      Upon completion of this offering, warrants to purchase a total of 25,000 shares of our common stock will be outstanding. These warrants have an exercise price of $5.96 and expire on November 1, 2015.
Registration Rights
      After this offering, Kojaian Ventures, LLC and Kojaian Holdings, L.L.C. are entitled to certain rights with respect to the registration of certain of their shares of our common stock under the Securities Act. For more information, see “Description of Capital Stock — Registration Rights.” After such registration, these shares of our common stock will become freely tradable without restriction under the Securities Act.

UNDERWRITING
      Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Deutsche Bank Securities Inc. is acting as a representative and bookrunning manager, have severally agreed to purchase from us and the selling shareholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Number of
Underwriters Shares	Shares

Deutsche Bank Securities Inc.

Total

      The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.
      We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $                     per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $                     per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.
Over-Allotment Option
      We and the selling shareholder have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 2,250,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We and the selling shareholder will be obligated, pursuant to the over-allotment option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Total Fees
      The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are      % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees

	Fee per	Without Exercise of	With Full Exercise of
	Share	Over-Allotment	Over-Allotment Option

Discounts and Commissions paid by us	$	$	$
Discounts and Commissions paid by the selling shareholder	$	$	$
      In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $                    .
Indemnification
      We and the selling shareholder have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
Lock-up
      We and each of our officers and directors, and the selling shareholder will agree not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. The foregoing does not prohibit open market purchases and sales of our common stock by such holders after the completion of this offering and transfers or dispositions by our officers, directors and selling shareholder can be made sooner:

•	as a gift or by will or intestacy;

•	to immediate family members;

•	to any trust for the direct or indirect benefit of the holder or his or her immediate family; and

•	as a distribution to partners, members or shareholders of the holder; in each case, so long as the transferee of such shares agrees to be bound by the lock-up agreement.
Price Stabilization and Short Positions
      In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

      Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
      Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.
      Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.
      The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on a national securities exchange, in the over-the-counter market or otherwise.
Underwriters’ Websites
      A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.
Agreements with Deutsche Bank Trust Company
      In June 2004, Deutsche Bank Trust Company Americas, an affiliate of the representative of the several underwriters, provided us a senior secured credit facility that was subsequently increased and extended in March 2005 and April 2006. Pursuant to such credit facility, Deutsche Bank Securities Inc., the representative of the several underwriters, is the sole lead arranger and sole book running manager and Deutsche Bank Trust Company Americas is the administrative agent and a lender. Our credit facility currently has a term through April 13, 2009, with a one-year extension option, if certain conditions are met and is comprised of a $40 million term loan facility and a $60 million revolving line of credit facility. We currently have $40 million outstanding under the term loan. We also have letters of credit issued for approximately $3.2 million, leaving approximately $56.8 million of the $60 million revolving line of credit available for future borrowings.

Grubb & Ellis Realty Advisors, Inc.
      On March 3, 2006, Grubb & Ellis Realty Advisors, Inc., a blank check company formed by us in September, 2005 for the purpose of acquiring one or more United States commercial real estate properties and/or assets, closed its initial public offering of an aggregate of 23,958,334 units, generating gross proceeds to Realty Advisors of $143,750,004. Deutsche Bank Securities Inc., the representative of the several underwriters in this offering, acted as lead manager and sole book runner for Realty Advisors’ initial public offering. Realty Advisors has also agreed with Deutsche Bank Trust Company Americas, an affiliate of the Deutsche Bank Securities Inc. in this offering, on the principal terms of a proposed secured asset-based revolving credit facility in an amount up to $150 million.
Other Relationships
      Deutsche Bank Securities Inc. and its affiliate have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and general financing services for us for which they received or will receive customary fees and expenses.
      Deutsche Bank Securities Inc. has no agreement to perform in the future, any services for us in connection with any potential merger and acquisition or capital raising activity.

LEGAL MATTERS
      The validity of the common stock being offered hereby will be passed upon for us by Zukerman Gore & Brandeis, LLP. Cravath, Swaine & Moore LLP is acting as counsel for the underwriters in this offering.
EXPERTS
      The consolidated financial statements of Grubb & Ellis Company for the fiscal years ended June 30, 2005 and June 30, 2004, and for each of the three years in the period ended June 30, 2005, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports and other information with SEC. We have filed a registration statement regarding this offering on Form S-1, including all amendments and supplements thereto, with the SEC under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20002, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding us that we file electronically with the SEC. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (312) 698-6700 or by mail to Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, IL 60661, Attention: Investor Relations.
      We maintain an Internet website at http://www.grubb-ellis.com (which is not intended to be an active hyperlink in this prospectus). The information contained on, connected to or that can be accessed via our website is not part of this prospectus. The other information we file with the SEC and that is available on our website is not part of the registration statement of which this prospectus forms a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Grubb & Ellis Company
      We have audited the accompanying consolidated balance sheets of Grubb & Ellis Company as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grubb & Ellis Company at June 30, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
September 1, 2005

GRUBB & ELLIS COMPANY
CONSOLIDATED BALANCE SHEETS
June 30, 2005 and 2004
(In thousands, except share data)

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents, including restricted deposits of $1,105 and $3,340 at June 30, 2005 and 2004, respectively	$26,415	$14,971
Services fees receivable, net	9,339	10,810
Other receivables	2,509	2,968
Professional service contracts, net	2,170	1,184
Prepaid and other current assets	2,656	2,230
Deferred tax assets, net	3,500	3,000

Total current assets	46,589	35,163
Noncurrent assets:
Equipment, software and leasehold improvements, net	8,189	9,865
Goodwill, net	24,763	24,763
Other assets	5,079	3,924

Total assets	$84,620	$73,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,218	$4,756
Commissions payable	6,282	6,433
Accrued compensation and employee benefits	11,433	9,072
Other accrued expenses	6,562	6,280

Total current liabilities	28,495	26,541
Long-term liabilities:
Credit facility debt	25,000	25,000
Accrued claims and settlements	4,972	5,523
Other liabilities	1,656	2,028

Total liabilities	60,123	59,092

Stockholders’ equity:
Preferred stock, $1,000 stated value: 1,000,000 shares authorized; 11,725 shares issued and outstanding at June 30, 2005 and 2004	11,725	11,725
Common stock, $.01 par value: 50,000,000 shares authorized; 15,114,871 and 15,097,371 shares issued and outstanding at June 30, 2005 and 2004, respectively	153	151
Additional paid-in capital	67,988	71,410
Accumulated other comprehensive income	27	—
Retained deficit	(55,396)	(68,663)

Total stockholders’ equity	24,497	14,623

Total liabilities and stockholders’ equity	$84,620	$73,715

The accompanying notes are an integral part of the consolidated financial statements.

GRUBB & ELLIS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended June 30, 2005, 2004 and 2003
(In thousands, except share data)

	2005	2004	2003

Services revenue:
Transaction fees	$267,810	$249,344	$240,916
Management fees, including reimbursed salaries, wages and benefits	195,725	191,210	185,030

Total services revenue	463,535	440,554	425,946

Costs of services:
Transaction commissions	165,615	150,233	145,287
Reimbursable salaries, wages and benefits	142,771	138,383	134,913
Salaries, wages, benefits and other direct costs	36,672	36,381	32,073

Total costs of services	345,058	324,997	312,273
Costs and expenses:
Salaries, wages and benefits	53,562	46,639	55,288
Selling, general and administrative	44,806	45,380	52,899
Depreciation and amortization	5,742	6,736	7,802
Severance, office closure and other special charges	—	3,224	9,500

Total costs	449,168	426,976	437,762

Total operating income (loss)	14,367	13,578	(11,816)
Other income and expenses:
Interest income	406	179	245
Interest expense	(1,658)	(447)	(2,271)
Interest expense — affiliate	—	(1,937)	(498)

Income (loss) before income taxes	13,115	11,373	(14,340)
Benefit (provision) for income taxes	152	2,821	(2,432)

Net income (loss)	13,267	14,194	(16,772)
Preferred stock dividends accrued	(889)	(1,618)	(1,130)

Net income (loss) to common stockholders	$12,378	$12,576	$(17,902)

Net income (loss) per weighted average common share outstanding:
Basic —	$0.82	$0.83	$(1.19)

Diluted —	$0.81	$0.83	$(1.19)

Weighted average common shares outstanding:
Basic —	15,111,898	15,097,371	15,101,625

Diluted —	15,221,982	15,101,183	15,101,625

The accompanying notes are an integral part of
the consolidated financial statements.

GRUBB & ELLIS COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended June 30, 2005, 2004 and 2003
(In thousands, except share data)

							Total
	Common Stock				Accumulated		Compre-
				Additional	Other	Retained	hensive	Total
	Preferred	Outstanding		Paid-In-	Comprehensive	Earnings	Income	Stockholders’
	Stock	Shares	Amount	Capital	Loss	(Deficit)	(Loss)	Equity

Balance as of July 1, 2002		15,028,839	$150	$72,084	$(283)	$(66,085)		$5,866
Issuance of 11,725 Series A shares of preferred stock	$11,725			(783)	—	—		10,942
Stock repurchases		(125,000)	(1)	(162)	—	—		(163)
Employee common stock purchases and net exercise of stock options		193,532	2	271	—	—		273
Net loss	—	—	—	—	—	(16,772)	$(16,772)	(16,772)
Change in value of cash flow hedge, net of tax	—	—	—	—	109	—	109	109

Total comprehensive loss							$(16,663)

Balance as of June 30, 2003	11,725	15,097,371	151	71,410	(174)	(82,857)		255
Net income	—	—	—	—	—	14,194	$14,194	14,194
Change in value of cash flow hedge, net of tax					174		174	174

Total comprehensive income							$14,368

Balance as of June 30, 2004	11,725	15,097,371	151	71,410	—	(68,663)		14,623
Net exercise of employee stock options		17,500	—	50	—	—		50
Stock-based compensation expense		—	2	165	—	—		167
Payment of dividends on Series A Preferred Stock	—	—	—	(3,637)	—	—		(3,637)
Net income	—	—	—	—	—	13,267	$13,267	13,267
Change in value of cash flow hedge, net of tax		—	—	—	27	—	27	27

Total comprehensive income							$13,294

Balance as of June 30, 2005	$11,725	15,114,871	$153	$67,988	$27	$(55,396)		$24,497

The accompanying notes are an integral part of
the consolidated financial statements.

GRUBB & ELLIS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended June 30, 2005, 2004 and 2003
(In thousands, except share data)

	2005	2004	2003

Cash Flows from Operating Activities:
Net income (loss)	$13,267	$14,194	$(16,772)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred tax benefit	4,708	—	(5,197)
Increase (decrease) in deferred tax asset valuation allowance	(5,208)	(3,000)	7,707
Depreciation and amortization	5,742	6,736	7,802
Stock-based compensation expense	167	—	—
Accrued severance, office closure and other special charges	—	3,224	9,500
Payment of accrued severance	—	(3,235)	(3,007)
Payment of office closure costs	(1,273)	(998)	(1,157)
Provision (recovery) for services fees receivable valuation allowances	(148)	25	84
Net receipt of tax refunds	80	398	6,473
Funding of multi-year service contracts	(3,274)	(903)	(2,361)
Decrease in services fees receivable	1,714	637	1,727
(Increase) decrease in prepaid income taxes	(26)	21	(252)
(Increase) decrease in prepaid and other assets	(323)	(1,830)	1,061
Increase (decrease) in accounts and commissions payable	(185)	3,599	(3,370)
Increase (decrease) in accrued compensation and employee benefits	2,370	(2,585)	(3,770)
Decrease in accrued claims and settlements	(550)	(1,851)	(449)
Increase in other liabilities	893	99	736

Net cash provided by (used in) operating activities	17,954	14,531	(1,245)

Cash Flows from Investing Activities:
Purchases of equipment, software and leasehold improvements	(2,618)	(1,222)	(2,933)
Other investing activities	380	125	(400)

Net cash used in investing activities	(2,238)	(1,097)	(3,333)

Cash Flows from Financing Activities:
Repayment of credit facility debt	—	—	(4,450)
Borrowings on credit facility debt	—	25,000	5,000
Repayment of borrowings from affiliate	—	(32,300)	—
Borrowings on note payable — affiliate	—	—	4,000
Repayment on note payable — affiliate	—	(4,000)	—
Proceeds from issuance of common stock, net	50	—	273
Repurchase of common stock	—	—	(163)
Payment of dividends on Series A Preferred Stock	(3,637)	—	—
Issuance costs and deferred financing fees	(685)	(1,101)	(229)

Net cash provided by (used in) financing activities	(4,272)	(12,401)	4,431

Net increase (decrease) in cash and cash equivalents	11,444	1,033	(147)
Cash and cash equivalents at beginning of the year	14,971	13,938	14,085

Cash and cash equivalents at end of the year, including restricted deposits of $1,105 and $3,340 in June 30, 2005 and 2004	$26,415	$14,971	$13,938

The accompanying notes are an integral part of
the consolidated financial statements.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

(a)	The Company
      Grubb & Ellis Company (the “Company”) is a full service commercial real estate company that provides services to real estate owners/investors and tenants including transaction services involving leasing, acquisitions and dispositions, and property and facilities management services. Additionally, the Company provides consulting and strategic services with respect to commercial real estate.

(b)	Principles of Consolidation
      The consolidated financial statements include the accounts of Grubb & Ellis Company, and its wholly owned subsidiaries, including Grubb & Ellis Management Services, Inc. (“GEMS”), which provides property and facilities management services. All significant intercompany accounts have been eliminated.
      The Company consolidates all entities for which it has a controlling financial interest evidenced by ownership of a majority voting interest. Investments in corporations and partnerships in which the Company does not have a controlling financial interest or majority interest are accounted for on the equity method of accounting.
      In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities and Interpretation of Accounting Research Bulletin (ARB) No. 51 (“FIN 46”)”. FIN 46 introduces a new consolidation model, the variable interest model, which determines control (and consolidation) based on potential variability in gains and losses of the entity being evaluated for consolidation. The consolidation provisions of FIN 46 apply immediately to variable interests in variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise that is a public company holds a variable interest that it acquired before February 1, 2003. The Company has reviewed the provisions of FIN 46 and has determined that it does not have an impact on the Company’s financial condition and results of operations.

(c)	Basis of Presentation
      The financial statements have been prepared in conformity with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities (including disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Revenue Recognition
      Real estate sales commissions are recognized at the earlier of receipt of payment, close of escrow or transfer of title between buyer and seller. Receipt of payment occurs at the point at which all Company services have been performed, and title to real property has passed from seller to buyer, if applicable. Real estate leasing commissions are recognized upon execution of appropriate lease and commission agreements and receipt of full or partial payment, and, when payable upon certain events such as tenant occupancy or rent commencement, upon occurrence of such events. All other commissions and fees, including management fees, are recognized at the time the related services have been performed by the Company, unless future

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
contingencies exist. Consulting revenue is recognized generally upon the delivery of agreed upon services to the client.
      In regard to management and facility service contracts, the owner of the property will typically reimburse the Company for certain expenses that are incurred on behalf of the owner, which are comprised primarily of on-site employee salaries and related benefit costs. The amounts, which are to be reimbursed per the terms of the services contract, are recognized as revenue by the Company in the same period as the related expenses are incurred. These fees totaled approximately $142.8 million, $138.4 million and $134.9 million during the fiscal years ended June 30, 2005, 2004 and 2003, respectively.

(e)	Costs and Expenses
      Costs of services are comprised of expenses incurred in direct relation with executing transactions and delivering services to our clients. Included in these direct costs are real estate transaction services and other commission expenses, which are recorded concurrently in the period in which the related transaction revenue is recognized. All other costs and expenses, including expenses related to delivery of property or facility management services and selling and marketing expenses, are recognized when incurred.

(f)	Accounting for Stock-Based Compensation
      Statements of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation (“Statement 123”)” allows companies to either account for stock-based compensation under the provisions of Statement 123 or under the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”). The Company elected to continue accounting for stock-based compensation to its employees under the provisions of APB 25. Accordingly, because the exercise price of the Company’s employee stock options equals or exceeds the fair market value of the underlying stock on the date of grant, no compensation expense is recognized by the Company. If the exercise price of an award is less than the fair market value of the underlying stock at the date of grant, the Company recognizes the difference as compensation expense evenly over the vesting period of the award. Restricted stock awards are granted at the fair market value of the underlying common stock shares immediately prior to the grant date. The value of the restricted stock awards is recognized as compensation expense evenly over the vesting period of the award.
      The Company, however, is required to provide pro forma disclosure as if the fair value measurement provisions of Statement 123 had been adopted. See Note 10 of Notes to Consolidated Financial Statements for additional information.
      In December 2004, the Financial Accounting Standards Board issued Statement 123(R) (“FAS 123(R)”) effective for fiscal years beginning after June 15, 2005. The new Statement now requires mandatory reporting of all stock-based compensation awards on a fair value basis of accounting. Generally, companies will be required to calculate the fair value of all stock awards and amortize that fair value as compensation expense over the vesting period of the awards. The Company will apply the new rules on accounting for stock-based compensation awards beginning in the first fiscal quarter of fiscal year 2006, which for the Company would be the quarter ending September 30, 2005. The Company has reviewed the provisions of FAS 123(R) and has determined that it will not have a material impact on its financial position or results of operations.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	Income Taxes
      Deferred income taxes are recorded based on enacted statutory rates to reflect the tax consequences in future years of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets, such as net operating loss carryforwards, which will generate future tax benefits are recognized to the extent that realization of such benefits through future taxable earnings or alternative tax strategies in the foreseeable short term future is more likely than not.

(h)	Cash and Cash Equivalents
      Cash and cash equivalents consist of demand deposits and highly liquid short-term debt instruments with maturities of three months or less from the date of purchase and are stated at cost. Cash and cash equivalents whose use are restricted due to various contractual constraints, the majority of which relate to the Company’s insurance policies, totaled approximately $1,105,000 and $3,340,000 as of June 30, 2005 and 2004, respectively.
      Cash payments for interest were approximately $1,442,000, $2,435,000 and $2,721,000 for each of the fiscal years ended June 30, 2005, 2004 and 2003, respectively. Cash payments for income taxes for the fiscal years ended June 30, 2005, 2004 and 2003 were approximately $368,000, $164,000 and $180,000, respectively. Cash refunds for income taxes totaling approximately $80,000, $398,000 and $6,473,000 were received in the fiscal years ended June 30, 2005, 2004 and 2003, respectively.

(i)	Transaction Service Contracts
      The Company holds multi-year service contracts with certain key transaction professionals for which cash payments were made to the professionals upon signing, the costs of which are being amortized over the lives of the respective contracts, which are generally two to three years. Amortization expense relating to these contracts of approximately $1.4 million, $1.3 million and $1.6 million was recognized in fiscal years 2005, 2004 and 2003, respectively.

(j)	Equipment, Software and Leasehold Improvements
      Equipment, software and leasehold improvements are recorded at cost. Depreciation of equipment is computed using the straight-line method over their estimated useful lives ranging from three to seven years. Software costs consist of costs to purchase and develop software. Costs related to the development of internal use software are capitalized only after a determination has been made as to how the development work will be conducted. Any costs incurred in the preliminary project stage prior to this determination are expensed when incurred. Also, once the software is substantially complete and ready for its intended use, any further costs related to the software such as training or maintenance activities are also expensed as incurred. Amortization of the development costs of internal use software programs begins when the related software is ready for its intended use. All software costs are amortized using a straight-line method over their estimated useful lives, ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over their useful lives not to exceed the terms of the respective leases. Maintenance and repairs are charged to expense as incurred.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(k)	Goodwill
      Goodwill, representing the excess of the cost over the fair value of the net tangible assets of acquired businesses, is stated at cost and was amortized prior to July 1, 2002 on a straight-line basis over estimated future periods to be benefited, which ranged from 15 to 25 years. Accumulated amortization amounted to approximately $5,815,000 at June 30, 2005 and 2004. The Company wrote-off $2.2 million of unamortized goodwill in 2004 related to the disposition of a consulting services group. See Note 14 of Notes to Consolidated Financial Statements for additional information.
      The Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under these rules, goodwill is not amortized but is subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives.
      The Company applied the new rules on accounting for goodwill and other intangible assets beginning in the quarter ended September 30, 2002 and completed the transitional impairment test of goodwill as of July 1, 2002 and the annual impairment test as of June 30 of each of the fiscal years thereafter. The Company has determined that no goodwill impairment impacted the earnings and financial position of the Company as of those dates.

(l)	Accrued Claims and Settlements
      The Company has maintained partially self-insured and deductible programs for errors and omissions, general liability, workers’ compensation and certain employee health care costs. Reserves for such programs are included in accrued claims and settlements and compensation and employee benefits payable, as appropriate. Reserves are based on the aggregate of the liability for reported claims and an actuarially-based estimate of incurred but not reported claims.

(m)	Financial Instruments
      Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets. Considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, receivables and obligations under accounts payable and debt instruments, approximate their fair values, based on similar instruments with similar risks.

(n)	Fair Value of Derivative Instruments and Hedged Items
      The Financial Accounting Standards Board issued Statement of Financial Accounting (“SFAS”) No. 138 “Accounting for Derivative Instruments and Hedging Activities” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended, requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. SFAS No. 133 may increase or decrease reported net income and stockholders’ equity prospectively, depending on future levels of interest rates,

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the computed “effectiveness” of the derivatives, as that term is defined by SFAS No. 133, and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows. See Notes 5 and 6 of Notes to Consolidated Financial Statements for additional information regarding derivatives held by the Company.

(o)	Costs Associated with Exit or Disposal Activities
      The Financial Accounting Standards Board issued Statement 146, “Accounting for Costs Associated with Exit or Disposal Activities” in June 2002. This Statement requires liabilities for costs associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred.
      The Company records a liability for one-time termination benefits at the date the plan of termination meets certain criteria including appropriate management approval, specificity as to employee and benefits to be provided and an indication that significant changes to the plan are unlikely. If the employees are required to render service until they are terminated in order to receive the termination benefits beyond the minimum retention period as defined in the Statement, the Company will recognize the liability ratably over the retention period.
      The Company records a liability for certain operating leases based on the fair value of the liability at the cease-use date. The fair value is determined based on the remaining lease rentals and any termination penalties, and is reduced by estimated sublease rentals.

(p)	Reclassifications
      Certain amounts in prior periods have been reclassified to conform to the current year presentation. Such reclassifications have not changed previously reported results of operations or cash flow.

2.	Services Fees Receivable, net
      Services fees receivable at June 30, 2005 and 2004 consisted of the following (in thousands):

	2005	2004

Transaction services fees receivable	$2,587	$4,205
Management services fees receivable	7,465	7,561
Allowance for uncollectible accounts	(566)	(714)

Total	9,486	11,052
Less portion classified as current	9,339	10,810

Non-current portion (included in other assets)	$147	$242

      The following is a summary of the changes in the allowance for uncollectible services fees receivable for the fiscal years ended June 30, 2005, 2004 and 2003 (in thousands):

	2005	2004	2003

Balance at beginning of year	$714	$689	$605
Provision for bad debt		25	84
Recovery of allowance	(148)	—	—

Balance at end of year	$566	$714	$689

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Equipment, Software and Leasehold Improvements, net
      Equipment, software and leasehold improvements at June 30, 2005 and 2004 consisted of the following (in thousands):

	2005	2004

Furniture, equipment and software systems	$44,072	$42,580
Leasehold improvements	6,286	5,966

Total	50,358	48,546
Less accumulated depreciation and amortization	42,169	38,681

Equipment, software and leasehold improvements, net	$8,189	$9,865

      The Company wrote off approximately $805,000 and $2.8 million of furniture and equipment during the fiscal years ended June 30, 2005 and 2004. Approximately $698,000 and $2.6 million of accumulated depreciation and amortization expense had been recorded on these assets prior to their disposition in the fiscal years ended June 30, 2005 and 2004, respectively.

4.	Earnings (Loss) Per Common Share
      Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“Statement 128”) requires disclosure of basic earnings per share that excludes any dilutive effects of options, warrants, and convertible securities and diluted earnings per share.
      The following table sets forth the computation of basic and diluted earnings per common share from continuing operations (in thousands, except per share data):

	2005	2004	2003

Basic earnings per common share:
Net income (loss)	$13,267	$14,194	$(16,772)
Preferred stock dividends accrued	(889)	(1,618)	(1,130)

Net income (loss) to common stockholders	$12,378	$12,576	$(17,902)

Weighted average common shares outstanding	15,112	15,097	15,102

Net income (loss) per common share outstanding — basic	$0.82	$0.83	$(1.19)

Diluted earnings per common share:
Net income (loss)	$13,267	$14,194	$(16,772)
Preferred stock dividends accrued	(889)	(1,618)	(1,130)

Net income (loss) to common stockholders	$12,378	$12,576	$(17,902)

Weighted average common shares outstanding	15,112	15,097	15,102
Effect of dilutive securities:
Stock options and warrants	110	4	—

Weighted average common shares outstanding	15,222	15,101	15,102

Net income (loss) per common share outstanding — diluted	$0.81	$0.83	$(1.19)

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Additionally, options outstanding to purchase shares of common stock, the effect of which would be anti-dilutive, were 1,229,652, 1,179,023, and 1,601,091 at June 30, 2005, 2004 and 2003, respectively, and were not included in the computation of diluted earnings per share either because an operating loss was reported or the option exercise price was greater than the average market price of the common shares for the respective periods.

5.	Credit Facility Debt
      Effective June 11, 2004, the Company entered into a $40 million senior secured credit agreement with Deutsche Bank Trust Company Americas, which had a three-year term with a one-year extension option and was comprised of a $25 million term loan facility and a $15 million revolving credit facility. Repayment of the credit agreement is collateralized by substantially all of the Company’s assets. The new credit arrangement replaced the Company’s $27.3 million senior credit facility and $4 million subordinated loan held by Kojaian Capital, LLC and Kojaian Funding, LLC, respectively.
      The Company used proceeds from the $25 million term loan portion of the new credit facility, along with cash reserves of approximately $7.6 million, to pay off all of its outstanding credit obligations and closing costs which totaled $1.1 million. The interest rate for revolving or long-term advances under the credit facility will be, at the election of the Company, either (i) Deutsche Bank Trust Company Americas’s prime lending rate plus 2.50%, or (ii) the London interbank offered rate of major banks for deposits in U.S. dollars (LIBOR), plus 3.50%. The average interest rate incurred by the Company on the credit facility obligation during fiscal year 2005 was 5.9%.
      In order to mitigate the risks associated with changes in the interest rate markets, the terms of the new credit facility required the Company to enter into an interest rate protection agreement that effectively caps the variable interest rate exposure on a portion of its existing credit facility debt for a period of two years. The Company executed such an interest agreement with Deutsche Bank Trust Company Americas in July 2004, which will provide for quarterly payments to the Company equal to the variable interest amount paid by the Company in excess of 3.5% of the underlying notional amounts. The Company determined that this agreement was to be characterized as effective under the definitions included within Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities.” The change in value of these instruments during a reporting period is characterized as Other Comprehensive Income or Loss, and totaled approximately $27,000 of unrealized income during fiscal year 2005.
      The credit agreement also contains customary covenants related to limitations on indebtedness, acquisition, investments and dividends, and maintenance of certain financial ratios and minimum cash flow levels.
      On March 31, 2005, the Company amended its secured credit facility. Under the amended credit facility, the $25 million term loan portion of the credit facility was unchanged. The revolving credit line component of the credit facility, however, was increased from $15 million to $35 million, of which approximately $32.5 million was available as of June 30, 2005. During the quarter ended December 31, 2004, the Company issued three letters of credit, totaling approximately $2.5 million, under the revolving credit line to collateralize certain obligations related to its insurance programs. In addition, the term of the credit facility was extended by one year to June 2008, subject to the Company’s right to extend the term for an additional twelve months through June 2009. Other modifications to the credit facility included the elimination of any cap regarding the aggregate consideration that the Company may pay for

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
acquisitions, the ability to repurchase up to $30 million of its Common Stock, and the elimination of all term loan amortization payments due before maturity. Other principal economic terms and conditions of the credit facility remained substantially unchanged. The Company paid closing costs totaling approximately $688,000 in connection with the amendment, of which $550,000 were recorded as deferred financing fees and will be amortized over the amended term of the agreement.
      Scheduled principal payments on the term loan, excluding the exercise of the one year extension option, are as follows (in thousands):

Year Ending June 30	Amount

2006	$—
2007	—
2008	25,000

$25,000

6.	Credit Facility Debt — Affiliate
      Kojaian Capital, LLC (the “New Lender”), an affiliated entity of the Company’s controlling stockholder and Chairman, acquired the Company’s then existing credit agreement from the banks on June 6, 2003. Borrowings under the credit revolver portion of the facility, totaling $5.0 million, were repaid on October 31, 2003 from cash generated by the Company’s operations, while the term loan portion of the facility was repaid in conjunction with the refinancing of the Company’s credit arrangements in June 2004. See Note 5 of Notes to Consolidated Financial Statements for additional information.
      Interest on outstanding borrowings under this credit facility were based upon Bank of America’s prime rate and/or a LIBOR based rate plus, in either case, an additional margin based upon a particular financial leverage ratio of the Company. The average interest rate incurred by the Company on outstanding borrowings during fiscal years 2004 and 2003, was 5.5% and 5.70% respectively. Direct expenses related to this facility totaled approximately $1,273,000 and were recorded as deferred financing fees and amortized over the term of the agreement. Unamortized fees totaling $317,000 were written off upon repayment of the term loan in June 2004.
      The variable interest rate structure of this credit agreement exposed the Company to risks associated with changes in the interest rate markets. Consequently, the Credit Agreement required the Company to enter interest rate protection agreements, within 90 days of the date of the agreement, initially fixing the interest rates on not less than 50% of the aggregate principal amount of the term loan scheduled to be outstanding for a period of not less than three years. In March 2001, the Company entered into two interest rate swap agreements for a three year term, with banks that were original parties to the Credit Agreement. Through March 31, 2004, the expiration date of the agreements, the Company had varying notional amount interest rate swaps outstanding in which the Company paid a fixed rate of 5.18% and received a three-month LIBOR based rate from the counter-parties.

7.	Note Payable — Affiliate
      Kojaian Funding, LLC, another affiliated entity of the Company’s controlling stockholder and Chairman, made a $4 million subordinated loan to the Company on May 9, 2003 for working capital purposes. The Company was obligated to pay interest only on the subordinated loan

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
during its term at the rate of 10% per annum, payable monthly in arrears. The entire principal amount of the subordinated loan was due on July 15, 2004, although it was prepaid without penalty in connection with the refinancing of the Company’s credit agreement with Deutsche Bank effective June 11, 2004. See Note 5 of Notes to Consolidated Financial Statements for additional information.
      The material terms and conditions of the subordinated loan were negotiated by a special committee comprised of the disinterested member of the Company’s board of directors, which committee was established for such purpose. The special committee recommended the entering into of the subordinated loan to the full board of directors of the Company, which unanimously approved such terms.

8.	Issuance and Exchange of Preferred Stock
      On May 13, 2002, the Company effected a closing of a financing with Kojaian Ventures, LLC (“KV”) which is wholly-owned by the Company’s controlling stockholder and Chairman, who, along with his father, owned, subsequent to the closing of the KV financing, approximately 20% of the Company’s issued and outstanding Common Stock. In addition, certain affiliated real estate entities of KV, in the aggregate, are substantial clients of the Company. The Company accepted the financing offered by KV based, in part, upon the fact that the KV financing, which replaced the financing provided by Warburg Pincus in March 2002 (see Note 5 of Notes to Consolidated Financial Statements for additional information), was on more favorable terms and conditions to the Company than the Warburg Pincus financing.
      Accordingly, on the closing of the KV financing on May 13, 2002, KV paid to the Company an aggregate of $15,386,580 which provided the Company with the necessary funds, which the Company used, to (i) repay a $5,000,000 subordinated note, accrued interest thereon of $137,500 and out-of-pocket expenses of $100,000, (ii) repurchase, at cost, 1,337,358 shares of Common Stock held by Warburg Pincus for a price per share of $3.11, or an aggregate purchase price of $4,158,431, and (iii) pay down $6,000,000 of revolving debt under the Company’s then existing credit agreement. In exchange therefore, KV received (i) a convertible subordinated note in the principal amount of $11,237,500 (the “KV Debt”), and (ii) 1,337,358 shares of Common Stock at a price of $3.11 per share. The form of KV’s financing was substantially identical to the form of the Warburg Pincus financing arrangements, provided, however, that the KV Debt was more favorable to the Company in two (2) material respects.
      First, the interest rate on the KV Debt was 12% per annum as opposed to 15% per annum. Similarly, the Series A Preferred Stock into which the KV Debt was converted has a coupon of 12% per annum, compounded quarterly, rather than 15% per annum, compounded quarterly. Second, the preference with respect to the Series A Preferred Stock that KV received was more favorable to the holders of the Company’s Common Stock than the Series A Preferred Stock that was to be issued to Warburg Pincus. Specifically, the holder of the Series A Preferred Stock has a preference over the Company’s Common Stock in the event that the Company undergoes a liquidation, dissolution or certain change in control transactions. That is, the holder of the Series A Preferred Stock is entitled to be paid with respect to its Series A Preferred Stock prior to holders of Common Stock are entitled to be paid with respect to their Common Stock in the event of a liquidation, dissolution or certain change in control transactions involving the Company. The preference on liquidation, dissolution and certain change in control transactions with respect to the Series A Preferred Stock issued to KV is the greater of (i) 2 times the face value of the Series A Preferred Stock, plus the accrued dividend thereon at the

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
rate of 12% per annum, or (ii) the equivalent of 40% percent of the consideration to be paid to all the equity holders of the Company on an “Adjusted Outstanding Basis” (as defined in the underlying documents). Contrastingly, the Senior A Preferred Stock that was to be issued to Warburg Pincus was to have a preference on liquidation, dissolution and certain change in control transactions equal to the greater of (i) 2 times the face value of the Series A Preferred Stock, plus the accrued dividends thereon at the rate of 15% per annum, or (ii) the equivalent of 50% of the consideration to be paid to all equity holders of the Company on a fully diluted basis.
      On September 19, 2002, the conversion rights existing under the KV Debt were exercised. As a result of this conversion, 11,725 shares of the Company’s Series A Preferred Stock were issued to KV, having a stated value of $1,000 per share. The outstanding related party principal and interest obligations totaling $11,725,000 were reclassified to stockholders’ equity on the date of conversion.
      Issuance costs of $783,000, previously offset against the note obligations, were also reclassified as a reduction of additional paid-in capital.
      The Series A Preferred Stock had a preference over the Company’s Common Stock upon liquidation, dissolution and certain change of control transactions. In addition, although the Series A Preferred Stock was not convertible into Common Stock (or any other securities of the Company) it voted along with the Common Stock on all matters that were subject to the vote of common stockholders. The voting power of the Series A Preferred Stock, after final contractual adjustments, was equal to 952 shares of Common Stock for each share of Series A Preferred Stock, or a total of 11,162,200 Common Stock equivalents. As a consequence, upon the issuance of the Series A Preferred Stock to KV on September 19, 2002, there was a change in the voting control of the Company, as the voting power of the Series A Preferred Stock (11,162,200 Common Stock equivalents), along with the 3,762,884 shares of outstanding Common Stock now owned by KV and its affiliates (approximately 25% of the outstanding Common Stock of the Company), represented approximately 57% of the total voting power of the Company.
      In December 2004, the Company entered into an agreement (the “Preferred Stock Exchange Agreement”) with KV in KV’s capacity as the holder of all the Company’s issued and outstanding 11,725 shares of Series A Preferred Stock which carried a preferential cumulative dividend of 12% per annum (the “Series A Preferred Stock”). Pursuant to the Preferred Stock Exchange Agreement, the Company paid to KV all accrued and unpaid dividends with respect to the Series A Preferred Stock for the period September 19, 2002, the date of issuance of the Series A Preferred Stock, up to and through December 31, 2004. In exchange therefore, KV agreed to eliminate in its entirety, as of January 1, 2005, the 12% preferential cumulative dividend payable on the Series A Preferred Stock. Upon the closing of the transaction in January 2005, the Company delivered to KV the one time accrued dividend payment of approximately $3.6 million.
      The Company and KV effected the elimination of the 12% cumulative preferred dividend with respect to the Series A Preferred Stock by an exchange of preferred securities. Accordingly, simultaneously upon the consummation of the transaction contemplated by the Preferred Stock Exchange Agreement, on January 4, 2005, KV delivered to the Company its original share certificate representing 11,725 shares of Series A Preferred Stock in exchange for a new share certificate representing 11,725 shares of a newly created Series A-1 Preferred Stock of the Company (the “New Preferred Stock”). The New Preferred Stock is identical in all respects to the Series A Preferred Stock except that the New Preferred Stock does not have a

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
cumulative preferred dividend and is now only entitled to receive dividends if and when dividends are declared and paid to holders of the Company’s common stock. As was the case with the Series A Preferred Stock, the New Preferred Stock has a preference over the Company’s Common Stock in the event that the Company undergoes a liquidation, dissolution or certain change in control transactions. In such situations, the holder of the New Preferred Stock would be entitled to payment of the greater of (i) $23.5 million (twice the face value of the New Preferred Stock) or (ii) the equivalent of 40% of the consideration to be paid to all the equity holders of the Company, thereby diluting the return that would otherwise be available to the holders of the Common Stock of the Company had this preference not existed.
      Like the Series A Preferred Stock, the New Preferred Stock is not convertible into common stock, but nonetheless votes on an “as liquidated basis” along with the holders of common stock on all matters. Consequently, the New Preferred Stock, like the Series A Preferred Stock, currently is entitled to the number of votes equal to 11,173,925 shares of common stock, or approximately 42.5% of all voting securities of the Company. In addition, as noted above, with the elimination of the preferential cumulative dividend, the New Preferred Stock will now only be entitled to receive dividends if and when dividends are declared by the Company on, and paid to holders of, the Company’s common stock. The holders of the New Preferred Stock will receive dividends, if any, based upon the number of voting common stock equivalents represented by the New Preferred Stock. The New Preferred Stock is not subject to redemption.

9.	Income Taxes
      The Company maintains a fiscal year ending June 30 for financial reporting purposes and a calendar year for income tax reporting purposes. The provision for income taxes for the fiscal years ended June 30, 2005, 2004 and 2003, consisted of the following (in thousands):

	2005	2004	2003

Current
Federal	$4,475	$1,371	$(245)
State and local	1,076	150	167

	5,551	1,521	(78)
Deferred	(5,703)	(4,342)	2,510

Net provision (benefit)	$(152)	$(2,821)	$2,432

      The Company recorded prepaid taxes totaling approximately $197,000 and $251,000 as of June 30, 2005 and 2004, respectively, comprised primarily of tax refund receivables, prepaid tax estimates and tax effected operating loss carrybacks related to state tax filings. The Company also received net tax refunds of approximately $80,000 and $398,000 during fiscal years 2005 and 2004, respectively, primarily related to its state tax carrybacks.
      At June 30, 2005, federal income tax operating loss carryforwards (“NOL’s”) were available to the Company in the amount of approximately $10.5 million, which expire from 2008 to 2023. Utilization of certain of these net operating loss carryforwards totaling $2.5 million is limited to approximately $960,000 per year, pursuant to Section 382 of the Internal Revenue Code (“Code”) relating to a prior ownership change.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s effective tax rate on its income before taxes differs from the statutory federal income tax rate as follows for the fiscal years ended June 30:

	2005	2004	2003

Federal statutory rate	34.0%	34.0%	35.0%
State and local income taxes (net of federal tax benefits)	3.2	5.3	5.2
Meals and entertainment	2.9	2.9	(2.2)
Change in valuation allowance	(3.8)	(26.4)	(53.8)
Utilization of net operating loss carryforwards	(32.7)	(11.8)	—
Insurance claim payment	0.5	(15.6)	—
Severance and office closure payments	(4.8)	(8.6)	—
Goodwill amortization and other	(1.6)	(4.6)	2.6
Executive compensation	1.1	—	(3.8)

Effective income tax rate	(1.2)%	(24.8)%	(17.0)%

      The Company realized approximately $4.7 million of its deferred tax assets during fiscal year 2005 due to the generation of significant taxable income during the period. The Company decreased its valuation allowance related to its deferred tax assets by approximately $5.2 million as of June 30, 2005 due to the realization of these assets and the likelihood that the Company would realize a greater portion of its remaining deferred assets in future periods. During fiscal year 2004, the Company generated sufficient taxable income to realize a portion of its deferred tax assets and correspondingly reduced the valuation allowance by approximately $7.9 million. The Company had fully reserved its deferred tax assets at June 30, 2003 to reflect uncertainty at that time in regards to the realization of the assets in future periods.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred income tax liabilities or assets are determined based on the differences between the financial statement and tax basis of assets and liabilities. The components of the Company’s deferred tax assets and liabilities are as follows as of June 30, 2005 and 2004 (in thousands):

	2005	2004

Deferred tax assets:
Federal NOL and credit carryforwards	$3,586	$7,872
State NOL carryforwards	2,575	2,263
Insurance reserves	2,597	2,376
Compensation and benefits	561	376
Commission and fee reserves	510	777
Office closure reserves	463	1,072
Claims and settlements	176	331
Other	1,042	831

Deferred tax assets	11,510	15,898
Less valuation allowance	(4,391)	(9,599)

	7,119	6,299
Deferred tax liabilities	(3,619)	(3,299)

Net deferred tax assets	$3,500	$3,000

Current	$3,500	$3,000

Long Term	$—	$—

10.	Stock Options, Warrants, Stock Purchase and 401(k) Plans

Stock Option Plans
      Changes in stock options were as follows for the fiscal years ended June 30, 2005, 2004, and 2003:

	2005		2004		2003

		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Stock options outstanding at the beginning of the year	1,329,023	$0.92 to $16.44	1,601,091	$2.00 to $16.44	2,816,861	$1.88 to $16.44
Granted	510,000	$2.99 to $ 4.70	150,000	$0.92	10,000	$2.00
Lapsed or canceled	(376,371)	$3.75 to $13.50	(422,068)	$2.85 to $13.50	(1,225,770)	$1.88 to $13.50
Exercised	(17,500)	$2.85	—	—	—	—

Stock options outstanding at the end of the year	1,445,152	$0.92 to $16.44	1,329,023	$0.92 to $16.44	1,601,091	$2.00 to $16.44

Exercisable at end of the year	866,068		1,103,356		1,129,466

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Additional information segregated by relative ranges of exercise prices for stock options outstanding as of June 30, 2005 is as follows:

			Weighted	Weighted
		Weighted	Average Exercise	Average Exercise
		Average Years	Price-Outstanding	Price-Exercisable
Exercise Price	Shares	Remaining Life	Shares	Shares

$ 0.92 to $ 4.70	715,500	9.20	3.72	1.37
$ 5.44 to $ 8.94	368,552	4.04	6.72	6.72
$11.13 to $16.44	361,100	2.40	11.69	11.69

	1,445,152

      Weighted average information per share with respect to stock options for fiscal years ended June 30, 2005 and 2004 is as follows:

	2005	2004

Exercise price:
Granted	$4.67	$0.92
Lapsed or canceled	8.67	5.30
Exercised	2.85	—
Outstanding at June 30	6.48	6.98
Remaining life	6.19 years	5.28 years
      The Company’s 1990 Amended and Restated Stock Option Plan, as amended, provides for grants of options to purchase the Company’s common stock for a total of 2,000,000 shares. At June 30, 2005, 2004 and 2003, the number of shares available for the grant of options under the plan was 1,179,952, 1,029,345 and 904,517, respectively. Stock options under this plan may be granted at prices from 50% up to 100% of the market price per share at the dates of grant, their terms and vesting schedules of which are determined by the Board of Directors.
      The Company’s 1993 Stock Option Plan for Outside Directors provides for an automatic grant of an option to purchase 10,000 shares of common stock to each newly elected independent member of the Board of Directors and an automatic grant of an option to purchase 8,000 shares at the successive four year service anniversaries of each such director. The exercise prices are set at the market price at the date of grant. The initial options expire five years from the date of grant and vest over three years from such date. The anniversary options vest over four years from the date of grant and expire ten years from such date. The plan was amended in November 1998 to increase the number of issuable shares authorized for the plan from 50,000 to 300,000 and to provide for the anniversary options. The number of shares available for grant was 244,000 at June 30, 2005 and 236,000 at June 30, 2004 and 2003.
      The Company’s 1998 Stock Option Plan provides for grants of options to purchase the Company’s common stock. The plan authorizes the issuance of up to 2,000,000 shares, and had 1,336,983, 1,129,219, and 971,979 shares available for grant as of June 30, 2005, 2004 and 2003, respectively. Stock options under this plan may be granted at prices and with such other terms and vesting schedules as determined by the Compensation Committee of the Board of Directors, or, with respect to options granted to corporate officers, the full Board of Directors.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s 2000 Stock Option Plan provides for grants of options to purchase the Company’s common stock. The plan authorizes the issuance of up to 1,500,000 shares, and had 850,000, 1,350,000 and 1,360,000 shares available for grant as of June 30, 2005, 2004 and 2003, respectively. Stock options under this plan may be granted at prices and with such other terms and vesting schedules as determined by the Compensation Committee of the Board of Directors, or, with respect to options granted to corporate officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, the full Board of Directors.

Stock Warrants
      In July 1999, the Company issued a warrant to purchase 600,000 shares of the Company’s common stock at $6.25 per share to Aegon USA Realty Advisors, Inc., the parent company of Landauer Associates, Inc. (“LAI”), as part of the consideration granted in the acquisition of LAI. The warrant had a five-year life which expired in July 2004.

Employee Stock Purchase Plan
      The Grubb & Ellis Company Employee Stock Purchase Plan provided for the purchase of up to 1,750,000 shares of common stock by employees of the Company at a 15% discount from market price, as defined, through payroll deductions. The numbers of shares purchased under this plan were 193,532 during the fiscal year ended June 30, 2003. This plan was suspended in May 2003.
      The Company has a 401(k) Plan covering eligible employees and provides that employer contributions may be made in common stock of the Company or cash. Discretionary contributions by the Company for the plans (net of forfeitures and reimbursements received pursuant to property and corporate facilities management services agreements) amounted to approximately $583,000 and $519,000 for the plan years ended December 31, 2004 and 2003, respectively. The Company did not provide for a company match to the 401(k) Plan for the plan year ended December 31, 2002.

Pro Forma Information
      Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for options granted subsequent to July 1, 1996, and therefore includes grants under the 1990 Amended and Restated Stock Option Plan, 1993 Stock Option Plan for Outside Directors, 1998 Stock Option Plan and 2000 Stock Option Plan and purchases made under the Grubb & Ellis Employee Stock Purchase Plan, under the fair value method of that Statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model. Weighted-average assumptions for options granted for fiscal years 2005, 2004 and 2003, respectively, are as follows:

	2005	2004	2003

Risk free interest rates	3.99%	3.40%	3.83%
Dividend yields	0%	0%	0%
Volatility factors of the expected market price of the common stock	.834	.795	.393
Weighted-average expected lives	5.00 years	6.00 years	6.00 years
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in these assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of options granted. The weighted average fair values of options granted by the Company in fiscal years 2005, 2004 and 2003 using this model were $3.21, $0.65 and $0.88, respectively.
      The Company currently accounts for its stock-based employee compensation plan under the intrinsic value method in accordance with APB 25. The Company has adopted the disclosure-only provisions of Statement 123, as amended by FASB Statement No. 148, “Accounting for Stock — Based Compensation — Transition and Disclosure (“FAS 148”)”. Compensation expense related to restricted share awards is not presented in the table below because the expense amount is the same under APB 25 and FAS 123 and, therefore, is already reflected in net income. Had the Company elected to adopt the fair value recognition provisions of FAS 123, pro forma net income and net income per share would be as follows (in thousands):

	For the Fiscal Year Ended June 30,

	2005	2004	2003

Net income (loss) to common stockholders, as reported	$12,378	$12,576	$(17,902)
Add: Total stock-based employee compensation expense determined under the intrinsic value method for all awards, net of related tax effects	—	—	228
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(164)	(172)	(340)

Pro forma net income (loss) to common stockholders	$12,214	$12,404	$(18,014)

Net earnings per weighted average common share outstanding:
Basic — as reported	$0.82	$0.83	$(1.19)

Basic — pro forma	$0.81	$0.82	$(1.19)

Diluted — as reported	$0.81	$0.83	$(1.19)

Diluted — pro forma	$0.80	$0.82	$(1.19)

Stock Repurchase Plan
      In August 1999, the Company announced a program through which it may repurchase up to $3.0 million of its common stock on the open market from time to time as market conditions warrant. As of June 30, 2005, the Company had repurchased 359,900 shares of stock at an aggregate price of approximately $2.0 million. No shares were repurchased under this program during fiscal years 2005, 2004 or 2003.

11.	Related Party Transactions
      The Company provides both transaction and management services to parties, which are related to principal stockholders and/or directors of the Company, primarily Kojaian affiliated

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
entities (collectively, “Kojaian Companies”) and Archon Group, L.P. (“Archon”). In addition, the Company also paid asset management fees to the Kojaian Companies and Archon related to properties the Company manages on their behalf. Revenue earned by the Company for services rendered to these and other affiliates, including joint ventures, officers and directors and their affiliates, was as follows for the fiscal years ended June 30, 2005, 2004 and 2003 (in thousands):

	2005	2004	2003

Transaction fees
Kojaian Companies	$485	$330	$291
Archon	2,346	1,819	1,663
Others	—	—	277

	2,831	2,149	2,231

Management fees
Kojaian Companies	9,232	10,468	10,274
Archon	1,842	3,613	5,291

	11,074	14,081	15,565
Less: asset management fees
Kojaian Companies	2,957	3,191	3,295
Archon	87	174	239

	8,030	10,716	12,031

Total	$10,861	$12,865	$14,262

      In August 2002, the Company entered into a lease for 16,800 square feet of office space in Southfield, Michigan within a building owned by an entity related to the Kojaian Companies. The lease provides for an annual average base rent of $365,400 over the ten year life of the lease.
      The Company entered into an employment agreement with Mark E. Rose as Chief Executive Officer effective March 8, 2005. Terms of the agreement included, among other things, i) a sign-on bonus of approximately $2.1 million, which is subject to repayment by Mr. Rose, in whole or in part, under certain circumstances as set forth in the employment agreement, ii) a guaranteed bonus of $750,000 for calendar year 2005, iii) options to purchase up to 500,000 shares of the Company’s common stock which generally vest over the three year term of the agreement, and iv) annual grants of $750,000 worth of restricted common stock during the term of the agreement, each grant having a three year vesting period from the date of grant. The Company has paid the sign-on bonus to Mr. Rose as of March 31, 2005, which is being amortized to salaries, wages and benefits expense over the term of the agreement. The guaranteed bonus for 2005 is expected to be funded on or before March 1, 2006.
      In July 2002, the former Chief Operating Officer’s employment agreement with the Company was terminated, and in March 2003, the Company disclosed that the Company’s former Chief Executive Officer and Chief Financial Officer had resigned. In addition, the Company entered into a separation agreement with its former General Counsel who resigned effective July 2, 2003. Severance charges totaling approximately $3.4 million were recognized during fiscal year 2003 relating to these events. (See Note 14 of Notes to Consolidated Financial Statements for additional information.) None of the options to purchase 850,000 common

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
stock shares were exercised and the option grants were cancelled upon the officers’ employment terminations.
      The Compensation Committee of the Company adopted a Long-Term Executive Cash Incentive Plan (the “Plan”) in June 2005. The Plan provides for the payment of bonuses to certain executive employees if specified financial goals for the Company are achieved for the period commencing January 1, 2004 and ending December 31, 2006. As of June 30, 2005, approximately $373,000 has been accrued under this Plan for payment to the executive employees no earlier than the first calendar quarter of 2007.
      In fiscal years 2005 and 2004, the Company incurred $160,000 and $100,000, respectively, in legal fees paid on behalf of C. Michael Kojaian and Kojaian Ventures, LLC (collectively, the “Kojaian Parties”), and $64,000 and $60,000, respectively, in legal fees paid on behalf of Warburg Pincus Investors, L.P. (“Warburg Pincus”), in connection with each of them being named in a lawsuit filed in March 2004. In August 2005, the litigation was settled by the parties and the lawsuit was dismissed with prejudice. Total legal fees through the settlement of the lawsuit, including fees incurred through fiscal year 2005, are estimated to be $300,000 on behalf of the Kojaian Parties and $126,000 on behalf of Warburg Pincus. Although the Company was not party to the litigation, the litigation expenses of the Kojaian Parties and Warburg Pincus were being paid by the Company pursuant to contractual indemnification obligations contained in various purchase and sale and credit and security agreements entered by the Company during fiscal year 2002. Mr. Kojaian is the Chairman of the Board of the Company, and, along with affiliated persons and entities, has majority-voting control of the Company, and Warburg Pincus owns approximately 39% of the issued and outstanding shares of the common stock of the Company. In addition, of the total legal fees incurred on behalf of the Kojaian Parties, approximately $164,000 was paid to the law firm of Young and Susser. Rodger D. Young, a member of the Company’s Board of Directors since April 2003, is a partner of Young and Susser.

12.	Commitments and Contingencies

Non-cancelable Operating Leases
      The Company has non-cancelable operating lease obligations for office space and certain equipment ranging from one to nine years, and sublease agreements under which the Company acts as sublessor.
      The office space leases often times provide for annual rent increases, and typically require payment of property taxes, insurance and maintenance costs.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Future minimum payments under non-cancelable operating leases with an initial term of one year or more, excluding any future potential operating or real estate tax expense increases, were as follows at June 30, 2005 (in thousands):

Lease
Year Ending June 30,	Obligations

2006	$15,996
2007	12,404
2008	10,278
2009	7,835
2010	4,210
Thereafter	3,072

$53,795

      The above amounts also include obligations due under a large office lease signed in August 2005.
      Lease and rental expense for the fiscal years ended June 30, 2005, 2004 and 2003 totaled $17,805,000, $20,187,000, and $21,678,000, respectively.

Environmental
      As first reported in the Company’s Form 10-Q for the period ended December 31, 2000, a corporate subsidiary of the Company owns a 33% interest in a general partnership, which in turn owns property in the State of Texas which is the subject of an environmental assessment and remediation effort, due to the discovery of certain chemicals related to a release by a former bankrupted tenant of dry cleaning solvent in the soil and groundwater of the partnership’s property and adjacent properties. The Company has no financial recourse available against the former tenant due to its insolvency. Prior assessments had determined that minimal costs would be incurred to remediate the release. However, subsequent findings at and around the partnership’s property increased the probability that additional remediation costs would be necessary. The partnership is working with the Texas Natural Resource Conservation Commission and the local municipality to implement a multi-faceted plan, which includes both remediation and ongoing monitoring of the affected properties. Although the partnership’s other partners have made all past contributions and are expected to make all future required contributions, there can be no assurances to this effect. As of June 30, 2005, the Company’s share of cumulative costs to remediate and monitor this situation is estimated at approximately $1,157,000, based upon a comprehensive project plan prepared by an independent third party environmental remediation firm, or an increase of $100,000 during fiscal year 2005. Approximately $1,074,000 of this amount has been paid as of June 30, 2005 and the remaining $83,000 has been reflected as a loss reserve for such matters in the consolidated balance sheet. The Company’s management believes that the outcome of these events will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Insolvent Insurance Provider
      In the Company’s Form 10-Q for the period ended December 31, 2001, the following situation regarding an insolvent insurance provider was initially disclosed. In fiscal years 1999 and 2000, the Company’s primary errors and omissions insurance carrier was Reliance

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Insurance Company (of Illinois and California, collectively “Reliance”). The Company had four open claims that were covered by Reliance policies in which defense and/or settlement costs exceeded a self-insured retention.
      In October 2001, Reliance was placed in liquidation by order of the Commonwealth of Pennsylvania, which casts doubt on the recovery from Reliance of the Company’s open claims. The Company had established loss reserves for the estimated settlement costs of the claims and all of the claims have now been resolved. The Company is seeking reimbursement for the costs of defense, settlement and/or judgment in excess of the self-insured retention from the liquidator. No new significant information has been obtained for fiscal year 2005. The Company is unable to estimate the probability and timing of any potential reimbursement at this time, and therefore, has not assumed any potential recoveries in establishing its reserves.

General
      The Company is involved in various claims and lawsuits arising out of the conduct of its business, as well as in connection with its participation in various joint ventures and partnerships, many of which may not be covered by the Company’s insurance policies. In the opinion of management, the eventual outcome of such claims and lawsuits is not expected to have a material adverse effect on the Company’s financial position or results of operations.

13.	Concentration of Credit Risk
      Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables and interest-bearing investments. Users of real estate services account for a substantial portion of trade receivables and collateral is generally not required. The risk associated with this concentration is limited due to the large number of users and their geographic dispersion.
      The Company places substantially all of its interest-bearing investments with major financial institutions and limits the amount of credit exposure with any one financial institution.
      The Company believes it has limited exposure to the extent of non-performance by the counterparties of its interest rate cap agreement as the counter party is a major financial institution and, accordingly, the Company does not anticipate any non-performance.

14.	Severance, Office Closure and Other Special Charges
      During the fiscal year ended June 30, 2004, the Company completed the disposition of the Wadley-Donovan Group, through which the Company provided relocation and economic development consulting services. As a result of the disposition, the Company recorded a loss totaling approximately $2.4 million related primarily to the write-off of unamortized goodwill recorded when the original business was acquired in February 2002. The Company closed certain non-performing offices and recorded additional special charges of $855,000 related to office closure costs which consist primarily of future lease obligations of office space by the Company, net of estimated sublease income, along with related unamortized leasehold improvements. As of June 30, 2005, remaining future net lease obligations, including those which arose in prior years, totaled approximately $824,000. The cumulative amount of special charges incurred by the Company during the fiscal year ended June 30, 2004 totaled $3.2 million.
      During the fiscal year ended June 30, 2003, the Company recorded special charges totaling $9.5 million, consisting primarily of severance costs of $6.3 million related to the resignations

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of the Company’s former Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and General Counsel, and to a reduction of other salaried personnel, and office closure costs of $3.2 million.

15.	Business Acquisitions and Related Indebtedness
      Effective as of April 1, 2003, the Company entered into a series of agreements which altered the structure of the Company’s transaction services operations in Phoenix, Arizona, effectively transferring its existing Phoenix commercial transaction services business to a newly-formed entity whose majority owners are the real estate salespersons previously employed by the Company in its Phoenix office. As part of the overall transaction, this new entity signed an agreement pursuant to which it shall participate in the Company’s affiliate program. The fees received by the Company from this affiliate agreement will comprise the revenues earned from the new Phoenix structure, as the gross operations of the office will no longer be reflected in the Company’s future financial statements (other than revenue earned from trailing contracts the Company retained). The Company also obtained a 20% minority interest in this entity for $400,000.

16.	Segment Information
      The Company has two reportable segments — Transaction Services and Management Services.
      The Transaction Services segment advises buyers, sellers, landlords and tenants on the sale, leasing and valuation of commercial property and includes the Company’s national accounts groups and national affiliate program operations.
      The Management Services segment provides property management and related services for owners of investment properties and facilities management services for corporate users.
      The fundamental distinction between the Transaction Services and Management Services segments lies in the nature of the revenue streams and related cost structures. Transaction Services generates revenues primarily on a commission or project fee basis. Therefore, the personnel responsible for providing these services are compensated primarily on a commission basis. The Management Services revenues are generated primarily by long term (one year or more) contractual fee arrangements. Therefore, the personnel responsible for delivering these services are compensated primarily on a salaried basis.
      The Company evaluates segment performance and allocates resources based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) that include an allocation (primarily based on segment revenue) of certain corporate level administrative expenses (amounts in thousands). In evaluating segment performance, the Company’s management utilizes EBITDA as a measure of the segment’s ability to generate cash flow from its operations. Other items contained within the measurement of net income, such as interest and taxes, and special charges, are generated and managed at the corporate administration level rather than the segment level. In addition, net income measures also include non-cash amounts such as depreciation and amortization expense.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Management believes that EBITDA as presented with respect to the Company’s reportable segments is an important measure of cash generated by the Company’s operating activities. EBITDA is similar to net cash flow from operations because it excludes certain non-cash items; however, it also excludes interest and income taxes. Management believes that EBITDA is relevant because it assists investors in evaluating the Company’s ability to service its debt by providing a commonly used measure of cash available to pay interest. EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP), as an indicator of operating performance or a measure of liquidity. EBITDA also facilitates comparison of the Company’s results of operations with those companies having different capital structures. Other companies may define EBITDA differently, and, as a result, such measures may not be comparable to the Company’s EBITDA.

	Transaction	Management	Company
	Services	Services	Totals

	(Amounts in thousands)
Fiscal year ended June 30, 2005
Total Revenues	$267,810	$195,725	$463,535
EBITDA	19,546	563	20,109
Total Assets	65,606	15,317	80,923
Goodwill, net	18,376	6,387	24,763
Fiscal year ended June 30, 2004
Total Revenues	$249,344	$191,210	$440,554
EBITDA	22,105	1,433	23,538
Total Assets	52,672	17,792	70,464
Goodwill, net	18,376	6,387	24,763
Fiscal year ended June 30, 2003
Total Revenues	$240,916	$185,030	$425,946
EBITDA	5,700	(214)	5,486

Reconciliation of Segment EBITDA to Statements of Operations (in thousands):

	Fiscal Year Ended June 30,

	2005	2004	2003

Total Segment EBITDA	$20,109	$23,538	$5,486
Less:
Depreciation & amortization	(5,742)	(6,736)	(7,802)
Special charges	—	(3,224)	(9,500)
Net interest expense	(1,252)	(2,205)	(2,524)

Income (loss) before income taxes	$13,115	$11,373	$(14,340)

Reconciliation of Segment Assets to Balance Sheet (in thousands):

	As of June 30,

	2005	2004

Total segment assets	$80,923	$70,464
Current tax assets	197	251
Deferred tax assets	3,500	3,000

Total Assets	$84,620	$73,715

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Selected Quarterly Financial Data (unaudited)

	Fiscal Year Ended June 30, 2005

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(in thousands, except per share amounts)
Operating revenue	$103,679	$135,580	$109,439	$114,837

Operating income (loss)	$(1,066)	$8,686	$1,393	$5,354

Net (loss) income to common stockholders	$(1,818)	$7,852	$1,094	$5,250

Income (loss) per common share:
Basic —	$(0.12)	$0.52	$0.07	$0.35

Weighted average common shares outstanding	15,103	15,115	15,115	15,115

Diluted —	$(0.12)	$0.52	$0.07	$0.34

Weighted average common shares outstanding	15,103	15,232	15,205	15,282

EBITDA	$377	$10,151	$2,787	$6,794

Common stock market price range (high : low)	$4.26 : $1.55	$5.20 : $3.60	$4.94 : $4.10	$7.00 : $4.75

	Fiscal Year Ended June 30, 2004

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(in thousands, except per share amounts)
Operating revenue	$101,884	$123,789	$102,402	$112,479

Operating income (loss)	$870	$8,576	$(2,748)	$6,880

Net (loss) income to common stockholders	$(150)	$7,447	$(3,690)	$8,969

Income (loss) per common share:
Basic —	$(0.01)	$0.49	$(0.24)	$0.59

Weighted average common shares outstanding	15,097	15,097	15,097	15,097

Diluted —	$(0.01)	$0.49	$(0.24)	$0.59

Weighted average common shares outstanding	15,097	15,098	15,097	15,105

EBITDA	$2,599	$10,210	$(1,199)	$8,704

Common stock market price range (high : low)	$1.50 : $1.01	$1.20 : $0.80	$1.20 : $0.87	$2.00 : $0.90

      During the fiscal year ended June 30, 2004, material adjustments were recorded relating to i) the loss on disposition of the Wadley Donovan Group, totaling $2.4 million in the third fiscal quarter, and ii) a $1.0 million decrease in salaries and benefits expense due to a reduction in the related self-insurance reserves, and a $3.0 million deferred tax benefit due to a reduction in the valuation allowance related to deferred tax assets, both of which occurred in the fourth fiscal quarter.

GRUBB & ELLIS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	June 30,
	2006	2005

Current assets:
Cash and cash equivalents, including restricted deposits of $1,102 and $1,105 at March 31, 2006 and June 30, 2005, respectively	$6,687	$26,415
Services fees receivable, net	10,010	9,339
Other receivables	4,329	2,509
Professional service contracts, net	2,503	2,170
Prepaid and other current assets	4,614	2,656
Deferred tax assets, net	3,556	3,500

Total current assets	31,699	46,589
Noncurrent assets:
Equipment, software and leasehold improvements, net	7,724	8,189
Goodwill, net	24,763	24,763
Equity method investment	2,556	—
Other assets	5,084	5,079

Total assets	$71,826	$84,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,976	$4,218
Commissions payable	5,297	6,282
Accrued compensation and employee benefits	9,766	11,433
Credit facility debt	4,000	—
Other accrued expenses	8,211	6,562

Total current liabilities	32,250	28,495
Long-term liabilities:
Credit facility debt	25,000	25,000
Accrued claims and settlements	4,791	4,972
Other liabilities	2,484	1,656

Total liabilities	64,525	60,123

Stockholders’ equity:
Preferred stock, $1,000 stated value: 1,000,000 shares authorized; 11,725 shares issued and outstanding at March 31, 2006 and June 30, 2005	11,725	11,725
Common stock, $.01 par value: 50,000,000 shares authorized; 9,579,025 and 15,114,871 shares issued and outstanding at March 31, 2006 and June 30, 2005, respectively	96	153
Additional paid-in-capital	46,411	67,988
Accumulated other comprehensive income	47	27
Retained deficit	(50,978)	(55,396)

Total stockholders’ equity	7,301	24,497

Total liabilities and stockholders’ equity	$71,826	$84,620

See notes to condensed consolidated financial statements.

GRUBB & ELLIS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	For the Nine Months Ended
	March 31,

	2006	2005

Services revenue:
Transaction fees	$224,856	$201,917
Management fees, including reimbursed salaries, wages and benefits	145,695	146,781

Total services revenue	370,551	348,698

Costs of services:
Transaction commissions	143,852	125,555
Reimbursable salaries, wages and benefits	109,401	107,884
Salaries, wages, benefits and other direct costs	26,409	26,621

Total costs of services	279,662	260,060
Costs and expenses:
Salaries, wages and benefits	43,331	40,604
Selling, general and administrative	36,622	34,719
Depreciation and amortization	5,090	4,302

Total costs	364,705	339,685

Operating income (loss)	5,846	9,013
Other income and expenses:
Interest income	850	251
Interest expense	(1,684)	(1,172)

Income (loss) before income taxes	5,012	8,092
Benefit (provision) for income taxes	(594)	(75)

Net income (loss)	4,418	8,017
Preferred stock dividends accrued	—	(889)

Net income (loss) to common stockholders	$4,418	$7,128

Net income (loss) per weighted average common share outstanding:
Basic —	$0.35	$0.47

Diluted —	$0.34	$0.47

Weighted average common shares outstanding:
Basic —	12,758,619	15,110,911

Diluted —	13,095,665	15,201,924

See notes to condensed consolidated financial statements.

GRUBB & ELLIS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share data)
(Unaudited)

	For the Nine Months
	Ended March 31,

	2006	2005

Cash Flows from Operating Activities:
Net income	$4,418	$8,017
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in deferred tax asset, net	(56)	—
Depreciation and amortization expense	5,090	4,302
Stock-based compensation expense	945	21
Payment of accrued severance and office closure costs	(371)	(959)
Recovery for services fees receivable valuation allowances	(187)	(2)
Funding of multi-year service contracts	(2,191)	(3,116)
Increase in services fees and other receivables	(2,246)	(1,190)
Increase in prepaid and other assets	(2,163)	(100)
Decrease in accounts and commissions payable	(1,138)	(1,954)
Increase (decrease) in accrued compensation and employee benefits	(1,667)	1,013
Increase (decrease) in accrued claims and settlements	(181)	327
Increase in accrued and other liabilities	3,860	251

Net cash provided by operating activities	4,113	6,610

Cash Flows from Investing Activities:
Purchases of equipment, software and leasehold improvements	(3,174)	(1,897)
Contribution to equity method investment	(2,500)	—
Other investing activities	411	301

Net cash used in investing activities	(5,263)	(1,596)

Cash Flows from Financing Activities:
Repurchase of common stock	(23,448)	—
Borrowings on credit facility debt	4,000	—
Payment of dividends on Series A Preferred Stock	—	(3,637)
Deferred financing fees	—	(685)
Other financing activities	870	50

Net cash used in financing activities	(18,578)	(4,272)

Net increase (decrease) in cash and cash equivalents	(19,728)	742
Cash and cash equivalents at beginning of period	26,415	14,971

Cash and cash equivalents at end of period, including restricted deposits of $1,102 and $800 at March 31, 2006 and 2005, respectively	$6,687	$15,713

See notes to condensed consolidated financial statements.

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Interim Period Reporting
      The accompanying unaudited condensed consolidated financial statements include the accounts of Grubb & Ellis Company and its wholly owned subsidiaries (collectively, the “Company”) and are prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements and, therefore, should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2005.
      The financial statements have been prepared in conformity with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities (including disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      In the opinion of management, all adjustments necessary for a fair statement of the financial position and results of operations for the interim periods presented have been included in these financial statements and are of a normal and recurring nature.
      Certain amounts in prior periods have been reclassified to conform to the current presentation. Such reclassifications have not changed previously reported results of operations or cash flows.
      Operating results for the nine months ended March 31, 2006 are not necessarily indicative of the results that may be achieved in future periods.

2.	Total Comprehensive Income
      The Company entered into an interest rate protection agreement that effectively caps the variable interest rate exposure on a portion of its existing credit facility debt for a period of two years. The Company determined that this agreement was to be characterized as effective under the definitions included within Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities.”
      The change in value of these instruments during a reporting period is characterized as Other Comprehensive Income or Loss, and totaled approximately $20,000 and $45,000 of unrealized income during the nine months ended March 31, 2006 and 2005, respectively. These results, along with the Company’s net income of $4,418,000 and $8,017,000 for the nine months ended March 31, 2006 and 2005, resulted in Total Comprehensive Income of $4,438,000 and $8,062,000 for the respective periods.

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Income Taxes
      The provision for income taxes for the nine months ended March 31, 2006 and 2005 is as follows (in thousands):

	For the Nine Months
	Ended March 31,

	2006	2005

Current (provision) benefit	$(2,125)	$(2,946)
Deferred (provision) benefit	(333)	(672)
Decrease in valuation allowance	1,864	3,543

	$(594)	$(75)

      The Company recorded prepaid taxes totaling approximately $1,418,000 and $197,000 as of March 31, 2006 and June 30, 2005, respectively, comprised primarily of prepaid tax estimates, tax refund receivables and tax effected operating loss carrybacks related to state tax filings. The Company also received net tax refunds of approximately $11,000 and $66,000 during the nine months ended March 31, 2006 and 2005, respectively.
      The Company decreased its deferred tax assets by approximately $1.8 million during the nine months ended March 31, 2006, primarily due to the application of Federal net operating loss carryforwards against taxable income generated during the period. The Company decreased its valuation allowance related to its deferred tax assets by approximately $1.9 million during the nine months ended March 31, 2006 due to the realization of these assets and the likelihood that the Company would continue to realize a portion of its deferred assets in future periods. During the nine months ended March 31, 2005, the Company generated sufficient taxable income to realize a portion of its deferred tax assets and correspondingly reduced the valuation allowance by approximately $3.5 million.

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Earnings Per Common Share
      The following table sets forth the computation of basic and diluted earnings per common share from continuing operations (in thousands, except per share data):

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,

	2006	2005	2006	2005

Net income (loss) to common stockholders	$(2,748)	$1,094	$4,418	$7,128

Basic earnings per common share:
Weighted average common shares outstanding	9,490	15,115	12,759	15,111

Net income (loss) per common share — basic	$(0.29)	$0.07	$0.35	$0.47

Diluted earnings per common share:
Weighted average common shares outstanding	9,490	15,115	12,759	15,111
Effect of dilutive securities:
Stock options, warrants and restricted stock grants	—	90	337	91

Weighted average dilutive common shares outstanding	9,490	15,205	13,096	15,202

Net income (loss) per common share — diluted	$(0.29)	$0.07	$0.34	$0.47

      Additionally, options to purchase shares of common stock, the effect of which would be anti-dilutive, totaled approximately 397,000 and 1,265,000 for the nine months ended March 31, 2006 and 2005, respectively, and 456,000 and 765,000 for the three months then ended. These options were not included in the computation of diluted earnings per share because an operating loss was reported or the option exercise price was greater than the average market price of the common shares for the respective periods.

5.	Segment Information
      The Company has two reportable segments — Transaction Services and Management Services, and evaluates segment performance and allocates resources based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) that include an allocation of certain corporate level administrative expenses (amounts in thousands).

	Transaction	Management	Segment
	Services	Services	Totals

Nine months ended March 31, 2006
Total revenue	$224,856	$145,695	$370,551
EBITDA	11,985	(1,049)	10,936
Total assets as of March 31, 2006	50,164	14,132	64,296
Goodwill, net	18,376	6,387	24,763
Nine months ended March 31, 2005
Total revenue	$201,917	$146,781	$348,698
EBITDA	13,466	(151)	13,315
Total assets as of March 31, 2005	57,511	15,965	73,476
Goodwill, net	18,376	6,387	24,763

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Reconciliation of Segment EBITDA to Income (Loss) Before Income Taxes

	Nine Months Ended
	September 30

	2006	2005

Total segment EBITDA	$10,936	$13,315
Less:
Depreciation & amortization	(5,090)	(4,302)
Net interest expense	(834)	(921)

Income before income taxes	$5,012	$8,092

Reconciliation of Segment Assets to Balance Sheet (in thousands):

	As of March 31,

	2006	2005

Total segment assets	$64,296	$73,476
Current tax assets	1,418	218
Deferred tax assets	3,556	3,000
Equity method investment	2,556	—

Total assets	$71,826	$76,694

      In evaluating segment performance, the Company’s management utilizes EBITDA as a measure of the segment’s ability to generate cash flow from its operations. Other items contained within the measurement of net income, such as interest and taxes, and special charges, are generated and managed at the corporate administration level rather than the segment level. In addition, net income measures also include non-cash amounts such as depreciation and amortization expense.
      Management believes that EBITDA as presented with respect to the Company’s reportable segments is an important measure of cash generated by the Company’s operating activities. EBITDA is similar to net cash flow from operations because it excludes certain non-cash items; however, it also excludes interest and income taxes. Management believes that EBITDA is relevant because it assists investors in evaluating their investment. EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP), as an indicator of operating performance or a measure of liquidity. EBITDA also facilitates comparison of the Company’s results of operations with those companies having different capital structures. Other companies may define EBITDA differently, and, as a result, such measures may not be comparable to the Company’s EBITDA.

6.	Preferred Stock
      In December 2004, the Company entered into an agreement (the “Preferred Stock Exchange Agreement”) with Kojaian Ventures, LLC (“KV”) in KV’s capacity as the holder of all the Company’s issued and outstanding 11,725 shares of Series A Preferred Stock which carried a preferential cumulative dividend of 12% per annum (the “Series A Preferred Stock”). Pursuant to the Preferred Stock Exchange Agreement, the Company paid to KV all accrued and unpaid dividends with respect to the Series A Preferred Stock for the period September 19, 2002, the date of issuance of the Series A Preferred Stock, up to and through December 31,

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2004. In exchange therefore, KV agreed to eliminate in its entirety, as of January 1, 2005, the 12% preferential cumulative dividend payable on the Series A Preferred Stock. Upon the closing of the transaction in January 2005, the Company delivered to KV the one time accrued dividend payment of approximately $3.6 million.
      The Company and KV effected the elimination of the 12% cumulative preferred dividend with respect to the Series A Preferred Stock by an exchange of preferred securities. Accordingly, simultaneously upon the consummation of the transaction contemplated by the Preferred Stock Exchange Agreement, on January 4, 2005, KV delivered to the Company its original share certificate representing 11,725 shares of Series A Preferred Stock in exchange for a new share certificate representing 11,725 shares of a newly created Series A-1 Preferred Stock of the Company (the “New Preferred Stock”). The New Preferred Stock is identical in all respects to the Series A Preferred Stock except that the New Preferred Stock does not have a cumulative preferred dividend and is now only entitled to receive dividends if and when dividends are declared and paid to holders of the Company’s common stock. As was the case with the Series A Preferred Stock, the New Preferred Stock has a preference over the Company’s Common Stock in the event that the Company undergoes a liquidation, dissolution or certain change in control transactions. In such situations, the holder of the New Preferred Stock would be entitled to payment of the greater of (i) $23.5 million (twice the face value of the New Preferred Stock) or (ii) the amount such holder would have received assuming that each share of the New Preferred Stock equaled 953 shares of the Company’s common stock, with such share amount calculated on an “Adjusted Outstanding Basis” (as defined in the underlying documents). This preference thereby dilutes the return that would otherwise be available to the holders of the Common Stock of the Company had this preference not existed.
      Like the Series A Preferred Stock, the New Preferred Stock is not convertible into common stock, but nonetheless votes on an “as liquidated basis” along with the holders of common stock on all matters. Consequently, the New Preferred Stock, like the Series A Preferred Stock, currently is entitled to the number of votes equal to 11,173,925 shares of common stock, or approximately 54.3% of all voting securities of the Company. In addition, as noted above, with the elimination of the preferential cumulative dividend, the New Preferred Stock will now only be entitled to receive dividends if and when dividends are declared by the Company on, and paid to holders of, the Company’s common stock. The holders of the New Preferred Stock will receive dividends, if any, based upon the number of voting common stock equivalents represented by the New Preferred Stock. The New Preferred Stock is not subject to redemption at the option of the holder.

7.	Repurchase of Common Stock
      On December 7, 2005, the Company repurchased 5,861,902 shares of the Company’s common stock, par value $.01 per share (the “Shares”), owned by Warburg Pincus Investors Liquidating Trust (the “Trust”) for a purchase price of $4.00 per share, or an aggregate purchase price of $23,447,608. The Company repurchased the Shares, which represented all of the securities in the Company owned by the Trust, in a privately negotiated transaction. The closing price of the Company’s common stock was $7.10 on the day prior to the repurchase.

8.	Commitments and Contingencies

Environmental:
      As first reported in the Company’s Form 10-Q for the period ended December 31, 2000 and subsequently updated in its Form 10-K for the year ended June 30, 2005, a corporate

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
subsidiary of the Company owns a 33% interest in a general partnership, which in turn owns property in the State of Texas which is the subject of an environmental assessment and remediation effort, due to the discovery of certain chemicals related to a release by a former bankrupted tenant of dry cleaning solvent in the soil and groundwater of the partnership’s property and adjacent properties. The Company has no financial recourse available against the former tenant due to its insolvency. Prior assessments had determined that minimal costs would be incurred to remediate the release. However, subsequent findings at and around the partnership’s property increased the probability that additional remediation costs would be necessary. The partnership is working with the Texas Natural Resource Conservation Commission and the local municipality to implement a multi-faceted plan, which includes both remediation and ongoing monitoring of the affected properties. Although the partnership’s other partners have made all past contributions and are expected to make all future required contributions, there can be no assurances to this effect. As of March 31, 2006, the Company’s share of cumulative costs to remediate and monitor this situation is estimated at approximately $1,157,000, based upon a comprehensive project plan prepared by an independent third party environmental remediation firm. Approximately $1,074,000 of this amount has been paid as of March 31, 2006 and the remaining $83,000 has been reflected as a loss reserve for such matters in the consolidated balance sheets. The Company’s management believes that the outcome of these events will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Insolvent Insurance Provider:
      In the Company’s Form 10-Q for the period ended December 31, 2001, the following situation regarding an insolvent insurance provider was initially disclosed, and subsequently updated in the Company’s Form 10-K for the year ended June 30, 2005. In fiscal years 1999 and 2000, the Company’s primary errors and omissions insurance carrier was Reliance Insurance Company (of Illinois and California, collectively “Reliance”). The Company had four open claims that were covered by Reliance policies in which defense and/or settlement costs exceeded a self-insured retention.
      In October 2001, Reliance was placed in liquidation by order of the Commonwealth of Pennsylvania, which casts doubt on the recovery from Reliance of the Company’s open claims. The Company had established loss reserves for the estimated settlement costs of the claims and all of the claims have now been resolved. The Company is seeking reimbursement for the costs of defense, settlement and/or judgment in excess of the self-insured retention from the liquidator. No new significant information has been obtained in the nine months ended March 31, 2006. The Company is unable to estimate the probability and timing of any potential reimbursement at this time, and therefore, has not assumed any potential recoveries in establishing its reserves.

General:
      The Company is involved in various claims and lawsuits arising out of the conduct of its business, as well as in connection with its participation in various joint ventures and partnerships, many of which may not be covered by the Company’s insurance policies. In the opinion of management, the eventual outcome of such claims and lawsuits is not expected to have a material adverse effect on the Company’s financial position or results of operations.

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Stock Options and Stock Purchase Plans
      In December 2004, the Financial Accounting Standards Board issued Statement 123(R) (“FAS 123(R)”) effective for fiscal years beginning after June 15, 2005. The new Statement requires mandatory reporting of all stock-based compensation awards on a fair value basis of accounting. Generally, companies are required to calculate the fair value of all stock awards and amortize that fair value as compensation expense over the vesting period of the awards. The Company applied the new rules on accounting for stock-based compensation awards beginning in the first fiscal quarter of fiscal year 2006. During the nine and three month periods ended March 31, 2006, the Company recognized approximately $945,000 and $377,000, respectively, of stock-based compensation expense, which is included in salaries, wages and benefit expense in the Company’s Condensed Consolidated Statements of Operations.
      The Company previously adopted the disclosure-only provisions of Statement 123, as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure (“FAS 148”) and accounted for its stock-based employee compensation plan under the intrinsic value method in accordance with APB 25. Compensation expense related to restricted share awards was not presented in the table below because the expense amount was the same under APB 25 and FAS 123 and, therefore, was already reflected in net income. Had the Company elected to adopt the fair value recognition provisions of FAS 123 in the prior fiscal year, pro forma net income and net income per share would have been as follows (in thousands):

For the Nine
Months Ended
March 31,
2005

Net income to common stockholders, as reported	$7,128
Add: Total stock-based employee compensation expense determined under the intrinsic value method for all awards, net of related tax effects	—
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(43)

Pro forma net income to common stockholders	$7,805

Net earnings per weighted average common share outstanding:
Basic-as reported	$0.47

Basic-pro forma	$0.47

Diluted-as reported	$0.47

Diluted-pro forma	$0.47

10.	Equity Method Investment
      On October 21, 2005, Grubb & Ellis Realty Advisors, Inc. (“Realty Advisors”) filed a Registration Statement on Form S-1 (subsequently changed to Form S-11) with the Securities and Exchange Commission (the “Registration Statement”). Realty Advisors is a “blank check” company organized by the Company for the purpose of acquiring one or more United States commercial real estate properties and/or assets. Pursuant to the Registration Statement, as amended, Realty Advisors sold 23,958,334 units in an initial public offering underwritten on a

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
firm commitment basis by Deutsche Bank Securities Inc. at $6.00 per unit for aggregate gross proceeds of approximately $143.75 million before offering expenses.
      Of the units sold, 1,666,667 units, for an aggregate price of $10.0 million, were sold to Kojaian Holdings, LLC (and/or its affiliates), an entity affiliated with C. Michael Kojaian, the Company’s Chairman of the Board and also the Chairman of the Board of Realty Advisors.
      The Company provided Realty Advisors with initial equity capital of $2,500,000 for 5,876,069 shares of common stock and, as of the completion of the offering, the Company owns approximately 19% of the outstanding common stock of Realty Advisors. The Company also agreed to purchase, during the period commencing May 3, 2006 and continuing through June 28, 2006 and to the extent warrants are available, up to $3,500,000 of Realty Advisor warrants in the public marketplace if the price is $0.70 or less per warrant. In addition, the Company has further agreed that any such warrants purchased by it will not be sold or transferred until the completion of a business combination.
      In the event Realty Advisors does not complete an initial business combination within 18 to 24 months, Realty Advisors will dissolve. The Company has waived its right to participate in any such liquidation. In the event, the liquidation does occur, there exists significant risk that the Company will not recover the initial investment in Realty Advisors.
      All of the officers of Realty Advisors are also officers or directors of the Company. The officers and directors of Realty Advisors will not initially receive compensation from Realty Advisors, however, each of the directors of Realty Advisors received 41,670 shares from the initial shares purchased by the Company.
      Realty Advisors has entered into a Master Agreement for Services (“MSA”) with the Company, whereby the Company will serve as the exclusive agent with respect to commercial real estate brokerage and consulting services relating to real property acquisitions, dispositions as well as agency leasing. The initial term of the MSA is five years and is cancelable based on certain conditions as defined. Realty Advisors also entered into a Property Management Agreement (“PMA”) with Grubb & Ellis Management Services (“GEMS”), a wholly owned subsidiary of the Company whereby GEMS will serve as sole exclusive managing agent for all real property acquired. The initial term of the PMA is 12 months and will automatically renew unless notice is given within 30 days prior to the end of the term. Either party can terminate with 60 days notice and based on various conditions as defined within the PMA. Finally, Realty Advisors has entered into a Master Agreement for Project Management Services with GEMS. The Project Management Agreement contains a 60-day cancellation provision by either party.
      Due to the Company’s current ownership position and influence over the operating and financial decisions of Realty Advisors, the Company’s investment in Realty Advisors is accounted for under the equity method, and as such, the Company’s investment cost, adjusted for its 19% ownership share of Realty Advisors’ operations, is recorded within the Company’s Condensed Consolidated Financial Statements as of March 31, 2006.

11.	Subsequent Event
Credit Facility
      During April 2006, the Company amended its credit facility with Deutsche Bank Trust Company Americas. The amended facility increases the Company’s revolving line of credit to $60.0 million, from $35.0 million, and the term loan portion of the facility to $40.0 million, from $25.0 million, for a total credit facility of $100.0 million. The new facility extends the term by approximately one year to April 2009 and provides the Company with an option to extend the term for an additional twelve months through April 2010. Under the terms of the amended

GRUBB & ELLIS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
credit facility, proceeds may be used for general corporate purposes, including the refinancing of the Company’s previous credit facility, funding for the Company’s growth initiatives, working capital needs and stock repurchases.
      As a result of the increased term loan portion, the Company received net proceeds of approximately $10.0 million at closing, after repayment of a $4.0 million revolver borrowing, accrued interest through the closing date and fees and expenses related to the new facility. Unamortized deferred financing fees related to the previous facility and totaling approximately $935,000 will be written off in the Company’s fiscal quarter ending June 30, 2006.

Registration Statement
      On April 28, 2006, or as soon as possible thereafter, the Company intends to file a Form S-1 with the Securities and Exchange Commission (the “Proposed Secondary Offering”), to sell 15,000,000 shares of common stock which will be comprised of 10,000,000 shares to be sold by the Company and 5,000,000 shares to be sold by Kojaian Ventures, L.L.C. (“KV”), an entity affiliated with the Chairman of the Board. Net proceeds to the Company of the offering will be used for working capital and other general corporate purposes including various corporate strategic initiatives.

Preferred Stock Exchange
      On April 28, 2006, the Company entered into an agreement with KV to exchange all 11,725 shares of Series A-1 Preferred Stock (“Preferred Stock”) owned by KV, which represents all of the issued and outstanding shares of the Company’s Preferred Stock, for (i) 11,173,925 shares of the Company’s common stock, which is the common stock equivalent that the Series A-1 Preferred Stock is entitled to receive upon liquidation, merger, consolidation, sale or change in control of the Company, and (ii) a payment by the Company of approximately $10,056,533 (or $0.90 per share of newly issued shares of common stock). The Preferred Stock exchange will occur simultaneously, and is expressly conditioned upon, the closing of a Proposed Secondary Offering. The fair value of the consideration transferred to KV in excess of the carrying amount of the preferred stock in the Company’s financial statements will be classified as a preferred dividend in the period the transaction becomes effective, therefore reducing the amount of earnings available to common stockholders for the respective period.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.
TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	11
Special Note Regarding Forward Looking Statements	21
Use of Proceeds	22
Price Range of Common Stock	23
Dividend Policy	24
Capitalization	25
Selected Consolidated Financial Data	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	29
Business	40
Management	49
Certain Relationships and Related Party Transactions	63
Description of Credit Agreement	67
Principal and Selling Stockholders	70
Description of Capital Stock	72
Shares Eligible for Future Sale	74
Underwriting	76
Legal Matters	80
Experts	80
Where You Can Find More Information	80
Index to Consolidated Financial Statements	F-1
Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
15,000,000 Shares
Common Stock
Deutsche Bank Securities
Prospectus
                    , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      All costs and expenses, other than underwriting discounts and commissions, in connection with the distribution of the securities being registered hereby are to be paid by the company and are as set forth in the following table.

Securities and Exchange Commission Fee		$25,379.06
*National exchange filing fee
*Legal Fees and Expenses (including blue sky fees and expenses)
*Accounting Fees and Expenses
*Printing Expenses
*Transfer Agent Fees & Expenses
*Miscellaneous
*Total	$

*	Estimated.

Item 14.	Indemnification of Directors and Officers
      We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (“DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.
      Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the company’s request as a director, officer or employee of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.
      Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employer or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the company’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
      Article X of our Certificate of Incorporation provides that we shall, to the fullest extent permitted by applicable law, including, without limitation, the DGCL, indemnify each of our directors and officers, present or former, whom we may indemnify pursuant to such applicable law, including certain liabilities under the Securities Act. In addition, Article X of the Certificate of Incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate of Incorporation is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. Furthermore, Section 7.01 of our Bylaws states that we will, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who is made a party to or is involved in any proceeding by reason of acting in the capacity of director, officer, employee or certain other capacities with the company against certain liabilities, including certain liabilities under the Securities Act.
      We have entered into indemnification agreements with each of our directors and executive officers, which also provide indemnification against certain liabilities, including certain liabilities under the Securities Act. We currently maintain directors’ and officers’ liability insurance in the form of policies which provide for coverage of liabilities up to a maximum amount of $30 million per policy year (subject to certain minimum initial payments by us in some circumstances). The policies insure directors and officers for liabilities incurred in connection with or on our behalf, except for losses incurred on account of certain specified liabilities.

Item 15.	Recent Sales of Unregistered Securities
      On March 22, 2006 we granted 60,000 restricted shares of our common stock, with a fair market value of $750,000 on the immediately preceding trading day, to David Arena, the President of our New York Region. Such restricted shares, which vest in equal, annual installments of thirty-three and one-third percent (33?%) on each of the first, second and third anniversaries of March 22, 2006 subject to the terms and conditions of that certain Restricted Stock Agreement dated March 22, 2006 by and between us and Mr. Arena, were issued in connection with that certain Employment Agreement dated March 22, 2006 by and between us and Mr. Arena. The issuance of the restricted shares by us to Mr. Arena was exempt from the registration requirements of Section 5 of the Securities Act, as it constituted a transaction by an issuer not involving a public offering.
      On March 8, 2006, we granted 64,158 restricted shares of our common stock, with a fair market value of Seven Hundred and Fifty Thousand Dollars ($750,000) on the second immediately preceding trading day, to Mark E. Rose, our Chief Executive Officer. Such restricted shares, which vest in equal, annual installments of thirty-three and one-third percent (331/3%) on each of the first, second and third anniversaries of March 8, 2006 subject to the terms and conditions of that certain Restricted Stock Agreement dated March 8, 2005 by and between us and Mr. Rose, were issued in connection with that certain Employment Agreement dated March 8, 2005 by and between us and Mr. Rose. The issuance of the restricted shares by us to Mr. Rose was exempt from the registration requirements of Section 5 of the Securities Act as it constituted a transaction by an issuer not involving a public offering.
      On November 1, 2005, we issued warrants to purchase 25,000 shares of our common stock to a consultant. Such warrants are exercisable at $5.96 per share beginning on November 1, 2006 and expire on November 1, 2015. The issuance of the warrants by us to the consultant were exempt from the registration requirements of Section 5 of the Securities Act, as it constituted a transaction by an issuer not involving a public offering.
      On September 7, 2005, we granted 37,314 restricted shares of our common stock, with a fair market value of Two Hundred and Fifty Thousand Dollars ($250,000) on the immediately preceding trading day, to Robert H. Osbrink, our Executive Vice President and the President of Transaction Services. Such restricted shares, which vest on December 29, 2007 subject to the terms and conditions of that certain Restricted Share Agreement dated September 7, 2005 by and between us and Mr. Osbrink, were issued in connection with that certain First Amendment to Employment Agreement dated as of September 7, 2005 by and between us and Mr. Osbrink. The issuance of the restricted shares by us to Mr. Osbrink was exempt from the registration requirements of Section 5 of the Securities Act as it constituted a transaction by an issuer not involving a public offering.
      On June 6, 2005, we granted 84,746 restricted shares of our common stock, with a fair market value of Five Hundred Thousand Dollars ($500,000) on the immediately preceding trading day, to Maureen A. Ehrenberg, our Executive Vice President and President of both Grubb & Ellis Management Services, Inc. and Global Client Services. Such restricted shares, which vest on December 30, 2007 subject to the terms and conditions of that certain Restricted Stock Agreement dated June 6, 2005 by and between us and Ms. Ehrenberg, were issued in connection with that certain Employment Agreement effective as of January 1, 2005 by and between us and Ms. Ehrenberg. The issuance of the restricted shares by us to Ms. Ehrenberg was exempt from the registration requirements of Section 5 of the Securities Act as it constituted a transaction by an issuer not involving a public offering.
      On March 8, 2005, we granted 159,575 restricted shares of our common stock, with a fair market value of Seven Hundred and Fifty Thousand Dollars ($750,000) on the second immediately preceding trading day, to Mark E. Rose, the our Chief Executive Officer. Such restricted shares, which vest in equal, annual installments of thirty-three and one-third percent

(33 1/3%) on each of the first, second and third anniversaries of March 8, 2005 subject to the terms and conditions of that certain Restricted Stock Agreement dated March 8, 2005 by and between us and Mr. Rose, were issued in connection with that certain Employment Agreement dated March 8, 2005 by and between us and Mr. Rose. The issuance of the restricted shares by us to Mr. Rose was exempt from the registration requirements of Section 5 of the Securities Act as it constituted a transaction by an issuer not involving a public offering.
      Pursuant to that certain Preferred Stock Exchange Agreement dated December 30, 2004 with Kojaian Ventures, L.L.C., we issued 11,725 shares of our Series A-1 Preferred on January 4, 2005 to Kojaian Ventures, L.L.C. in exchange for 11,725 shares of our Series A Preferred Stock held by such entity. The issuance of the new Preferred Stock by us was exempt from the registration requirements of Section 5 of the Securities Act as it constituted a transaction by an issuer not involving a public offering

Item 16.	Exhibits

3.1	Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on November 1, 1994, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 31, 1995.
3.2	Amendment to the Restated Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on December 9, 1997, incorporated herein by reference to Exhibit 4.4 to the Registrant’s Statement on Form S-8 filed on December 19, 1997 (File No. 333-42741).
3.3	Certificate of Retirement with Respect to 130,233 Shares of Junior Convertible Preferred Stock of Grubb & Ellis Company, filed with the Delaware Secretary of State on January 22, 1997, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 1997.
3.4	Certificate of Retirement with Respect to 8,894 Shares of Series A Senior Convertible Preferred Stock, 128,266 Shares of Series B Senior Convertible Preferred Stock, and 19,767 Shares of Junior Convertible Preferred Stock of Grubb & Ellis Company, filed with the Delaware Secretary State on January 22, 1997, incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 1997.
3.5	Amended and Restated Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock of Grubb & Ellis Company, as filed with the Secretary of State of Delaware on September 13, 2002 incorporated herein by reference to Exhibit 3.8 to the Registrant’s Annual Report on Form 10-K filed on October 15, 2002.
3.6	Certificate of Designations, Number Voting Posers, Preferences and Rights of Series A-1 Preferred Stock of Grubb & Ellis Company, as filed with the Secretary of State of Delaware on January 4, 2005 incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2005.
3.7	Bylaws of the Registrant, as amended and restated effective May 31, 2000, incorporated herein by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed on September 28, 2000.
4.1	Preferred Stock Exchange Agreement dated as of December 30, 2004 by and between the Registrant and Kojaian Ventures, LLC incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2005.
4.2	Registration Rights Agreement dated as of December 11, 1996 among the Registrant, Warburg, Pincus Investors, L.P., Joe F. Hanauer, Mike Kojaian, Kenneth J. Kojaian and C. Michael Kojaian, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 20, 1996.

4.3	Amended and Restated Credit Agreement, dated as of March 31, 2005, entered into by and among the Registrant, certain of its subsidiaries, the “Lenders” (as defined therein), Deutsche Bank Securities Inc., as sole book-running manager and sole arranger, Deutsche Bank Trust Company Americas, as initial swing line bank, the initial issuer of letters of credit and administrative agent for the lender parties incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on April 5, 2005.
4.4	Amended and Restated Security Agreement, dated as of March 31, 2005, by and among the Registrant, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent, for the “Secured Parties” (as defined herein) incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed on April 5, 2005.
4.5	Amended and Restated Credit Agreement, dated as of April 14, 2006, entered into by and among the Registrant, certain of its subsidiaries, the “Lenders” (as defined therein), Deutsche Bank Securities Inc., as sole book-running manager and sole arranger, Deutsche Bank Trust Company Americas, as initial swing line bank, the initial issuer of letters of credit and administrative agent for the Lenders, incorporated herein by reference to Exhibit 99.11 to the Registrant’s Current Report on Form 8-K filed on April 20, 2006.
4.6	Amended and Restated Security Agreement, dated as of April 14, 2006, by and among the Registrant, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent for the “Secured Parties” (as defined) herein, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on April 20, 2006.
4.7	Registration Rights Agreement by and among the Registrant, Kojaian Ventures, L.L.C. and Kojaian Holdings, LLC dated as of April 28, 2006.
5.1	Legal Opinion of Zukerman Gore & Brandeis, LLP*
10.1	Employment Agreement entered into on November 9, 2004, between Robert H. Osbrink and the Registrant, effective January 1, 2004 incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2004.
10.2	First Amendment to Employment Agreement entered into between Robert Osbrink and the Registrant dated as of September 7, 2005, incorporated herein by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K filed on September 28, 2005.
10.3	Employment Agreement, dated as of January 1, 2005, by and between Maureen A. Ehrenberg and the Registrant incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2005.
10.4	Employment Agreement entered into on March 8, 2005, between Mark E. Rose and the Registrant, effective March 8, 2005 incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 11, 2005.
10.5	Employment Agreement entered into between Shelby E. Sherard, Chief Financial Officer, and the Registrant dated October 10, 2005, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on October 14, 2005.
10.6	Grubb & Ellis 1990 Amended and Restated Stock Option Plan, as amended effective as of June 20, 1997, incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 filed on December 19, 1997 (Registration No. 333-42741).
10.7	1993 Stock Option Plan for Outside Directors, incorporated herein by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8 filed on November 12, 1993 (Registration No. 33-71484).
10.8	First Amendment to the 1993 Stock Option Plan for Outside Directors, effective November 19, 1998, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 12, 1999.

10.9	Grubb & Ellis 1998 Stock Option Plan, effective as of January 13, 1998, incorporated herein by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K filed on September 28, 1999.
10.10	First Amendment to the Grubb & Ellis 1998 Stock Option Plan, effective as of February 10, 2000, incorporated herein by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on May 12, 2000.
10.11	Grubb & Ellis Company 2000 Stock Option Plan, effective November 16, 2000, incorporated by herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on February 14, 2001.
10.12	Transition Agreement entered into as of April 1, 2003, portions of which were omitted pursuant to a request for Confidential Treatment under Rule 24(b) of the Securities Act of 1934, as amended, incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed on April 16, 2003.
10.13	Long-Term Executive Cash Incentive Plan of Grubb & Ellis Company adopted June 21, 2005, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on June 27, 2005.
10.14	Agreement of Purchase and Sale of Securities, dated as of December 7, 2005, between the Registrant and Warburg Pincus Investors Liquidating Trust, as successor to Warburg, Pincus Investors, L.P., incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 13, 2005.
10.15	Form of Restricted Stock Agreement by and between the Registrant and each of the Registrant’s Outside Directors dated as of September 22, 2005.*
10.16	Series A-1 Preferred Stock Exchange Agreement by and between the Registrant and Kojaian Ventures, L.L.C. dated as of April 28, 2006.
10.17	Employment Agreement entered into on March 20, 2006, between Robert Z. Slaughter and the Registrant, effective April 17, 2006.
23.1	Consent of Ernst & Young, LLP
23.2	Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included in signature page of initial filing of this registration statement)

*	To be filed by amendment.

Item 17.	Undertakings
      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on April 28, 2006.

GRUBB & ELLIS COMPANY

By:	/s/ Mark E. Rose

Director and Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark E. Rose his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 28, 2006.

	SIGNATURE	TITLE

CHIEF EXECUTIVE OFFICER:

	/s/ Mark E. Rose	Chief Executive Officer

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

	/s/ Shelby E. Sherard*	Chief Financial Officer

DIRECTORS

	/s/ R. David Anacker*	Director

	/s/ Anthony G. Antone*	Director

	/s/ C. Michael Kojaian*	Director

	/s/ Robert J. McLaughlin*	Director

	/s/ Rodger D. Young*	Director

*By:	/s/ Mark E. Rose
Attorney-In-Fact

EXHIBIT INDEX

3.1	Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on November 1, 1994, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 31, 1995.
3.2	Amendment to the Restated Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on December 9, 1997, incorporated herein by reference to Exhibit 4.4 to the Registrant’s Statement on Form S-8 filed on December 19, 1997 (File No. 333-42741).
3.3	Certificate of Retirement with Respect to 130,233 Shares of Junior Convertible Preferred Stock of Grubb & Ellis Company, filed with the Delaware Secretary of State on January 22, 1997, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 1997.
3.4	Certificate of Retirement with Respect to 8,894 Shares of Series A Senior Convertible Preferred Stock, 128,266 Shares of Series B Senior Convertible Preferred Stock, and 19,767 Shares of Junior Convertible Preferred Stock of Grubb & Ellis Company, filed with the Delaware Secretary State on January 22, 1997, incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 1997.
3.5	Amended and Restated Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock of Grubb & Ellis Company, as filed with the Secretary of State of Delaware on September 13, 2002 incorporated herein by reference to Exhibit 3.8 to the Registrant’s Annual Report on Form 10-K filed on October 15, 2002.
3.6	Certificate of Designations, Number Voting Posers, Preferences and Rights of Series A-1 Preferred Stock of Grubb & Ellis Company, as filed with the Secretary of State of Delaware on January 4, 2005 incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2005.
3.7	Bylaws of the Registrant, as amended and restated effective May 31, 2000, incorporated herein by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed on September 28, 2000.
4.1	Preferred Stock Exchange Agreement dated as of December 30, 2004 by and between the Registrant and Kojaian Ventures, LLC incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2005.
4.2	Registration Rights Agreement dated as of December 11, 1996 among the Registrant, Warburg, Pincus Investors, L.P., Joe F. Hanauer, Mike Kojaian, Kenneth J. Kojaian and C. Michael Kojaian, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 20, 1996.
4.3	Amended and Restated Credit Agreement, dated as of March 31, 2005, entered into by and among the Registrant, certain of its subsidiaries, the “Lenders” (as defined therein), Deutsche Bank Securities Inc., as sole book-running manager and sole arranger, Deutsche Bank Trust Company Americas, as initial swing line bank, the initial issuer of letters of credit and administrative agent for the lender parties incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on April 5, 2005.
4.4	Amended and Restated Security Agreement, dated as of March 31, 2005, by and among the Registrant, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent, for the “Secured Parties” (as defined herein) incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed on April 5, 2005.
4.5	Amended and Restated Credit Agreement, dated as of April 14, 2006, entered into by and among the Registrant, certain of its subsidiaries, the “Lenders” (as defined therein), Deutsche Bank Securities Inc., as sole book-running manager and sole arranger, Deutsche Bank Trust Company Americas, as initial swing line bank, the initial issuer of letters of credit and administrative agent for the Lenders, incorporated herein by reference to Exhibit 99.11 to the Registrant’s Current Report on Form 8-K filed on April 20, 2006.

4.6	Amended and Restated Security Agreement, dated as of April 14, 2006, by and among the Registrant, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent for the “Secured Parties” (as defined) herein, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on April 20, 2006.
4.7	Registration Rights Agreement by and among the Registrant, Kojaian Ventures, L.L.C. and Kojaian Holdings, LLC dated as of April 28, 2006.
5.1	Legal Opinion of Zukerman Gore & Brandeis, LLP*
10.1	Employment Agreement entered into on November 9, 2004, between Robert H. Osbrink and the Registrant, effective January 1, 2004 incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2004.
10.2	First Amendment to Employment Agreement entered into between Robert Osbrink and the Registrant dated as of September 7, 2005, incorporated herein by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K filed on September 28, 2005.
10.3	Employment Agreement, dated as of January 1, 2005, by and between Maureen A. Ehrenberg and the Registrant incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2005.
10.4	Employment Agreement entered into on March 8, 2005, between Mark E. Rose and the Registrant, effective March 8, 2005 incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 11, 2005.
10.5	Employment Agreement entered into between Shelby E. Sherard, Chief Financial Officer, and the Registrant dated October 10, 2005, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on October 14, 2005.
10.6	Grubb & Ellis 1990 Amended and Restated Stock Option Plan, as amended effective as of June 20, 1997, incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 filed on December 19, 1997 (Registration No. 333-42741).
10.7	1993 Stock Option Plan for Outside Directors, incorporated herein by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8 filed on November 12, 1993 (Registration No. 33-71484).
10.8	First Amendment to the 1993 Stock Option Plan for Outside Directors, effective November 19, 1998, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 12, 1999.
10.9	Grubb & Ellis 1998 Stock Option Plan, effective as of January 13, 1998, incorporated herein by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K filed on September 28, 1999.
10.10	First Amendment to the Grubb & Ellis 1998 Stock Option Plan, effective as of February 10, 2000, incorporated herein by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on May 12, 2000.
10.11	Grubb & Ellis Company 2000 Stock Option Plan, effective November 16, 2000, incorporated by herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on February 14, 2001.
10.12	Transition Agreement entered into as of April 1, 2003, portions of which were omitted pursuant to a request for Confidential Treatment under Rule 24(b) of the Securities Act of 1934, as amended, incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed on April 16, 2003.
10.13	Long-Term Executive Cash Incentive Plan of Grubb & Ellis Company adopted June 21, 2005, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on June 27, 2005.
10.14	Agreement of Purchase and Sale of Securities, dated as of December 7, 2005, between the Registrant and Warburg Pincus Investors Liquidating Trust, as successor to Warburg, Pincus Investors, L.P., incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 13, 2005.

10.15	Form of Restricted Stock Agreement by and between the Registrant and each of the Registrant’s Outside Directors dated as of September 22, 2005.*
10.16	Series A-1 Preferred Stock Exchange Agreement by and between the Registrant and Kojaian Ventures, L.L.C. dated as of April 28, 2006.
10.18	Employment Agreement entered into on March 20, 2006, between Robert Z. Slaughter and the Registrant, effective April 17, 2006.
23.1	Consent of Ernst & Young, LLP
23.2	Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5.1)*
24.2	Power of Attorney (included in signature page of initial filing of this registration statement)

*	To be filed by amendment.